UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.______)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to §240.14a-12
CORENERGY INFRASTRUCTURE TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
Common Stock $0.001 par value per share; Class B Common Stock, $0.001 par value per share; and Depositary Shares representing 7.375% Series A Cumulative Redeemable Preferred Stock
(2)Aggregate number of securities to which transaction applies:
1,153,846 shares of Common Stock; 683,761 shares of Class B Common Stock; and 170,213 depositary shares of 7.375% Series A Cumulative Redeemable Preferred Stock
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum aggregate value of the Internalization for purposes of calculating the filing fee is $13,935,432.58. The proposed maximum aggregate value of the Internalization was calculated by adding: (i) the product from multiplying (a) the sum of shares of Common Stock and shares of Common Stock issuable upon conversion of Class B Common Stock by (b) the average of the high and low prices of the Common Stock of $5.51 per share on May 19, 2021 and (ii) the product from multiplying (a) the depositary shares by (b) the average of the high and low prices of the depositary shares of $22.39 on May 19, 2021.
Proposed maximum aggregate value of transaction: $13,935,432.58
(4)Total fee paid: $1,520.36
[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

PRELIMINARY, SUBJECT TO COMPLETION DATED MAY 21, 2021

1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
June__, 2021
Dear Fellow Stockholder:
You are cordially invited to attend the annual meeting of stockholders of CorEnergy Infrastructure Trust, Inc. (the “Company”) on June 29, 2021 at 10:00 A.M. Central Time, at 1100 Walnut Street, Kansas City, Missouri in the Emerald room on the fourth floor.
At the meeting, you will be asked to vote on annual proposals to: (i) elect one director of the Company and (ii) ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021.
You also will be asked to vote on two proposals resulting from the recent strategic combination with Crimson Midstream Holdings (the “Crimson Transaction”) and the internalization of the management company announced on February 4, 2021, to: (i) approve of the issuance of Class B Common Stock upon conversion of the Company’s Series B Preferred Stock issuable pursuant to the terms of the Crimson Transaction and (ii) approve a transaction to internalize the Company's external manager, Corridor InfraTrust Management, LLC. These proposals, each of which is also discussed in more detail in the enclosed proxy statement, enable the completion of important terms of the transactions, which we believe are beneficial to our stockholders considering the significant, well documented events that beset the market and our Company in 2020.
Your proxy with respect to voting on all of the above-referenced matters also will confer discretionary authority to consider and take action upon such other business as may properly come before the meeting, including any postponement or adjournment thereof, all as more fully discussed in the enclosed proxy statement.
Accompanying this letter are answers to questions you may have about the proposals, the formal notice of the meeting, the Company’s proxy statement, which gives detailed information about the proposals and why the Company’s Board of Directors recommends that you vote to approve each of the proposals and the Company’s Annual Report to stockholders for the fiscal year ended December 31, 2020, which includes the information required by Rule 14a-3 of the Securities Exchange Act of 1934. If you have any questions about the proxy or need any assistance in voting your shares, please call 1-877-699-CORR (2677).
Your vote is important. Please authorize a proxy to vote your shares as soon as possible by following the instructions located in the Company’s proxy statement to ensure that your shares will be represented and voted at the meeting even if you cannot attend. Even if you plan to attend the meeting, you are urged to vote your shares in accordance with these instructions.

Sincerely,

David J. Schulte
Chairman of the Board and Chief Executive Officer

CORENERGY INFRASTRUCTURE TRUST, INC.
ANSWERS TO SOME IMPORTANT QUESTIONS
All capitalized terms used in the Q&A below are defined in the accompanying proxy statement.
Q.     WHAT AM I BEING ASKED TO VOTE “FOR” ON THIS PROXY?
A.    This proxy statement contains four proposals from the Company: (i) to elect one director to serve until the Company’s 2024 annual meeting of stockholders and until his successor is duly elected and qualified; (ii) to approve the issuance of Class B Common Stock upon conversion of the Series B Preferred Stock issuable pursuant to the terms of the Crimson Transaction; (iii) to approve a Contribution Agreement and the transactions contemplated by the Contribution Agreement to internalize the Company’s external manager, Corridor InfraTrust Management, LLC through the acquisition of Corridor in exchange for the Internalization Consideration; and (iv) to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2021.
Q.     WHEN AND WHERE IS THE ANNUAL MEETING?
A.     The annual meeting of stockholders of CorEnergy Infrastructure Trust, Inc. will be held on June 29, 2021 at 10:00 A.M. Central Time, at 1100 Walnut Street, Kansas City, Missouri in the Emerald room on the fourth floor.
Q.     IS THE MEETING BEING HELD IN PERSON?
A.     We currently intend to hold our annual meeting in person. However, in consideration of the public health concerns our stockholders may have, and recommendations or requirements that public health officials may issue related to the coronavirus (COVID-19) situation, we are planning for the possibility that the annual meeting may be held solely by remote communication (i.e. virtually), or that we may need to reconsider the date, time and location of the annual meeting. If we take any of these steps, we will announce the decision to do so in advance via a press release and post information on our website that will also be filed with the SEC as additional proxy solicitation material and provide details on how to participate to stockholders of record as of the close of business on April 23, 2021.
Q.     HOW DOES THE BOARD OF DIRECTORS SUGGEST THAT I VOTE?
A.     The Board of Directors unanimously recommends that you vote “FOR” all proposals.
Q.    WHO IS ENTITLED TO VOTE?
A.    Anyone who is a stockholder of record at the close of business on April 23, 2021, the Record Date, or holds a valid proxy for the meeting from a stockholder of record as of the close of business on the Record Date, is entitled to vote at the meeting. Every stockholder is entitled to one vote for each share of Common Stock held.
Q.     HOW CAN I VOTE OR AUTHORIZE A PROXY TO VOTE MY SHARES?
A.     Voting is quick and easy. You may authorize a proxy to vote your shares via the Internet or telephone or by signing the enclosed proxy card or the voting instruction form received from your broker, if applicable (your ballot) and mailing it in the postage-paid envelope included in your package.
You may also vote in person if you are able to attend the meeting. If you hold your shares in "street name," you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares of record in order to vote in person at the meeting. However, even if you plan to attend the meeting, we urge you to authorize a proxy to vote your shares utilizing one of the other options to ensure your vote is counted should your plans change.
Q.    WHY AM I BEING ASKED TO APPROVE THE ISSUANCE OF CLASS B COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED STOCK?
A.    Pursuant to Section 312.03(c) of the NYSE Listed Company Manual, subject to certain exceptions, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.
i

Assuming approval by the Company’s stockholders at the Annual Meeting, the Series B Preferred Stock issuable on exchange of Class A-2 Units of Crimson will be convertible into up to 8,675,214 shares of Class B Common Stock which, when eventually converted into shares of Common Stock of the Company, would exceed 20% of our shares of Common Stock outstanding. On the date of the Crimson Transaction, the Company had 13,651,521 shares of Common Stock outstanding. Accordingly, pursuant to the requirements of Section 312.03(c) of the NYSE Listed Company Manual, these additional shares of Class B Common Stock cannot be issued, and therefore none of the shares of Series B Preferred Stock could be converted into shares of Class B Common Stock, without stockholder approval. Further, while the issuance of these securities will not result in a person or group acquiring ownership of more than 50% of the Company’s voting equity, the stockholder vote to approve Proposal 2 also constitutes, for purposes of NYSE rules, the approval of a potential change of control of the Company if the NYSE should deem the transaction to constitute a change of control. The terms of the Series B Preferred Stock (as described in Proposal 2 below) provide that, if existing stockholders of the Company have not approved the convertibility of the Series B Preferred Stock to Class B Common Stock by February 3, 2022, then the dividend rate shall increase from the current rate of 4.00% per annum to 11.00% per annum.
Q.    WHAT VOTE IS REQUIRED TO APPROVE THE ISSUANCE OF CLASS B COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED STOCK?
A.    Pursuant to the rules of the NYSE, the approval of the issuance of the Class B Common Stock upon conversion of the Series B Preferred Stock requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. For purposes of the vote on Proposal 2, under the NYSE rules, abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the result of the vote.
Q.    WHAT IS THE INTERNALIZATION?
A.    The Company has historically been externally managed by Corridor pursuant to the terms of the Management Agreement dated as of May 8, 2015. Consummation of the transactions contemplated in the Contribution Agreement will result in the Internalization of the management of the Company. Following the Internalization, the Company will own all material assets of Corridor currently used in the conduct of its business and will be managed by officers and employees who currently work for Corridor and who are expected to become employees of the Company as a result of the Internalization.
To pay the aggregate Internalization Consideration, the Company will issue to the Contributors, based on each Contributor's percentage ownership in Corridor, an aggregate of: (i) 1,153,846 shares of Common Stock, (ii) 683,761 shares of the newly created Class B Common Stock, and (iii) 170,213 depositary shares of the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock.
Q.    WHY IS THE COMPANY PROPOSING TO INTERNALIZE ITS EXTERNAL MANAGER?
A.    We believe we can internalize the management of the Company with minimal disruptions to our operations and compelling benefits to the Company and our stockholders. This Internalization will benefit our stockholders through increased equity ownership of key executives, to align the interests of those executives with those of the Company's stockholders, reduced expense with additional cost savings as the Company continues to grow through the elimination of the existing asset-based management fee and dividend growth incentive fee, improved cash flow and a more transparent corporate structure and governance. The impact of these benefits will cause the internalization to be accretive over time to net income and cash available for distribution ("CAD") on a per share basis because the anticipated savings from the reduction in management fees will more than offset the dilutive issuance of equity in the Company and any increased personnel and other expenses. Assuming the exclusion of one-time transaction costs related to the Internalization, we expect to begin recognizing this net income and CAD accretion no later than the quarter following closing.
Q.    WHAT VOTE IS REQUIRED TO APPROVE THE INTERNALIZATION?
A.    Issuance of the Internalization Consideration must be approved by a vote of the Company's stockholders under Section 312.03(b) of the NYSE Listed Company Manual, which requires stockholder approval prior to the issuance of common stock, or securities exchangeable for common stock, in certain transactions with a related party. Further, while the issuance of these securities pursuant to the Internalization will not result in a person or group acquiring ownership of more than 50% of the Company’s voting equity, the stockholder vote to approve Proposal 3 also constitutes, for purposes of NYSE rules, the approval of a potential change of control of the Company if the NYSE should deem the Internalization to constitute a change of control. The NYSE Listed Company Manual requires the approval by a majority of votes cast on the Internalization at the Annual Meeting, assuming that a quorum is present.

The Contribution Agreement requires as a closing condition that the Internalization be approved by the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, other than the votes of shares held by any of the Contributors or their affiliates. This provision of the Contribution Agreement was agreed to because the Internalization involves a transaction in which some of our directors and our officers have a material financial interest. Our interested officers and directors and their affiliates own approximately 0.38% of the outstanding Common Stock of the Company as of April 23, 2021 (based on 13,651,521 shares outstanding as of April 23, 2021). For purposes of the vote on the Internalization, under the rules of the NYSE, abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the result of the vote.

The foregoing summarizes information that is included in more detail in the Proxy Statement. We urge you to
read the entire Proxy Statement carefully.
If you have questions, call 1-877-699-CORR (2677).

CORENERGY INFRASTRUCTURE TRUST, INC.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of CorEnergy Infrastructure Trust, Inc.:
    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), will be held on June 29, 2021 at 10:00 A.M. Central Time, at 1100 Walnut Street, Kansas City, Missouri in the Emerald room on the fourth floor for the following purposes:
1.To consider and vote upon the election of one director of the Company, to serve until the 2024 annual meeting of stockholders and until his successor is duly elected and qualified;
2.To consider and vote upon the issuance of the Company's Class B Common Stock upon conversion of the Series B Preferred Stock issuable pursuant to the terms of the Crimson Transaction;
3.To consider and vote upon a Contribution Agreement and the transactions contemplated by the Contribution Agreement to internalize the Company's external manager, Corridor InfraTrust Management, LLC;
4.To consider and vote upon the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021; and
5.To consider and take action upon such other business as may properly come before the meeting including the postponement or adjournment thereof.
The foregoing items of business are more fully described in the accompanying Proxy Statement.
    We currently intend to hold our annual meeting in person. However, in consideration of the public health concerns our stockholders may have, and recommendations or requirements that public health officials may issue related to the coronavirus (COVID-19) situation, we are planning for the possibility that the annual meeting may be held solely by remote communication (i.e. virtually), or that we may need to reconsider the date, time and location of the annual meeting. If we take any of these steps, we will announce the decision to do so in advance via a press release and post information on our website that will also be filed with the SEC as additional proxy solicitation material and provide details on how to participate to stockholders of record as of the close of business on April 23, 2021.
    Stockholders of record as of the close of business on April 23, 2021 are entitled to notice of and to vote at the meeting (or any postponement or adjournment of the meeting). If there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors of the Company,

Rebecca M. Sandring Secretary
June__, 2021
Kansas City, Missouri
All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a legal proxy issued in your name.

CORENERGY INFRASTRUCTURE TRUST, INC.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June__, 2021
This proxy statement is being sent to you by the Board of Directors of CorEnergy Infrastructure Trust, Inc. (the “Company”). The Board of Directors is asking you to complete and return the enclosed proxy, permitting your shares of the Company to be voted at the annual meeting of stockholders called to be held on June 29, 2021 (the "Annual Meeting"), by the proxy holders designated by the Board of Directors and named therein.
The proxy statement, the enclosed proxy and the Company’s Annual Report to stockholders for the fiscal year ended December 31, 2020, which includes the information required by Rule 14a-3 of the Securities Exchange Act of 1934, are first being mailed to stockholders on or about June__, 2021.
The Company’s reports filed with the Securities and Exchange Commission (“SEC”) can be accessed on the Company’s website, http://investors.corenergy.reit/investors/financial-information, or on the SEC’s website (www.sec.gov). Please note that any information found and/or provided on any web site for which an Internet address is furnished in this proxy statement, other than this proxy statement and the related materials provided at www.proxyvote.com as referenced below, is not part of the Company's proxy soliciting materials and is not incorporated herein by reference.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 29, 2021: This proxy statement, along with the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020, is available on the internet at www.proxyvote.com. On this site, you will be able to access this proxy statement for the Annual Meeting and any amendments or supplements to the foregoing material required to be furnished to stockholders.
VOTING AT THE ANNUAL MEETING
Record Date and Outstanding Stock
    The Board of Directors has fixed the close of business on April 23, 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof as set forth in this proxy statement. As of the Record Date, the Company had 13,651,521 shares of its common stock, par value $0.001 per share (the “Common Stock”) issued and outstanding.
Quorum Requirement
    The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. For purposes of determining the presence or absence of a quorum, shares present at the Annual Meeting that are not voted (abstentions), and broker non-votes (which occur when a broker has not received directions from customers and does not have discretionary authority to vote the customers’ shares, as described below) will be treated as shares that are present at the meeting but have not been voted.
    If a quorum is not present in person or by proxy at the meeting, or if fewer shares are present in person or by proxy than is the minimum required to take action with respect to any proposal presented at the meeting, the chair of the meeting has the power to adjourn the Annual Meeting to a date not more than 120 days after the original Record Date without notice other than announcement at the meeting.

How Proxies Will Be Voted
    All proxies solicited by the Board of Directors of the Company that are properly executed and received prior to the meeting, and that are not revoked, will be voted at the meeting. Shares represented by those proxies will be voted in accordance with the instructions marked on the proxy. If no instructions are specified, shares will be counted as a vote FOR the proposals described in this proxy statement.
How to Vote Your Shares
    You may authorize a proxy to vote your shares for the Annual Meeting:
•Via the Internet at http://www.proxyvote.com;
•By telephone at 1-800-690-6903; and
•By completing and signing the enclosed proxy card or the voting instruction form received from your broker, if applicable (your ballot).
You may also vote in person if you are a stockholder of record who is able to attend the Annual Meeting and satisfies the additional requirements described below under "Revoking a Proxy; Voting at the Annual Meeting."
Votes Required for Approval; No Dissenters’ Rights
Assuming the presence of a quorum, the vote required to approve each of the proposals at the Annual Meeting and the effect that abstentions or broker non-votes will have on the outcome of each proposal is as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Director	The affirmative vote of a majority of the votes cast by the holders of Common Stock present or represented at the Annual Meeting	None	None
2	Approval of the issuance of the Class B Common Stock upon conversion of the Series B Preferred Stock	The affirmative vote of a majority of the votes cast by the holders of Common Stock present or represented at the Annual Meeting	Same effect as votes against the proposal	None
3	Approval of the Contribution Agreement and the Internalization of the external manager
The affirmative vote of a majority of the votes cast by the holders of Common Stock present or represented at the Annual Meeting, other than the votes of shares held by any of the Contributors or their affiliates
			Same effect as votes against the proposal	None
4	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2021	The affirmative vote of a majority of the votes cast by the holders of Common Stock present or represented at the Annual Meeting	None	None

Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted. No cumulative voting rights are authorized and dissenters’ rights are not applicable to any of these matters.
As further described below under PROPOSAL ONE - Election of Director, the Company's Bylaws were amended in 2017 to implement a majority voting standard, which provides that a director who is nominated in an uncontested election, and who does not receive a greater number of votes in favor of his or her election than votes against such election, is required to immediately tender his or her resignation to the Board of Directors for consideration.
Special Notice Regarding Shares Held in Broker Accounts
    Under New York Stock Exchange (“NYSE”) Rule 452, NYSE member organizations are prohibited from giving a proxy to vote with respect to "non-routine" matters such as (i) an election of directors, (ii) any proposal related to executive compensation (including any stockholder advisory votes on the approval of executive compensation), (iii) an authorization to implement an equity compensation plan, or any material revision to the terms of any existing equity compensation plan or (iv) any transaction not in the ordinary course of business in which an officer, director or substantial security holder has a direct or indirect interest (such as the matters that are the subjects of Proposal 2 and Proposal 3 at the Annual Meeting), without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to Proposal 1, Proposal 2 or Proposal 3 without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not provide instructions to their broker in a timely manner, their shares will not be voted in connection with the election of directors (Proposal 1), approval of the issuance of Class B Common Stock upon conversion of the Company's Series B Preferred Stock (Proposal 2) or approval of the Internalization (Proposal 3). Conversely, NYSE Rule 452 permits brokers, on certain routine matters, to exercise their discretion in voting shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the selection of the independent registered public accountants (Proposal 4).
    In instances—such as voting on Proposal 1, Proposal 2 and Proposal 3 at the Annual Meeting—where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares for which they have not received voting instructions are counted as present for the purpose of determining whether or not a quorum exists at the Annual Meeting, but are not included in the vote totals. Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal. Accordingly, assuming the presence of a quorum at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of any nominee for director under Proposal 1, since each nominee will be elected if the number of votes cast "for" his or her election exceeds the number of votes cast "against" such election. While broker non-votes also will have no effect on the approval of Proposal 2 or Proposal 3, abstentions will have the same effect as a vote “against” either of these proposals for purposes of satisfying the related NYSE stockholder approval requirement. Broker non-votes do not occur on "routine" matters such as Proposal 4, but abstentions also will have no effect on the ratification of the selection of the independent registered public accountants under Proposal 4.
Revoking a Proxy; Voting at the Annual Meeting
    You may revoke your proxy at any time by: (i) sending prior to the Annual Meeting a letter stating that you are revoking your proxy to the Secretary of the Company at the Company’s offices located at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106; (ii) properly executing and sending, prior to the Annual Meeting, a later dated proxy; or (iii) attending the Annual Meeting, requesting return of any previously delivered proxy, and voting in person.
    Attendance at the Annual Meeting will not cause your previously signed proxy to be revoked unless you specifically so request. Please note that if your shares are held of record in the name of a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from the holder of record. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.
Expenses and Solicitation of Proxies
    The expenses of preparing, printing and mailing the Notice and the proxy card, the accompanying notice and this proxy statement (as requested) and all other costs in connection with the initial solicitation and voting of proxies will be borne by the Company. The Company may also reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of the Company. In order to obtain the necessary quorum at the Annual Meeting, additional solicitation may be made by mail, telephone, telegraph, facsimile, e-mail or personal interview by representatives of the Company, by the Company's external manager, Corridor, by the Company’s transfer agent, by brokers or their representatives. The Company will not pay any representatives of the Company or Corridor any additional compensation for their efforts to supplement proxy solicitation.

SUMMARY
This summary highlights selected information contained in this proxy statement and does not contain all of the information you should consider in making your decision as to how to vote your shares. To better understand the matters discussed in this summary, and for a more complete description of the terms of the proposals, you should read this entire proxy statement and the other documents that are referred to in, and attached to, this proxy statement.
The Annual Meeting (see page 1)

Meeting Date and Time	June 29, 2021 at 10:00 A.M. Central Time
Location	1000 Walnut Street, Kansas City, Missouri Emerald Room, Fourth Floor
Record Date	Close of business on April 23, 2021
Outstanding Common Stock on the Record Date	13,651,521 shares
Quorum	Presence, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting
How to Vote	Internet: www.proxyvote.com Telephone: 1-800-690-6903 Mail: Complete and sign the enclosed proxy card In Person: See “Voting at the Annual Meeting—Revoking a Proxy; Voting at the Annual Meeting”
The Proposals

Proposal Number	Description	Vote Required
Proposal 1 (see page 13)	To elect one director (David J. Schulte) to serve until the Company’s 2024 annual meeting of stockholders and until his successor is duly elected and qualified	Majority of Votes Cast
Proposal 2 (see page 25)	To approve the issuance of Class B Common Stock upon conversion of the Series B Preferred Stock issuable pursuant to the terms of the Crimson Transaction	Majority of Votes Cast
Proposal 3 (see page 32)
To approve a Contribution Agreement and the transactions contemplated by the Contribution Agreement to internalize the Company’s external manager, Corridor InfraTrust Management, LLC through the acquisition of Corridor in exchange for the Internalization Consideration
Majority of Votes Cast (excluding shares held by the Contributors)
Proposal 4 (see page 53)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2021	Majority of Votes Cast
The Board of Directors unanimously recommends that you vote “FOR” all proposals.

Proposal 2: Issuance of Class B Common Stock Upon Conversion of the Series B Preferred Stock (see page 22)

Crimson (see page 25 and Annex A)
Crimson Midstream Holdings, LLC: a CPUC regulated crude oil pipeline owner and operator, and its assets include four critical infrastructure pipeline systems spanning approximately 2,000 miles across northern, central and southern California (including 1,300 active miles), connecting California crude production to in-state refineries. (Annex A includes certain historical financial information for Crimson and pro forma financial information for the Company assuming the Crimson Transaction occurred as of January 1, 2020.)

Crimson Transaction (see page 25 and Annex A)
Effective February 1, 2021, the Company acquired a 49.50% interest in Crimson (which includes a 49.50% voting interest and the right to 100.0% of the economic benefit of Crimson's business, after satisfying the distribution rights of the remaining equity holders).

Consideration for Crimson Transaction (see page 25)
Total Consideration with a Fair Value of $343.8 Million:
•Cash of approximately $74.6 million
•Commitment to issue approximately $115.3 million of new common and preferred equity
•Contribution to the sellers of GIGS (valued for purposes of the transaction at $48.9 million)
•New term loan and revolver borrowings of $105.0
(Consideration subject to working capital adjustments)

Crimson Units (see page 25)
Economic Interests in Crimson
•Class A-1 Units: Exchangeable for 1,613,202 shares of CorEnergy Series C Preferred Stock[1]
•Class A-2 Units: Exchangeable for 2,436,000 shares of CorEnergy Series B Preferred Stock[1,2]
•Class A-3 Units: Exchangeable for 2,450,142 shares of CorEnergy Class B Common Stock[1]
•Class B-1 Units: the Company’s economic interest in Crimson
Voting Interests in Crimson
•Class C-1 Units: Crimson voting interests (split 49.50% to the Company and 50.50% to the Grier Members until receipt of CPUC Approval)

[1] Following CPUC Approval. The Crimson members holding the Class A-1, A-2 or A-3 Units have the right to receive any distributions that the Company's Board of Directors determines would be payable if they held the shares of Series C Preferred Stock, Series B Preferred Stock and Class B Common Stock, respectively.

2 If Proposal 2 is approved, the Series B Preferred Stock will be convertible into up to 8,675,214 additional shares of Class B Common Stock.

CPUC Approval (see page 25)	Approval of the California Public Utility Commission (CPUC) is required prior to the Company’s acquisition of full control over Crimson’s operations.
Reasons for Proposal 2 (see page 26)
Stockholder approval was not required for the consummation of the Crimson Transaction. Section 312.03(c) of the NYSE Listed Company Manual requires approval for the issuance of common stock or securities convertible into common stock in excess of 20% of outstanding shares or 20% of the voting power. The right to receive Series B Preferred Stock will be converted into the right to receive up to 8,675,214 shares of Class B Common Stock, which would exceed 20% of the Company’s shares outstanding.

Effect of Proposal 2 on Current Stockholders (see page 27)
The issuance of the shares of Class B Common Stock and Common Stock described in this proxy statement, (assuming the holders of Crimson Units elected to exercise their exchange rights, which would result in significant tax consequences for such members) would reduce the percentage of voting interest of current stockholders and the aggregate percentage of Common Stock owned by the current stockholders. The dividends on the Class B Common Stock are subject to certain limitations as compared to the Common Stock owned by the current stockholders for a period of up to three years.

Consequences of Not Approving Proposal 2 (see page 28)
The Series B Preferred Stock will not be convertible into shares of Class B Common Stock if Proposal 2 is not approved, which means, among other items detailed on page 28 of this proxy statement, after February 3, 2022, the dividend rate payable on the Series B Preferred Stock increases from 4.00% per annum to 11.00% per annum.

Interests of Directors and Executive Officers (see page 28)
John D. Grier was appointed to the Board of Directors and Chief Operating Officer of the Company at the time of the Crimson Transaction. He, with the other Grier Members, owns the Class A-2 Units which, upon CPUC Approval, may be exchanged for shares of Series B Preferred Stock.

Features of Class B Common Stock (see page 28)
The Class B Common Stock is structured to provide rights that are equivalent to the rights of Common Stock, including voting rights, except that the Class B Common Stock will be subordinated to the Common Stock with respect to dividends and will automatically convert into Common Stock under certain circumstances as described in “PROPOSAL TWO – Approval of the Issuance of Class B Common Stock upon Conversion of the Series B Preferred Stock—Description of Class B Common Stock—Class B Common Stock” on page 28 of this proxy statement. The Company has not yet issued any shares of Class B Common Stock and does not intend to list the Class B Common Stock on any exchange.

Features of Series B Preferred Stock (see page 30)
The Series B Preferred Stock includes the following features as described further in “PROPOSAL TWO – Approval of the Issuance of Class B Common Stock upon Conversion of the Series B Preferred Stock—Description of Class B Common Stock and Series B Preferred Stock—Serie B Preferred Stock”:
•Dividends: 4.00% per annum ($1.00 per annum) in cash or payment in kind, provided that the dividend rate will increase to 11.00% per annum if Proposal 2 is not approved by February 3, 2022.
•Liquidation Preference: $25.00 per share
•Priority as to Liquidation Rights: (i) senior to the Common Stock and Class B Common Stock, and to any future equity securities issued by the Company that by their terms rank junior, (ii) on parity with the Series C Preferred Stock, and with any future equity securities issued by the Company that by their terms rank on parity, and (iii) junior to the Series A Preferred Stock, and any future equity securities issued by the Company that by their terms rank senior.
•Redemption: The Company may redeem at any time.
•Voting Rights: Limited voting rights.
•Conversion: Within 5 business days of the approval of Proposal 2, the right to receive any shares of Series B Preferred Stock will automatically convert into the right to receive Class B Common Stock pursuant to a formula described on page 31.

Proposal 3: Approval of the Contribution Agreement and the Internalization (see page 32)

Parties (see page 32)	•CorEnergy Infrastructure Trust, Inc.: the Company •Corridor InfraTrust Management, LLC: the Company’s external manager •The Contributors: the holders of the equity interests in Corridor
Contribution Agreement (see page 32 and Annex B)
We entered into the Contribution Agreement dated February 4, 2021 with Corridor and the Contributors to acquire Corridor from such Contributors for the Internalization Consideration described below. The Contribution Agreement is attached to this proxy statement as Annex B.

Internalization (see page 32)
The Company has historically been externally managed by Corridor pursuant to the terms of the Management Agreement dated as of May 8, 2015. Consummation of the transactions contemplated in the Contribution Agreement dated February 4, 2021 will result in the Internalization of the management of the Company.
Following the Internalization, the Company will own all material assets of Corridor currently used in the conduct of its business and will be managed by officers and employees who currently work for Corridor and who are expected to become employees of the Company as a result of the Internalization.

Internalization Consideration (see page 32)
Issuance of the following aggregate securities, based on each Contributor’s percentage ownership in Corridor:
•1,153,846 shares of Common Stock;
•683,761 shares of Class B Common Stock; and
•170,213 depositary shares of Series A Preferred Stock.

Management Agreement and First Amendment (see pages 32 and 56)
The First Amendment to the Management Agreement entered into on February 4, 2021 has the effect of:
•reducing the amount paid to Corridor until closing of the Internalization or termination of the Contribution Agreement and
•providing payment to Corridor to enable distribution of payments to employees of Corridor as approved by the independent directors of the Company and pending closing of the Contribution Agreement.

Termination of the Contribution Agreement (see page 33)
The Contribution Agreement can be terminated by the mutual agreement of the parties before or after stockholder approval and can be terminated by any party if the issuance of additional REIT Stock resulting from the Internalization is not approved by the Company’s stockholders pursuant to Proposal 3. If the Contribution Agreement is terminated, the existing Management Agreement and Administrative Agreement will revert to the previous revenue formula and otherwise remain in full force and effect.

Post-Closing of the Internalization (see page 33)
At closing, the Company will enter into a registration rights agreement with the Contributors.
Certain Contributors associated with Mr. Schulte will not be permitted to sell or otherwise transfer any shares of Common Stock received in the Internalization for a period of 12 months following the closing, apart from certain sales to pay taxes.
No Contributors may sell or transfer shares of Class B Common Stock.
In connection with the Contribution Agreement, each Contributor has agreed that, for twenty-four (24) months after closing, it will not compete with the Company or solicit its employees, subject to certain exceptions as forth in the Contribution Agreement.
The Company will maintain “tail coverage” insurance. for at least 6 years after the closing.

Representations, Warranties and Covenants (see page 36)
The Contribution Agreement contains customary representations, warranties and covenants regarding the Company, Corridor and the Contributors and their respective business pending closing of the Internalization. as detailed in “PROPOSAL THREE – Approval of the Contribution Agreement and Internalization of Corridor—Description of the Contribution Agreement and Internalization.”

Conditions to Closing the Internalization (see page 35)
In addition to approval by the stockholders of Proposal 3, the obligations of the parties to consummate the Internalization is subject to a number of conditions, as more fully described in this proxy statement.

Indemnification (see page 36)
In the Contribution Agreement, the Contributors and Corridor on the one hand, and the Company on the other hand, have agreed to indemnify the other and their affiliates for losses arising from certain matters following the Closing, subject to certain limitations, for breaches of most representations, warranties and covenants in the Contribution Agreement.

Interests of Certain Persons (see page 37)
The Contributors or their affiliates are current and former members of the Company’s Board of Directors and officers of the Company. They have interests in the Internalization that differ from the those of our stockholders as each will have a direct or indirect beneficial interest in a portion of the consideration received by the Contributions in the Internalization

Reasons for the Internalization (see page 38)
We believe we can internalize the management of the Company with minimal disruptions to our operations and compelling benefits to the Company and our stockholders. This Internalization will benefit our stockholders through increased equity ownership of key executives, to align the interests of those executives with those of the Company's stockholders, reduced expense with additional cost savings as the Company continues to grow through the elimination of the existing asset-based management fee and dividend growth incentive fee, improved cash flow and a more transparent corporate structure and governance.

Background of the Internalization (see page 38)
The Board of Directors has for the last few years discussed the circumstances under which it would make sense to convert to an internally managed REIT. One of the circumstances that the Board viewed as an appropriate time to aggressively consider internalization was an acquisition by the Company that resulted in a meaningful increase in the number of employees needed to manage the assets of the Company. When the Board of Directors was presented with the possibility of the Crimson Transaction, the Board of Directors considered the advantages of simultaneously pursuing an internalization. At the August 6, 2020 meeting of the Board of Directors, the topic of internalization was explicitly discussed and the Board of Directors authorized the creation of a Special Committee composed exclusively of independent directors to consider and evaluate an internalization of the management structure of the Company. See “Background of the Internalization” under PROPOSAL THREE – Approval of the Contribution Agreement and Internalization of Corridor” for the proceedings undertaken by the Special Committee.

Recommendations of the Special Committee (see page 40)
In reaching its conclusion to unanimously recommend that the Board approve the Internalization and the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement, the Special Committee took into account the factors outlined in “Recommendations of the Special Committee; Reasons for Recommendation” under PROPOSAL THREE – Approval of the Contribution Agreement and Internalization of Corridor—Recommendations of the Special Committee and Our Board of Directors.

Opinion of the Financial Advisor (see page 42 and Annex C)
On February 4, 2021, Evercore rendered its opinion to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions, qualifications and conditions described in Evercore’s opinion, the Internalization Consideration to be paid pursuant to the Internalization was fair, from a financial point of view, to the Company.
The full text of the written opinion of Evercore is attached hereto as Annex C. The Company encourages you to read the opinion carefully and in its entirety.
Evercore’s opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the consideration to be paid pursuant to the Contribution Agreement as of the date of the opinion. It does not address any other aspect of the Internalization and does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Internalization.

Appraisal Rights (see page 50)	Under Maryland law, stockholders will not have appraisal rights in connection with the Internalization or the stockholder vote to approve the Internalization.
Regulatory Approvals (see page 50)	No regulatory approvals or filings are required in order to effect the Internalization

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements included or incorporated by reference in this proxy statement may be deemed "forward-looking statements" within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as "will," "may," "should," "could," "believes," "expects," "anticipates," "estimates," "intends," "projects," "goals," "objectives," "targets," "predicts," "plans," "seeks," or similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this proxy statement.
Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. Our actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:
•changes in economic and business conditions in the energy infrastructure sector where our investments are concentrated, including the financial condition of our customers, tenants or borrowers and general economic conditions in the particular sectors of the energy industry served by each of our infrastructure assets;
•pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, which may adversely affect local and global economies as well as our or our customers', tenants' or borrowers' business and financial results;
•the inherent risks associated with owning real estate, including real estate market conditions, governing laws and regulations, including potential liabilities related to environmental matters, and the relative illiquidity of real estate investments;
•competitive and regulatory pressures on the revenues of our California intrastate crude oil transportation business and our interstate natural gas transmission business;
•risks associated with the receipt of CPUC Approval for the Company to obtain full operational control and majority ownership over Crimson's CPUC regulated pipeline assets;
•the impact of environmental, pipeline safety and other laws and governmental regulations applicable to certain of our infrastructure assets, including additional costs imposed on our business or other adverse impacts as a result of any unfavorable changes in such laws or regulations;
•risks associated with the bankruptcy or default of any of our customers, tenants or borrowers, including the exercise of the rights and remedies of bankrupt entities;
•our continued ability to access the debt and equity markets, including our ability to continue using our SEC shelf registration statements;
•our ability to comply with covenants in instruments governing our indebtedness;
•the potential impact of greenhouse gas regulation and climate change on our or our tenants' business, financial condition and results of operations;
•Crimson's assets were constructed over many decades, which may increase future inspection, maintenance or repair costs, or result in downtime that could have a material adverse effect on our business and results of operations;
•the loss of any member of our management team;
•our ability to successfully implement our selective acquisition strategy;
•our ability to obtain suitable tenants for leased properties;
•our ability to refinance amounts outstanding under our credit facilities and our convertible notes at maturity on terms favorable to us;
•changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;
•dependence by us and our tenants on key customers for significant revenues, and the risk of defaults by any such tenants or customers;
•our customers' or tenants' ability to secure adequate insurance and risk of potential uninsured losses, including from natural disasters;
•the continued availability of third-party pipelines, railroads or other facilities interconnected with certain of our infrastructure assets;
•risks associated with owning, operating or financing properties for which the tenants', mortgagors' or our operations may be impacted by extreme weather patterns and other natural phenomena;
•our ability to sell properties at an attractive price;

•market conditions and related price volatility affecting our debt and equity securities;
•changes in federal or state tax rules or regulations that could have adverse tax consequences;
•our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;
•changes in federal income tax regulations (and applicable interpretations thereof), or in the composition or performance of our assets, that could impact our ability to continue to qualify as a real estate investment trust for federal income tax purposes;
•some of our directors and officers may have conflicts of interest with respect to certain other business interests related to the Crimson Transaction and the Internalization; and
•risks related to potential terrorist attacks, acts of cyber-terrorism, or similar disruptions that could disrupt access to our information technology systems or result in other significant damage to our business and properties, some of which may not be covered by insurance and all of which could adversely impact distributions to our stockholders.

Forward-looking statements speak only as of the date on which they are made. While we may update these statements from time to time, we are not required to do so other than pursuant to applicable laws. For a further discussion of these and other factors that could impact our future results and performance, see Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 4, 2021.

PROPOSAL ONE
Election of Director
The Board of Directors of the Company unanimously nominated David J. Schulte following the recommendation by the Corporate Governance Committee of the Company, for election as director at the Annual Meeting. Mr. Schulte currently serves as Chair of the Board and as Chair of the Investment Committee. Mr. Schulte has consented to be named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that Mr. Schulte will be unavailable to serve.
The persons named on the accompanying proxy card intend to vote at the meeting (unless otherwise directed) “FOR” the election of Mr. Schulte as director of the Company. Currently, the Company has five directors, three of whom (the “Independent Directors”) are “independent” as defined under the New York Stock Exchange listing standards. In accordance with the Company's charter, the Board of Directors is divided into three classes of approximately equal size. The current terms of the directors of the different classes are staggered. The terms of Conrad S. Ciccotello and Catherine A. Lewis expire at the 2022 annual meeting of stockholders and when their successors are duly elected and qualify. The term of Todd E. Banks and John D. Grier will expire at the 2023 annual meeting of stockholders and when their successors are duly elected and qualify.
The Board of Directors has nominated Mr. Schulte for election to a term of service as a director that will expire at the 2024 annual meeting of stockholders, and until his successor is duly elected and qualified. If Mr. Schulte is unable to serve because of an event not now anticipated, the persons named as proxies may vote for another person designated by the Company's Board of Directors.
In accordance with the Company’s Bylaws (“Bylaws”), each share of the Company’s Common Stock may be voted for as many individuals as there are directors to be elected. Thus, each share of Common Stock is entitled to one vote in the election of Mr. Schulte. Stockholders do not have cumulative voting rights. As amended in 2017, the Company's Bylaws now include a majority voting standard for directors in uncontested elections, in place of the prior provision allowing for the election of directors by plurality vote in all cases. The Bylaws also require any incumbent director nominee who does not receive a majority of the votes cast in an uncontested election to tender his or her resignation in writing to the Board promptly after the certification of the election results. The Corporate Governance Committee of the Board will review and make a recommendation to the Board as to whether such resignation should be accepted or rejected, and the Board (or the Corporate Governance Committee, in the event no director receives a majority vote) will review and take action on such recommendation within 90 days of the certification of the election results. The Company will publicly disclose the Board’s determination regarding any such tendered resignation and the rationale behind its decision in a filing with the SEC. The plurality vote standard will continue to apply to the election of directors in contested elections.
The following tables set forth each Board member’s name, age and address, position(s) with the Company and length of time served, principal occupation during the past five years, and other public company directorships held by each Board member. Unless otherwise indicated, the address of each director is 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106.

Nominees For Director

Name and Age	Position(s) Held With The Company and Length of Time Served	Principal Occupation During Past Five Years	Other Public Company Directorships Held by Director	Term Expires

David J. Schulte (Born 1961; Age 60)	Chairman of the Board since January 2019; Director of the Company since December 2011; Chief Executive Officer since inception; President from inception to April 2007 and since June 2012.	Senior Managing Director of Corridor InfraTrust Management, LLC; Managing Director of Tortoise Capital Advisors, L.L.C (“TCA”) from inception in 2002 to 2015; Chief Executive Officer and President of each of TYG, TYY and TPZ from inception to 2011; Chief Executive Officer of TYN from inception to 2011; Senior Vice President of NTG from 2010, of each of TYG, TYY, TYN and TPZ from 2011 and of TTP from inception until 2015; CPA and CFA designation.	Western Midstream Partners, LP1	2021

1 Mr. Schulte serves on the Special Committee and Audit Committee of the Western Midstream Partners, LP board.

Incumbent Directors Continuing in Office

Name and Age	Position(s) Held With The Company and Length of Time Served	Principal Occupation During Past Five Years	Other Public Company Directorships Held by Director	Term Expires

Todd E. Banks[1] (Born 1963, Age 57)	Director of the Company since May 2017.	Co-Founder and Portfolio Manager, Blackthorn Investment Group, LLC since 1998; Managing Member Blackthorn Capital, LLC since 1998; Managing Member Blackthorn Lending since 2012; Director, Blackthorn Fund Ltd. from 2004 - 2015; Director, Cartasite, LLC from 2012 - 2014; Managing Director, Koch Industries from 1991 - 1998; Reservoir / Production Engineer, Shell Oil Company from 1986 - 1991.	None	2023
Conrad S. Ciccotello[1] (Born 1960; Age 61)	Director of the Company since its inception.	Director and professor at the Reiman School of Finance in the Daniels College of Business at Denver University since 2017; Faculty member, Robinson College of Business, Georgia State University from 1999 to 2017; Director of Personal Financial Planning Program; Investment Consultant to the University System of Georgia for its defined contribution retirement plan; Faculty Member, Pennsylvania State University from 1997 to 1999; Published a number of academic and professional journal articles on investment company performance and structure, with a focus on MLPs.	Tortoise Funds; Peachtree Alternative Strategies Fund[2,3]	2022
Catherine A. Lewis[1] (Born 1952, Age 69)	Director of the Company since July 2013.	Retired in 2012. Formerly, Global Head of Tax for the Energy & Natural Resources Practice, KPMG, from 2002-2012. Arthur Andersen from 1986-2002. Certified Public Accountant ("CPA") designation since 1987.	Garmin Ltd.[4]	2022
John D. Grier (Born 1956; Age 64)	Director and Chief Operating Officer of the Company since February 2021.	CEO and Founder of Crimson Pipeline, Founder of Crimson Resource Management in 1986. Bachelor’s Degree in Science/Chemical Engineering from the University of Oklahoma, Master’s Degree in Business Administration from Harvard University.	None	2023

1 Current Independent Directors
2 The Tortoise Funds are Tortoise Energy Infrastructure Corp. (“TYG”), Tortoise Power and Energy Infrastructure Fund, Inc. (“TPZ”), Tortoise Midstream Energy Fund, Inc. (“NTG”), Tortoise Pipeline & Energy Fund, Inc. (“TTP”), Tortoise Energy Independence Fund, Inc. (“NDP”) and Tortoise Essential Assets Income Term Fund ("TEAF").
3 Mr. Ciccotello serves on the Audit Committee of the Tortoise Funds' board. He also serves as Lead Independent Trustee, and as Chair of the Audit Committee and as a member of the Nominating Committee and the Valuation Committee, on the Peachtree Alternative Strategies Fund board.
4 Ms. Lewis serves on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Garmin Ltd. board.

Each director was selected to join the Company’s Board of Directors based upon their character and integrity, and their willingness and ability to serve and commit the time necessary to perform the duties of a director. In addition, as to each director other than Mr. Schulte and Mr. Grier, their status as an Independent Director, as to Mr. Ciccotello, his service as a director for the Tortoise Funds, and as to Mr. Schulte, his role with Corridor, and as to Mr. Grier, his role with Crimson Midstream Holdings, LLC were important factors in their selection as a director. No factor was by itself controlling. Mr. Grier was appointed to the Company's Board of Directors effective February 4, 2021, in connection with the Company's acquisition of a 49.5% equity interest in Crimson Midstream Holdings, LLC ("Crimson") (with the right to acquire the additional 50.5% equity interest, subject to certain conditions), as reported in the Company's Form 8-K filed with the SEC on February 10, 2021 (collectively, the "Crimson Transaction").

In addition to the information provided in the table above, each director possesses the following attributes:
•Ms. Lewis - executive and leadership experience in public accounting, and tax expertise in the energy sector;
•Mr. Ciccotello - experience as a college professor, a Ph.D. in finance and knowledge of energy infrastructure MLPs;
•Mr. Schulte - executive and leadership roles with the Tortoise Funds and Corridor;
•Mr. Banks - knowledge of energy operating companies and asset management experience; and
•Mr. Grier - knowledge and leadership in acquiring and operating pipeline companies.
    Pursuant to the requirements of Section 303A.02(a) of the NYSE Listed Company Manual, our Board of Directors has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, stockholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that three of the Company’s five current directors, were independent under the applicable standards of the SEC and NYSE. Mr. Schulte, our Executive Chairman of the Board and our Chief Executive Officer and President, was not deemed independent and Mr. Grier, our Chief Operating Officer, was not deemed independent. In making the independence determinations with respect to the other three directors, the Board considered the fact that Mr. Ciccotello is a director of the Tortoise Funds, as described above. The Company is externally managed by Corridor, a former affiliate of Tortoise Capital Advisors, L.L.C. (“TCA”), a registered investment adviser. TCA provides investment advisory and management services to the Tortoise Funds, and our Board of Directors does not believe that such relationship interferes in any way with the independence of Mr. Ciccotello as a director of the Company.
    Mr. Schulte serves as Executive Chairman of the Board of Directors. The appointment of Mr. Schulte as Executive Chairman reflects the Board of Directors' belief that his experience, familiarity with the Company’s day-to-day operations and access to individuals with responsibility for the Company’s management and operations provides the Board of Directors with insight into the Company’s business and activities and, with his access to appropriate administrative support, facilitates the efficient development of meeting agendas that address the Company’s business, legal and other needs and the orderly conduct of meetings of the Board of Directors. Mr. Banks currently serves as Lead Independent Director. The Lead Independent Director, among other things, chairs executive sessions of the directors who are Independent Directors, serves as a spokesperson for the Independent Directors and serves as a liaison between the Independent Directors and the Company’s management. The Independent Directors regularly meet outside the presence of management and are advised by legal counsel. The Board of Directors also has determined that its leadership structure, as described above, is appropriate in light of the Company’s size and complexity, the number of Independent Directors and the Board of Directors’ general oversight responsibility. The Board of Directors also believes that its leadership structure not only facilitates the orderly and efficient flow of information to the Independent Directors from management, but also enhances the independent and orderly exercise of its responsibilities.

Information About Executive Officers
    The preceding table and text provide more information about Mr. Schulte, the Chairman of the Board and the Chief Executive Officer of the Company. The following table sets forth each of our other executive officers' name, age and address; position(s) held with the Company and length of time served; principal occupation during the past five years; and other public company directorships held by each such officer. Unless otherwise indicated, the address of each officer is 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106. Each officer serves until his or her successor is elected and qualified or until his or her resignation or removal.

Name and Age	Position(s) Held With The Company and Length of Time Served	Principal Occupation During Past Five Years	Other Public Company Directorships Held by Officer

Rebecca M. Sandring (Born 1960, Age 60)	Executive Vice President since January 2019; Senior Vice President from 2016 - 2018; Chief Accounting Officer from June 2012 to November 2016 and from July 2018 to December 2019; Treasurer since December 2011; and Secretary since June 2012.	Managing Director of Corridor Infratrust Management, LLC since January 2019; Principal of Corridor InfraTrust Management, LLC from 2011 to 2018 ; Vice President of The Calvin Group from 2008 to 2010; Director of Finance for Aquila, Inc. from 2004 - 2008.	None
Jeffrey E. Fulmer (Born 1961, Age 59)	Executive Vice President - Business Development since January 2019; Senior Vice President of the Company from 2013 - 2019.	Managing Director of Corridor Infratrust Management, LLC since January 2019; Senior Director of Corridor InfraTrust Management from April 2013 to January 2019; Senior Advisor of Tortoise Capital Advisors 2007 - 2013.	None
Robert L. Waldron (Born 1971, Age 49)	Chief Financial Officer of the Company since February 2021.	Chief Financial Officer of Crimson Midstream Holdings, LLC since September 2014; Investment Banker advising midstream clients on M&A, IPO and capital market transactions at Citi Group and UBS 2007-2014; R&D Group at Dow Chemical from 1999-2007.	None
Larry W. Alexander (Born 1956, Age 64)	President of Crimson Midstream Holdings, LLC since 2005 and an officer of CorEnergy since February 2021.	President and Chief Operating Officer of Crimson Midstream Holdings, LLC since 2005.	None
Kristin M. Leitze[1] (Born 1981, Age 39)	Chief Accounting Officer since December 2019; Controller from May 2017 to December 2019.	Chief Accounting Officer of Corridor InfraTrust Management, LLC; Controller of Corridor InfraTrust Management, LLC from May 2017 to December 2019; Controller and Assistant Vice President of Accounting of TranSystems Corporation from September 2016 to April 2017; Director of SEC Reporting of CVR Energy and CVR Refining from 2012 to 2016; Senior Manager at PricewaterhouseCoopers LLP ("PwC") from July 2012 to November 2012 and holding various other positions at PwC prior to July 2012.	None
1 As disclosed in the Current Report on Form 8-K filed by the Company on May 17, 2021, Ms. Leitze has resigned as Chief Accounting Officer effective June 4, 2021.

Information About Other Senior Officers
    Set forth below is information with respect to the individuals serving as senior officers of the Company, in addition to our directors and executive officers:

Name and Age	Position(s) Held With The Company and Length of Time Served	Principal Occupation During Past Five Years

Richard C. Kreul (Born 1956, Age 65)	President of Mowood, LLC since March 2013 and MoGas Pipeline, LLC since June 2016; Oversees operations of Omega Pipeline Company since March 2013.	Senior Director of Corridor InfraTrust Management, LLC since 2013; Principal of RK Resources from 2011 to 2013; Vice President of Inergy, L.P. from 2003 to 2011; Vice President of Energy and Delivery at Aquila from 1994 to 2003.
Jeffrey L. Teeven (Born 1971; Age 50)	Vice President of Finance of the Company since August 2015; Director of Finance from June 2014 to August 2015.	Co-founder and Partner of Consumer Growth Partners from January 2005 to January 2015; Principal with Kansas City Equity Partners from 1997 to 2006; Principal with KPMG from 1994 to 1997.
Sean M. DeGon (Born 1975; Age 45)	Vice President of the Company since June 2017.	Director of Corridor InfraTrust Management, LLC since June 2017; Director at IHS Markit from November 2011 to June 2017; Senior Consultant at Purvin & Gertz (acquired by IHS Markit) from March 2006 to November 2011.

Board of Directors Meetings and Committees

    Our Board of Directors has established four standing committees: (i) the Executive Committee; (ii) the Audit Committee; (iii) the Corporate Governance Committee; and (iv) the Investment Committee, as described in more detail below.

The Executive Committee

Members: David J. Schulte (Chair) Todd E. Banks Conrad S. Ciccotello Catherine A. Lewis 2020 Committee Actions: 0 meetings	The Company’s Executive Committee has authority to exercise the powers of the Board (i) to address emergency matters where assembling the full Board of Directors in a timely manner is impracticable, or (ii) to address matters of an administrative or ministerial nature. The Executive Committee may also exercise the powers of the Board as delegated pursuant to the Company's Bylaws, which includes the pricing of its equity offerings from time to time. In the absence of any member of the Executive Committee, the remaining members are authorized to act alone.

The Audit Committee

Members: Catherine A. Lewis (Chair) Todd E. Banks Conrad S. Ciccotello 2020 Committee Actions: 5 meetings Governing Document: Audit Committee Charter, as amended effective July 30, 2014
The Company’s Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee: (i) approves and recommends to the Board of Directors the election, retention or termination of the independent registered public accounting firm (the “independent auditors”); (ii) approves services to be rendered by the independent auditors and monitors the independent auditors’ performance; (iii) reviews the results of the Company’s audit; (iv) determines whether to recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report; (v) assists with implementation of the Company’s valuation procedures; and (vi) carries out additional responsibilities as outlined in the Committee’s Charter.
The Board of Directors has determined that each member of the Audit Committee is “financially literate” and is “independent” as defined under the applicable New York Stock Exchange listing standards. The Board of Directors has determined that Catherine A. Lewis and Conrad S. Ciccotello are “audit committee financial experts.” In addition to her executive and leadership experience in public accounting, Ms Lewis has tax expertise in the energy sector. Also, in addition to his experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements, Mr. Ciccotello has a Ph.D. in Finance.

The Corporate Governance Committee

Members: Conrad S. Ciccotello (Chair) Todd E. Banks Catherine A. Lewis 2020 Committee Actions: 4 meetings Governing Document: Corporate Governance Committee Charter, as amended effective July 30, 2014
The Corporate Governance Committee: (i) identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and to fill any vacancies; (ii) monitors the structure and membership of Board committees and recommends to the Board director nominees for each committee; (iii) reviews issues and developments related to corporate governance and develops and recommends to the Board corporate governance guidelines and procedures; (iv) evaluates and makes recommendations to the Board regarding director compensation; (v) oversees the evaluation of the Board and management; (vi) has the sole authority to retain and terminate any search firm used to identify director candidates and to approve the search firm’s fees and other retention terms; and (vii) may not delegate its authority.
The Corporate Governance Committee will consider stockholder recommendations for nominees for membership to the Board of Directors. Nominees recommended by stockholders will be evaluated on the same basis as other nominees considered by the Corporate Governance Committee. Stockholders should see “Stockholder Proposals and Nominations for the 2022 Annual Meeting” below for information relating to the submission by stockholders of nominees and matters for consideration at a meeting of the Company’s stockholders. The Company’s Bylaws require all directors and nominees for directors, at the time of their nomination (i) to be at least 21, but less than 75, years of age and have substantial expertise, experience or relationships relevant to the business of the Company or (ii) to be a current director of the Company who has not reached 75 years of age. The Corporate Governance Committee has the sole discretion to determine if an individual satisfies the foregoing qualifications. The Corporate Governance Committee also considers the broad background of each individual nominee for director, including how such individual would impact the diversity of the Board, but does not have a formal policy regarding consideration of diversity in identifying nominees for director.
The Board of Directors has determined that each member of the Corporate Governance Committee is “independent” as defined under the applicable New York Stock Exchange listing standards. On August 7, 2013, the Nominating, Corporate Governance and Compensation Committee was renamed the Corporate Governance Committee. In 2013, the Board of Directors authorized the elimination of the Compliance Committee in order to streamline committee responsibilities due to the overlap between the prior Compliance Committee charter and the prior Corporate Governance Committee charter. The Corporate Governance Committee has assumed all responsibilities previously held by the Compliance Committee, including: the review and assessment of management’s compliance with applicable securities laws, rules and regulations; monitoring compliance with the Company’s Code of Ethics and Business Conduct; and handling other matters as the Board of Directors or committee chair deems appropriate.

The Investment Committee

Members: David J. Schulte (Chair)
Todd E. Banks
Conrad S. Ciccotello
Catherine A. Lewis

2020 Committee Actions:
5 meetings

Governing Document: Investment Committee Charter, as amended effective February 26, 2014
The Company’s Investment Committee is responsible for providing oversight and approval relating to the acquisition and long-term management of real property assets meeting applicable criteria, in accordance with the Company's investment guidelines and procedures.

Our Board of Directors also established a Special Committee during 2020, as described below.

The Special Committee

Members: Todd E. Banks Conrad S. Ciccotello Catherine A. Lewis 2020 Committee Actions: 6 meetings	The Company's Special Committee was formed in 2020 and is responsible for providing oversight and evaluating options relating to the Internalization of the Company's Manager, Corridor Infrastructure Trust, LLC. The Special Committee is comprised entirely of independent and disinterested directors. The Special Committee engaged an independent financial advisor to provide a fairness opinion from a financial point of view on the terms of the Internalization. The Company will seek stockholder approval of the Internalization in compliance with the rules of the NYSE.

Copies of each of the committee charter documents referenced above, as approved and adopted by the Board of Directors, are available on the Company’s website, http://investors.corenergy.reit/investors/corporate-governance, and in print to any stockholder by written request directed to the Secretary of the Company at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106.

    The Company’s Board of Directors met 27 times during 2020. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2020. The Company does not have a policy with respect to Board member attendance at annual meetings. All of the directors of the Company virtually attended the Company’s 2020 annual meeting.

    Risk Management. The Board of Directors’ role in the Company’s risk oversight reflects its responsibility under applicable state law to oversee generally, rather than to manage, the Company’s operations. In line with this oversight responsibility, the Board of Directors will receive reports and make inquiry at its regular meetings and as needed regarding the nature and extent of significant risks (including cybersecurity, compliance and valuation risks) that potentially could have a materially adverse impact on the Company’s business operations, performance or reputation, but relies upon the Company’s management to assist it in identifying and understanding the nature and extent of such risks and determining whether, and to what extent, such risks may be eliminated or mitigated. In addition to reports and other information received from the Company’s management regarding its operations and activities, the Board of Directors, as part of its risk oversight efforts, will meet at its regular meetings and as needed with Corridor’s management to discuss, among other things, risk issues and related issues regarding the Company’s policies, procedures and controls. The Board of Directors may be assisted in performing aspects of its role in risk oversight by the Audit Committee and such other standing or special committees as may be established from time to time. For example, the Audit Committee will regularly meet with the Company’s independent public accounting firm to review, among other things, reports on internal controls for financial reporting.

    The Board of Directors believes that not all risks that may affect us can be identified, that it may not be practical or cost-effective to eliminate or mitigate certain risks, that it may be necessary to bear certain risks to achieve the Company’s goals and objectives, and that the processes, procedures and controls employed to address certain risks may be limited in their effectiveness. Moreover, reports received by the directors as to risk management matters are typically summaries of relevant information and may not fully reflect all considerations that ultimately impact such risks.

    Executive Sessions; Communicating With the Board. Mr. Banks, in his capacity as Lead Independent Director, serves as the presiding director at all executive sessions of the Company’s independent directors. Executive sessions of the Company’s independent directors are held at least twice a year. Stockholders and any interested parties may communicate directly with the Lead Independent Director, or with the independent directors as a group, by following the procedure described below under "Stockholder Communications."
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
As described above, the Company’s Corporate Governance Committee, consisting of Conrad S. Ciccotello (Chair), Todd E. Banks, and Catherine A. Lewis, oversees the compensation of our Independent Directors. We do not compensate our non-independent directors or any of our other executive officers, and as we are currently externally managed, we have no employees at the corporate level. For a description of fees paid to Corridor as the Company’s external manager during the fiscal year ended December 31, 2020, see the section herein entitled “Certain Relationships and Related Party Transactions.”
    None of the members of the Company’s Corporate Governance Committee are or have been officers or employees of the Company or any of its subsidiaries. During the Company’s last completed fiscal year: (i) no executive officer of the Company served as a member of the compensation committee (or equivalent) of another entity, one of whose executive officers served on the Corporate Governance Committee; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Corporate Governance Committee; and (iii) no executive officer of the Company served as a member of the compensation committee (or equivalent) of another entity, one of whose executive officers served as a director of the Company.

Director Compensation
As we are currently externally managed by Corridor, we have no employees at the corporate level, and we do not compensate Mr. Schulte or Mr. Grier for their service as a director. Each of our executive officers is an employee of Corridor or one of its affiliates or an employee of Crimson or one of its affiliates. Corridor is not obligated to dedicate certain of its employees exclusively to us, nor are it or its employees obligated to dedicate any specific portion of its or their time to our business. As described below under the heading “Certain Relationships and Related Party Transactions,” we pay a management fee and certain other fees to Corridor, which it uses in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
The following table sets forth certain information with respect to the compensation paid by the Company to each of our independent directors for their services as a director during fiscal 2020. The Company does not have any retirement or pension plans.

Name of Person	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Todd E. Banks(2)	81,208	—	81,208
Conrad S. Ciccotello(3)	75,807	—	75,807
Catherine A. Lewis	77,000	—	77,000
____________________
(1)No amounts have been deferred for any of the persons listed in the table.
(2)The Fees earned in cash for Todd E. Banks include $8,208 of fees paid for special assignments that Mr. Banks provided to the Company on behalf of the Board of Directors to assist management in evaluating one or more strategic opportunities through June 2020.
(3)The fees earned in cash for Conrad S. Ciccotello exclude $807.11 of expense reimbursement.

    Pursuant to the Director Compensation Plan, as amended, which was approved by stockholders at the 2014 Annual Meeting, each Independent Director receives from us an annual cash retainer of $15,000 and an annual stock retainer of $15,000 for each fiscal year. As disclosed in our periodic reports filed with the SEC, the issuance of Common Stock to our independent directors as a portion of their compensation is registered under the Securities Act pursuant to a Form S-8. Throughout 2020, we had suspended the issuance of these registered shares under the Company's Director Compensation Plan as a result of our inability to file the required financial statements of our previous tenant, Energy XXI Gulf Coast, Inc. and therefore in 2020, paid the annual stock retainer in cash.

In addition to the retainers set forth, each compensated director receives a fee of $1,000 for each committee meeting or Board meeting in which he or she participates. The Chair of the Audit Committee receives an additional annual retainer of $5,000. The Lead Director and each other committee chair receives an additional annual retainer of $1,000. The Independent Directors are also reimbursed for expenses incurred as a result of attendance at meetings of the Board of Directors and Board committees.

Equity Compensation Plan Information as of December 31, 2020
    The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2020 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	None	N/A	10,179(1)
Equity compensation plans not approved by security holders	None	N/A	N/A
TOTAL	None	N/A	10,179(1)
____________________
(1)The number of shares of Common Stock remaining that may be issued under the Company's Director Compensation Plan, as amended.

Required Vote
Mr. Schulte will be elected by the vote of a majority of the votes cast by the holders of all shares of Common Stock of the Company present at the meeting, in person or by proxy. This means that the number of shares voted "for" a director nominee must exceed the number of votes "against" that nominee. Since abstentions and broker non-votes, if any, count as shares that are “present” for purposes of establishing a quorum but do not count as votes "for" or "against" a nominee, they will have no effect on a nominee's achievement of a majority of the votes cast. Each share of Common Stock is entitled to one vote in the election of Mr. Schulte.
BOARD RECOMMENDATION
The Board of Directors of the Company unanimously recommends stockholders of the Company vote “FOR” the election of Mr. Schulte as director.

PROPOSAL TWO

Approval of the Issuance of Class B Common Stock upon Conversion of the Series B Preferred Stock

Background
As previously disclosed pursuant to the Company’s Current Report on Form 8-K filed on February 10, 2021, as amended by Amendment No. 1 thereto on April 22, 2021, and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed March 4, 2021 (“2020 Form 10-K”), effective February 1, 2021, the Company completed the acquisition of a 49.50% interest in Crimson (which includes a 49.50% voting interest and the right to 100.0% of the economic benefit of Crimson's business, after satisfying the distribution rights of the remaining equity holders) for a total consideration with a fair value of $343.8 million, and, with the right to acquire the remaining 50.5%, subject to approval of the California Public Utility Commission (“CPUC Approval”). The consideration consisted of a combination of cash on hand of approximately $74.6 million (after giving effect to initial working capital adjustments), commitments to issue approximately $115.3 million of new common and preferred equity (also after giving effect to the initial working capital adjustments), contribution of the Grand Isle Gathering System (“GIGS”) (valued for the purposes of the transaction at $48.9 million) to the sellers and $105.0 million in new term loan and revolver borrowings, all as detailed further below.
Crimson is a CPUC regulated crude oil pipeline owner and operator, and its assets include four critical infrastructure pipeline systems spanning approximately 2,000 miles across northern, central and southern California (including 1,300 active miles), connecting California crude production to in-state refineries. The acquired assets qualify for REIT treatment under established Internal Revenue Service (“IRS”) regulations and the Private Letter Ruling, dated November 6, 2018 (PLR 201907001) issued to the Company by the IRS (referred to herein as the Company's “PLR”).
To effect the Crimson Transaction, on February 4, 2021 the Company entered into and consummated a Membership Interest Purchase Agreement (the “MIPA”) effective as of February 1, 2021 with CGI Crimson Holdings, L.L.C. (“Carlyle”), Crimson, and John D. Grier. Pursuant to the terms of the MIPA, the Company acquired all of the Class C Units of Crimson owned by Carlyle, which represented 49.50% of all of the issued and outstanding membership interests of Crimson, for approximately $66.0 million in cash (net of working capital adjustments) and the transfer to Carlyle of the Company’s interest in GIGS. The MIPA also contains standard representations, warranties, covenants and indemnities.
Simultaneously with the Crimson Transaction, Crimson, the Company, Mr. John D. Grier and certain affiliated trusts of Mr. Grier (collectively with Mr. Grier, the “Grier Members”) entered into the Third Amended and Restated Limited Liability Company Agreement (“Third LLC Agreement”) of Crimson. Pursuant to the terms of the Third LLC Agreement, the Grier Members’ outstanding membership interests in Crimson were exchanged for 1,613,202 Class A-1 Units of Crimson, 2,436,000 Class A-2 Units of Crimson and 2,450,142 Class A-3 Units of Crimson, which, as described below, may eventually be exchangeable for shares of the Company’s common and preferred stock (collectively, the Class A-1 Units, Class A-2 Units and Class A-3 Units are referred to as the “Crimson Units”). The Company received 10,000 Class B-1 Units, which represent the Company’s economic interest in Crimson. Additionally, 495,000 Class C-1 Units (representing 49.50% of the voting interests under the Third LLC Agreement) were issued to the Company in exchange for the former Class C Units acquired from Carlyle and 505,000 Class C-1 Units (representing 50.50% of the voting interests under the Third LLC Agreement) were issued to the Grier Members, in exchange for the Class C Units held by Grier prior to the Crimson Transaction.
Under the Third LLC Agreement, the Company has the right to designate two of the four managers of Crimson (initially David J. Schulte, the Company's Chief Executive Officer and President, and Todd Banks, a member of the Company's Board of Directors). The Grier Members have the right to designate the other two managers (initially Mr. Grier and Larry Alexander, President of Crimson). All material business decisions and actions require supermajority approval of the Crimson managers; provided, however, that Mr. Grier will make decisions regarding the day-to-day operations of the assets regulated by the CPUC. Change of control of the CPUC regulated assets is subject to the CPUC Approval, which is expected to occur in the third quarter of 2021.
Upon CPUC Approval, the parties will enter into a Fourth Amended and Restated LLC Agreement of Crimson (“Fourth LLC Agreement”), which will, among other things, (i) give the Company control of Crimson and its assets, in connection with an anticipated further restructuring of the Company’s asset ownership structure, and

(ii) provide the Grier Members and certain Management Members (as defined below) the right to exchange their entire interest in Crimson for securities of the Company as follows:
•Class A-1 Units will become exchangeable for up to 1,613,202 shares of a newly created Series C Preferred Stock of the Company (“Series C Preferred Stock”), which may be converted by the holder into up to 1,716,172 of the Company’s depositary shares, each representing 1/100th of a share of the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”);

•Class A-2 Units will become exchangeable for up to 2,436,000 shares of a newly created Series B Preferred Stock of the Company (“Series B Preferred Stock”), which will be convertible, provided that the Company’s existing stockholders approve in compliance with the rules of the New York Stock Exchange (“NYSE”), into up to 8,675,214 additional shares of a new non-listed Class B Common Stock of the Company (“Class B Common Stock”), with such conversion to occur automatically assuming stockholder approval is received; and

•Class A-3 Units will become exchangeable for up to 2,450,142 shares of the newly created Class B Common Stock.
Class B Common Stock will eventually be converted into the Common Stock of the Company on the occurrence of the earlier of the following: (i) the occurrence of the third anniversary of the closing date of the Transaction or (ii) the satisfaction of certain conditions related to an increase in the relative dividend rate of the Common Stock.
Prior to CPUC Approval, the terms of the Third LLC Agreement provide the Grier Members the right to receive any distributions that the Company's Board of Directors determines would be payable if they held the shares of Class B Common Stock, Series B Preferred Stock, and Series C Preferred Stock, respectively. Following CPUC Approval, the terms of the Fourth LLC Agreement provide that such rights will continue until the Grier Members elect to exchange the Crimson units for the related securities of the Company as described above. In addition, after CPUC Approval, certain Crimson units held by the Grier Members are expected to be transferred to other individuals currently managing Crimson (the "Management Members").
For further information related to the business of Crimson as a part of the Company moving forward, certain risk factors related to Crimson and the Crimson Transaction and other information related to the Crimson Transaction, please see the Company’s 2020 Form 10-K, which accompanies this proxy statement. For certain historical financial information of Crimson for the years ended December 31, 2020 and 2019 and pro forma financial information for the Company assuming the Crimson Transaction occurred as of January 1, 2020, please see the following materials included as Annex A to this proxy statement:
•    Combined Carve-out Financial Statements of Crimson California as of and for the years ended December 31, 2020 and 2019;
•    Combined Abbreviated Financial Statements of the Shell Acquired Assets as of and for the year ended December 31, 2019; and
•    Unaudited pro forma combined financial information as of and for the year ended December 31, 2020.
Reasons for the Approval of the Issuance
The Company’s Common Stock is listed on the NYSE and, as a result, the Company is subject to certain NYSE listing rules and regulations set forth in the NYSE Listed Company Manual (the “NYSE Manual”). Pursuant to Section 312.03(c) of the NYSE Manual, subject to certain exceptions, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.
The Company was not required to obtain stockholder approval to consummate the Crimson Transaction. The Company also is not required to obtain stockholder approval for the issuance of any Series A Preferred Stock upon the conversion of the Series C Preferred Stock issuable in exchange for Class A-1 Crimson Units following CPUC Approval, as the Series A Preferred Stock is only convertible into shares of Common Stock in limited circumstances that would result in a change of control of the Company. The Company also is not required to obtain stockholder approval for the issuance of any Class B Common Stock issuable in exchange for Class A-3 Crimson Units following CPUC Approval, as the aggregate amount of Class B Common Stock so issuable is equal to less than 18% of our shares outstanding as of the date of the Crimson Transaction.
As described above, however, provided that the Company’s stockholders approve such conversion feature at the Annual Meeting, the right to receive Series B Preferred Stock will be converted into the right to receive up to 8,675,214 shares of Class B Common Stock which, when eventually converted into shares of Common Stock of the Company, would exceed 20% of our shares of Common Stock outstanding. On the date of the Crimson Transaction, the Company had 13,651,521 shares of Common Stock outstanding. Accordingly, pursuant to the requirements of Section 312.03(c) of the NYSE Manual, these additional shares of Class B Common Stock cannot be issued, and therefore none of the shares of Series B Preferred Stock could be converted into shares of Class B Common Stock, without stockholder approval. Further, while the issuance of such additional shares of Class B Common Stock (and the Common Stock in which such shares are ultimately convertible) will not result in a person or group acquiring ownership of more than 50% of the Company’s voting equity, the stockholder vote to approve this Proposal 2 also constitutes, for purposes of NYSE rules, the approval of a potential change of control of the Company if the NYSE should deem the transaction to constitute a change of control.
Effect of Proposal on Current Stockholders
While our Board believes that this Proposal 2 is advisable and in the best interest of the Company and its stockholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.
The issuance of the shares of Class B Common Stock and Common Stock described herein would reduce the percentage of voting interest of current stockholders and the aggregate percentage of Common Stock owned by the current stockholders. This means that our existing stockholders will own a smaller interest in the Company as a result of such issuance and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Assuming that CPUC Approval is received pursuant to the terms of the Crimson Transaction, and assuming the exchange of all of the Class A-2 Crimson Units for shares of Class B Common Stock (and ultimately conversion into Common Stock), the following table illustrates the percentage of the total voting power of the Company’s equity that would be held (collectively) by John D. Grier, the Grier Members and the Management Members of Crimson:
•both with and without the additional exchange of all of the Class A -3 Crimson Units for CorEnergy Class B Common Stock; and
•both (A) assuming that Proposal 3 is also approved and securities constituting the Internalization Consideration are issued and (B) assuming that Proposal 3 is not approved and the additional securities constituting the Internalization Consideration are not issued.

	With Approval of Proposal 3 - Internalization	Without Approval of Proposal 3 - Internalization
Percentage of CorEnergy Voting Equity Held, Assuming Full Exchange of Crimson Class A-2 Units for CorEnergy Class B Common Stock / Common Stock	36%	39%
Percentage of CorEnergy Voting Equity Held, Assuming Full Exchange of Crimson Class A-2 Units and Class A-3 Units for CorEnergy Class B Common Stock / Common Stock	42%	45%
It is also important to note that we do not expect the holders of the Crimson Class A-2 Units and Class A-3 Units to exercise their exchange rights all at once, due to the significant income tax consequences arising from such conversions. Accordingly, we cannot predict when the holders will elect to convert or if they will elect to convert at all. Nevertheless, the acquisition of these percentages of the Company’s voting securities could result in the holders obtaining significant influence over the management and policies of the Company, even though they do not represent a change in ownership of more than 50% of the Company’s voting equity.

For a prospective capitalization table as of March 31, 2021 assuming the approval of the proposed Internalization transaction as well as conversion of all of the Crimson Units at the holder(s) election, see "Prospective Forward-Looking Capitalization Table" in this proxy statement.
Consequences of Not Approving this Proposal
If this Proposal 2 is not approved, the Series B Preferred Stock will not be convertible into shares of Class B Common Stock and ultimately into shares of Common Stock of the Company. Set forth below is detailed information about each of these two classes of our securities. That information suggests that if stockholders of the Company do not approve the convertibility of the Series B Preferred Stock to Class B Common Stock:
•After February 3, 2022, the dividend rate payable on the Series B Preferred Stock shall increase from 4.00% per annum to 11.00% per annum.
•The holders of the Series B Preferred Stock would not obtain the greater voting rights available to holders of the Class B Common Stock.
•The payment of dividends to holders of Series B Preferred Stock would continue to have a priority over payments to holders of our Common Stock, while the payment of dividends to holders of Class B Common Stock would, for a period of time, have had a lower priority than payments to holders of our Common Stock (pursuant to the relationship of Class B Common Stock dividends to the Common Base Dividend, as discussed below under “Description of Class B Common Stock and Series B Preferred Stock—Class B Common Stock—Dividends”).
•If the Company were liquidated, the holders of Series B Preferred Stock will continue to have a priority to distributions in an amount up to approximately $60.9 million, plus accrued and unpaid dividends, before any payment to holders of our Common Stock, while holders of our Class B Common Stock would have received distributions in the same amount per share as the holders of our Common Stock.
•The Company would retain the ability to use its cash to redeem some or all of the shares of Series B Preferred Stock at, $25.00 per share, the stated value of such shares, plus any accrued and unpaid dividends.
•The holders of the Series B Preferred Stock would lose the ability to convert each share of Series B Preferred Stock into approximately 3.561 shares of Class B Common Stock (as explained below), which is not readily tradeable.

Interests of Directors and Executive Officers
Our directors and executive officers, other than John D. Grier, have no interests, directly or indirectly, in the subject matter of this Proposal 2. Mr. Grier, who was appointed as a director and Chief Operating Officer of the Company at the time of the Crimson Transaction, together with the other Grier Members, owns Class A-2 Units which, upon CPUC Approval, may be exchanged for shares of Series B Preferred Stock, none of which could be converted into shares of our Class B Common Stock without the approval of this Proposal 2.
Description of Class B Common Stock and Series B Preferred Stock
Class B Common Stock
On February 4, 2021, the Company filed Articles Supplementary (the “Class B Common Articles Supplementary”) with the Department of Assessments and Taxation of the State of Maryland (“SDAT”), which Class B Common Articles Supplementary were effective as of 12:02 p.m., Eastern Time, on February 4, 2021, classifying 11,810,000 authorized but unissued shares of the Company’s Common Stock, par value $.001 per share, as Class B Common Stock. The Class B Common Articles Supplementary establish the terms of the Class B Common Stock, which are substantially similar to the Company’s Common Stock, including voting rights, except that the Class B Common Stock will be subordinated to the Common Stock with respect to dividends and will automatically convert into Common Stock under certain circumstances as described below. The Company has not yet issued any shares of Class B Common Stock and does not intend to list the Class B Common Stock on any exchange.
Voting Rights. Class B Common Stock will be entitled to one vote per share and will vote together with the holders of Common Stock, voting as a single class, with respect to all matters on which holders of the Common Stock are entitled to vote. The Company may not authorize or issue any additional shares of Class B Common Stock beyond the number authorized in the Class B Common Articles Supplementary without the affirmative vote of at least 66-2/3% of the outstanding shares of Class B Common Stock. Any amendment to the Company’s charter that would alter only the rights of the Class B Common Stock must be approved by the affirmative vote of a majority of the outstanding shares of Class B Common Stock.
Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of the Class B Common Stock will be entitled to receive dividends to the extent authorized by the Company’s Board of Directors and declared by the Company pursuant to a formula based on the amount of dividends declared on the Company’s Common Stock. For the first four quarters after closing of the Crimson Transaction, the shares of Class B Common Stock will be entitled to receive dividends (“Class B Dividends”) in any quarter only to the extent that the product of (i) the sum of (A) the Company’s cash available for distribution (“CAD”) and (B) the CAD budget for any uncompleted quarter in such first four quarter period, as approved by the Company’s Board of Directors, multiplied by (ii) 0.25 for such first four quarters is greater than the base dividend established for the Common Stock as set forth in the Class B Common Articles Supplementary (“Common Base Dividend”) of $0.05 per share per quarter multiplied by 1.25. For the fifth through twelfth quarters after closing of the Crimson Transaction, the Class B Common Stock will be entitled to receive Class B Dividends in any quarter only to the extent that: (i) the product of the Company’s latest twelve months (“LTM”) CAD for that quarter multiplied by 0.25 is greater than (ii) the product of the base dividend established for the Common Stock for that quarter multiplied by 1.25.
In no event will the Class B Dividend per share be greater than the Common Base Dividend per share during the same quarter and no Class B Dividend will accrue until after April 1, 2021. As is the case for Common Stock, Class B Dividends will not be cumulative.
Liquidation Rights. With respect to the right to payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (collectively, “Liquidation Rights”), the Class B Common Stock will rank (i) senior to any future equity securities issued by the Company, the terms of which specifically provide that such securities rank junior to the Class B Common Stock as to Liquidation Rights; (ii) on parity with the Company’s Common Stock (subject to the differential in dividend rights as described above), and with any future class of equity securities issued by the Company, the terms of which specifically provide that such securities rank on a parity with the Class B Common Stock as to Liquidation Rights; and (iii) junior to the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as well as any future equity securities issued by the Company, the terms of which specifically provide that such securities rank senior to the Class B Common Stock as to Liquidation Rights.
Preemptive Rights. Holders of shares of Class B Common Stock will not have any preemptive or preferential rights to subscribe for, or to purchase, any additional shares of any class or series of the Company’s stock, or any other security that the Company may issue or sell.
Change of Control. The holders Class B Common Stock will receive the same consideration that the holders of the Common Stock will receive for any change of control but only to the extent that the holders of Common Stock receive consideration.
Conversion. The shares of Class B Common Stock will convert to Common Stock on a one-for-one basis upon the first to occur of the following:
•    the Board of Directors authorizes and the Company declares a quarterly dividend per share of outstanding Common Stock in excess of the then-applicable Common Base Dividend;
•    the issuance of additional shares of Common Stock other than in connection with: (i) any director or management compensation plan or equity award, (ii) the Company’s Dividend Reinvestment Plan, (iii) any conversion rights of the Company’s existing 5.875% Convertible Senior Notes due 2025 or Series A Preferred, (iv) any exchange for fair value for the issuance of Common Stock (as determined by the Company’s Board of Directors), or (v) any stock split, reverse stock split, stock dividend or similar transaction in which the shares of Class B Common Stock share equally; or
•    the Board of Directors authorizes and the Company declares a quarterly dividend per share to the Class B Common Stock equal to the then-applicable Common Base Dividend for any four consecutive fiscal quarters beginning with the fiscal quarter ending June 30, 2022 through the fiscal quarter ending March 30, 2024.
To the extent no conversion occurs as described above, then the Class B Common will convert to Common Stock on February 4, 2024 at a ratio equal to the quotient obtained by dividing (i) (A) the quotient of the then-applicable LTM CAD divided by the product of (x) 1.25 and (y) four (4) times the then-applicable Common Base Dividend per share, less (B) the number of then-outstanding shares of Common Stock by (ii) the number of then-outstanding shares of Class B Common Stock; provided, however, that the ratio shall not be less than 0.6800 shares of

Common Stock per share of Class B Common or greater than 1.000 shares of Common Stock per share of Class B Common.
Restrictions on Transfer. The Class B Common Stock is subject to the ownership limitations and transfer restrictions set forth in Article VII of the Company’s charter, designed to protect the Company’s status as a REIT. In addition, pursuant to the terms of a Registration Rights Agreement entered into with the Grier Members in connection with the MIPA, and of the Contribution Agreement entered into with the Contributors in connection with the Internalization (as described below under “PROPOSAL THREE – Approval of the Contribution Agreement and Internalization of Corridor”), the prospective holders of Class B Common Stock have agreed with the Company that they will not transfer any shares of Class B Common Stock for one year from February 4, 2021. After one year, the terms of the Class B Common Articles Supplementary generally permit the holders of Class B Common Stock to transfer shares of such stock to affiliates of the holder if at least 15% of the shares of Class B Common Stock then held by the holder will be transferred, subject to compliance with applicable federal and state securities laws.
The foregoing is a summary of the terms of the Class B Common Stock as set forth in the Class B Common Articles Supplementary, a copy of which is filed as Exhibit 3.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2021.
Series B Preferred Stock
On February 4, 2021, the Company filed Articles Supplementary (the “Series B Preferred Stock Articles Supplementary”) with the SDAT, which Series B Preferred Stock Articles Supplementary were effective as of 12:03 p.m., Eastern Time, on February 4, 2021, classifying 2,437,000 authorized but unissued shares of the Company’s preferred stock, par value $.001 per share, as Series B Preferred Stock. The Company has not yet issued any shares of Series B Preferred Stock and does not intend to list the Series B Preferred Stock on any exchange.
Dividends. Under the Series B Preferred Stock Articles Supplementary, holders of Series B Preferred Stock are entitled to receive cumulative dividends before any dividends are paid to the holders of Common Stock or Class B Common Stock at the rate per share of 4.00% of the stated liquidation preference of $25.00 per annum, or $1.00 per annum, payable quarterly in arrears. The Company may elect to pay such dividend by issuing additional shares of Series B Preferred Stock. Upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock will be entitled to receive out of the assets of the Company legally available for distribution to stockholders a liquidation preference of $25.00 per share, plus an amount equal to accrued and unpaid dividends thereon, whether or not declared, to the date of payment, before any distribution or payment shall be made to the holders of any junior securities, including the Common Stock or Class B Common Stock. If existing stockholders of the Company have not approved the convertibility of the Series B Preferred Stock to Class B Common Stock (as described below) by February 3, 2022, then the dividend rate on the Series B Preferred Stock shall increase to 11.00% per annum.
Liquidation Rights. With respect to the right to payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (collectively, “Liquidation Rights”), the Series B Preferred Stock will rank (i) senior to the Company’s Common Stock and Class B Common Stock, and to any future equity securities issued by the Company, the terms of which specifically provide that such securities rank junior to the Class B Common Stock as to Liquidation Rights; (ii) on parity with the Company’s Series C Preferred Stock, and with any future class of equity securities issued by the Company, the terms of which specifically provide that such securities rank on a parity with the Series B Preferred Stock as to Liquidation Rights; and (iii) junior to the Series A Preferred Stock and any future equity securities issued by the Company, the terms of which specifically provide that such securities rank senior to the Series B Preferred Stock as to Liquidation Rights.
Preemptive Rights. Holders of shares of Series B Preferred Stock will not have any preemptive or preferential rights to subscribe for, or to purchase, any additional shares of any class or series of the Company’s stock, or any other security that the Company may issue or sell.
Redemption. The Company may, at its option, redeem outstanding shares of Series B Preferred Stock at any time in whole, or from time to time in part, for cash at a price per share equal to the liquidation preference of $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the date of redemption. In addition, to the extent the Series B Preferred Stock has not previously been redeemed, the Company will redeem the Series B Preferred Stock on the seventh anniversary of the date that Series B Preferred Stock is first issued and sold. If the Company exercises any of its redemption rights relating to the Series B Preferred Stock, the holders of such redeemed shares would have the conversion rights described below (subject to stockholder approval of this Proposal 2).

Voting Rights. Holders of shares of the Series B Preferred Stock generally do not have any voting rights, except as follows:
•    The Company may not without the affirmative vote of the holders of 66-2/3% of the outstanding shares of Series B Preferred Stock:
◦Other than the Series A Preferred, (i) authorize or issue any additional class or series of equity securities ranking senior to the Series B Preferred Stock with respect to dividends or liquidation, (ii) reclassify any equity securities of the Company into such senior equity securities, or (iii) other than the Series C Preferred, create, authorize or issue any obligation or security convertible into any such senior equity securities; provided that the holders of Series B Preferred Stock are not authorized to vote on (A) any increase in the amount of the authorized Common Stock, Class B Common Stock, Series A Preferred or Series C Preferred, (B) the creation or issuance of any equity securities ranking on parity with or junior to the Series B Preferred Stock with respect to dividend and liquidation rights, or (C) the creation of any class of securities issued to refinance the Series A Preferred;
◦amend or repeal the Company’s charter or the Series B Preferred Stock Articles Supplementary in connection with a merger or a sale of substantially all of the assets, of the Company, or otherwise, in a manner that would materially adversely affect the Series B Preferred Stock; or
•    The holders of Series B Preferred Stock will have the exclusive right, by the affirmative vote of the majority of the outstanding Series B Preferred Stock to approve any amendment to the Company’s charter that would alter only the contract rights, as set forth in the charter, of only the Series B Preferred Stock.
Conversion. Within five (5) business days after the existing holders of the Company’s Common Stock approve the conversion in accordance with the NYSE rules, the Series B Preferred Stock will automatically convert into a number of shares of the Company’s Class B Common Stock, per share of Series B Preferred Stock, equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the date fixed for conversion by (ii) the product of (A) 90% times (B) the Common Stock Reference Price (as defined below); provided that if the conversion would cause the Company’s status as a REIT to be materially and adversely affected, the Company may elect to settle the conversion in cash.
Provided that the existing holders of the Company’s Common Stock approve the conversion of Series B Preferred Stock to Class B Common Stock as set forth in this Proposal 2, then at any time thereafter (and only to the extent that the mandatory conversion described above does not occur promptly), each holder of Series B Preferred Stock may convert, at such holder’s option, any or all of such holder’s shares of Series B Preferred Stock into a number of shares of Common Stock per share of Series B Preferred Stock equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the date fixed for conversion by (ii) the Common Stock Reference Price. For this purpose, “Common Stock Reference Price” means $7.80.
Restrictions on Transfer. The Series B Preferred Stock is subject to the ownership limitations and transfer restrictions set forth in Article VII of the Company’s charter, designed to protect the Company’s status as a REIT.
The foregoing is a summary of the terms of the Series B Preferred Stock as set forth in the Series B Preferred Stock Articles Supplementary, a copy of which is filed as Exhibit 3.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2021.
Required Vote
Pursuant to the rules of the NYSE, the approval of the issuance of the Class B Common Stock upon conversion of the Series B Preferred Stock requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. For purposes of the vote on this Proposal 2, abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the result of the vote. Each share of Common Stock is entitled to one vote.
BOARD RECOMMENDATION
The Board of Directors of the Company unanimously recommends stockholders of the Company vote “FOR” the issuance of Class B Common Stock upon conversion of the Series B Preferred Stock.

PROPOSAL THREE

Approval of the Contribution Agreement and
Internalization of Corridor
Our Company
CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, MO 64106
Telephone: 816.875.3705
We are a publicly traded real estate investment trust ("REIT") focused on energy infrastructure. Our business strategy is to own and operate or lease critical energy midstream infrastructure connecting the upstream and downstream sectors within the industry. We currently generate revenue from the transportation, via pipeline, of natural gas and crude oil for our customers in Missouri and California. The pipelines are located in areas where it would be difficult to replicate rights of way or transport natural gas or crude oil via non-pipeline alternatives resulting in our assets providing utility-like criticality in the midstream supply chain for our customers.
The Manager and the Management Agreement
Corridor InfraTrust Management, LLC
1100 Walnut Street, Suite 3350
Kansas City, MO 64106
Telephone: 816.875.3705
The Company is managed by Corridor InfraTrust Management, LLC ("Corridor"), an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Under our Management Agreement, Corridor (i) presents us with suitable acquisition opportunities consistent with our investment policies and our objectives, (ii) is responsible for our day-to-day operations and (iii) performs such services and activities relating to our assets and operations as may be appropriate. The Management Agreement as in effect prior to February 4, 2021, did not have a specific term, and was amended with the First Amendment to the Management Agreement on February 4, 2021. For a description of the Management Agreement and the related Administrative Agreement, see “Certain Relationships and Related Party Transactions” in this proxy statement.
Description of the Internalization and Contribution Agreement
Set forth below is a summary of the Internalization and the material terms of the Contribution Agreement implementing the Internationalization. The summary of the Contribution Agreement set forth below is qualified in its entirety by reference to the Contribution Agreement attached as Annex B to this proxy statement.
General
On February 4, 2021, the Company entered into a Contribution Agreement with Richard C. Green, Rick Kreul, Rebecca M. Sandring, Sean DeGon, Jeff Teeven, Jeffrey E. Fulmer, David J. Schulte (as Trustee of the DJS Trust under Trust Agreement dated July 18, 2016), and Campbell Hamilton, Inc., which is an entity controlled by David J. Schulte (collectively, the "Contributors"), and Corridor.
Consummation of the transactions contemplated in the Contribution Agreement will result in the Internalization of the management of the Company. Following the Internalization, the Company will (i) own all material assets of Corridor currently used in the conduct of the business of Corridor, and (ii) be managed by officers and employees who currently work for Corridor and who are expected to become employees of the Company.
To pay the aggregate Internalization consideration (the "Internalization Consideration"), the Company will issue to the Contributors, based on each Contributor's percentage ownership in Corridor, an aggregate of: (i) 1,153,846 shares of Common Stock, (ii) 683,761 shares of the newly created Class B Common Stock (the terms of which are described above in PROPOSAL TWO - Approval of the Issuance of Class B Common Stock upon Conversion of the Series B Preferred Stock under the heading “Description of Class B Common Stock and Series B Preferred Stock”), and (iii) 170,213 depositary shares of Series A Preferred Stock (collectively with the Common Stock and Class B Common Stock, the "REIT Stock").
Contemporaneously with execution of the Contribution Agreement, the Company and Corridor entered into the First Amendment (the "First Amendment") to the Management Agreement dated as of May 8, 2015 (as amended, the "Management Agreement") that has the effect of (i) reducing the amount paid to Corridor until closing of the Internalization or termination of the Contribution Agreement and (ii) providing payment to Corridor to enable distribution of payments to employees of Corridor as approved by the independent directors of the Company and pending closing of the Contribution Agreement. The Contribution Agreement acknowledges the funding of these retention bonus payments by Corridor to its employees pursuant to the First Amendment, which payments are expected to total $1,000,000.
Following execution of the First Amendment, fees incurred under the Management Agreement for the three months ended March 31, 2021 totaled approximately $1.9. million, which consisted of (i) $1.0 million paid in connection with the execution of the First Amendment, to fund the retention bonus payments to Corridor’s employees in connection with the Internalization; (ii) $321 thousand for January 2021 management fees earned pursuant to the Management Agreement prior to execution of the First Amendment; and (iii) $608 thousand for reimbursement to Corridor for employee salaries and office-related expenses under the First Amendment to the Management Agreement. The First Amendment also provides that, beginning April 1, 2021, the Company will pay Corridor additional cash fees equivalent to the aggregate amount of all dividends that would accrue, if declared, on and after such date with respect to the securities to be issued as the Internalization Consideration pursuant to the Contribution Agreement (an amount, assuming payment on a cash basis equal to approximately $172 thousand per quarter assuming $0.05 dividends per quarter on Common Stock and Class B Common Stock). This agreement is in effect until the closing of the Internalization or termination of the Contribution Agreement.
Closing and Post-Closing
The Contribution Agreement provides that the Internalization will be consummated within seven calendar days following stockholder approval of this proposal.
The Contribution Agreement can be terminated by the mutual agreement of the parties before or after stockholder approval and can be terminated by any party in the event of a material breach of its terms by the other (subject to a 30-day cure period), or if the issuance of the REIT Stock is not approved by the Company's stockholders. Either the Company or the Contributors also may terminate the Contribution Agreement if the closing does not occur within one year of February 4, 2021. If the Contribution Agreement is terminated, the existing Management Agreement and Administrative Agreement will revert to the previous revenue formula and otherwise remain in full force and effect.
At closing of the Internalization, the Company will enter into a registration rights agreement with the Contributors that will be substantially similar to the form of the Registration Rights Agreement entered into with the Grier Members in connection with the Crimson Transaction. The registration rights agreement, subject to the terms thereof, will provide for certain demand and piggyback registration rights in favor of the Contributors, subject to customary underwriter cutbacks, to require the Company to file a shelf registration statement covering the resale of listed Company securities they may ultimately acquire as part of the Internalization. The Company will agree to pay certain fees and expenses relating to registrations under the registration rights agreement. Notwithstanding any registration rights, and pursuant to the Contribution Agreement: (i) subject to certain exceptions to sell a number of shares to pay tax obligations in connection with the Internalization, neither Campbell Hamilton, Inc. nor David J. Schulte as Trustee of the DJS Trust under Trust Agreement dated July 18, 2016 will be permitted to sell or otherwise transfer any of the shares of Common Stock received in connection with the Internalization for a period of twelve months following the closing of the Internalization and (ii) no Contributor may sell or otherwise transfer any shares of Class B Common Stock.
Each Contributor has agreed in the Contribution Agreement that, for twenty-four months after closing, it will not compete with the Company or solicit its employees, subject to certain exceptions in the Contribution Agreement.
The Company has agreed, for a period of at least six years after the closing of the Internalization, to indemnify all current and former directors, officers and employees of Corridor for a damages in connection with any actual or threatened action or proceeding based on, or arising out of, the service of such person in any such capacity prior to the closing, to the same extent Corridor would have been permitted to indemnify such persons under applicable law. The Company will maintain director and officer "tail coverage" insurance, covering all current and former directors and officers of Corridor for at least six years after closing of the Internalization.
Conduct of Business Prior to Closing
The Contributors and Corridor have agreed that, until the closing, except to the extent expressly provided in the Contribution Agreement, they shall cause Corridor, to:

•conduct the business in the ordinary course, consistent with past practice and in compliance with the requirements of the Management Agreement;
•use commercially reasonable efforts to preserve substantially intact Corridor's present organization;
•use commercially reasonable efforts to keep available the services of Corridor's present officers and employees and of all other persons who provide material services to the Company and its subsidiaries and
•use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to the business.
The Contributors and Corridor have also agreed that, until the closing, without the prior consent of the Special Committee, they will not, and will cause Corridor not to:
•sell, lease, encumber, transfer, license or dispose of any assets, contracts or intellectual property that will be transferred to the Company or any subsidiary, in each case except in the ordinary course of business;
•enter into, amend or terminate any material contract;
•fail to timely pay any account payable in the ordinary course of business relating to Corridor's business other than amounts that are subject to dispute in good faith;
•take any action that would adversely affect the Company's qualification as a real estate investment trust within the meaning of Section 856 of the Code;
•make any material change in any financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;
•enter into any material commitment or transaction relating to Corridor's business except in the ordinary course of business;
•enter into any new line of business;
•incur, create, assume or guarantee any indebtedness;
•make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;
•change (or permit to be changed) any accounting or tax procedure, method, or practice (including any method of accounting for tax purposes), make (or permit to be made) any tax election or settle or compromise any tax liability;
•increase the compensation or benefits of any Corridor employee or pay or otherwise grant any benefit not required by any plan with respect to any employee, or enter into any contract to do any of the foregoing, subject to certain exceptions;
•commit to any single or aggregate capital expenditure or commitment in excess of $50,000 (on a consolidated basis);
•acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof;
•enter into, or amend, terminate, or assign its rights under, any lease for real property;
•cancel any debts or waive any claims or rights of substantial value relating to the business or Corridor;
•issue, sell or grant any equity interests of Corridor, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interests of Corridor, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interest of Corridor or any other securities in respect of, in lieu of, or in substitution for, the equity interest of Corridor that are outstanding on February 4, 2021;
•settle or compromise any material claim, action, suit or proceeding pending or threatened against Corridor or relating to its business, other than any such settlement or compromise in the ordinary course of business consistent with past practice that involves solely the payment of money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate that is paid prior to closing (subject to a requirement not to enter into any settlement involving injunctive or similar relief that would have a restrictive impact on Corridor’s business);
•hire or terminate, or enter into any transaction or any contract with, an employee. promote or appoint any person to a position of executive officer or director of Corridor;
•make or authorize any change in the organizational documents of Corridor;
•abandon, encumber, convey title (in whole or part), exclusively license or grant any right or other licenses to intellectual property of Corridor;
•take, or agree or otherwise commit to take, or cause the Company to take or to agree or otherwise commit to take, any action that would reasonably be expected to, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Internalization; or

•take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of the closing conditions set forth in the Contribution Agreement.
Conditions to Closing
Conditions to Each Party's Obligations
The respective obligations of the Company and the Contributors to effect the closing of the Internalization are subject to the satisfaction or waiver at or prior to the closing of the following, among other conditions:
•the Company's stockholders shall have approved the Internalization;
•the Management and Administrative Agreements shall have been terminated;
•no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a governmental authority that prohibits the consummation of the transactions contemplated by the Contribution Agreement;
•no action, suit or proceeding shall be pending before any governmental authority which is reasonably likely to result in an injunction, judgment, order, decree or ruling that would prevent the consummation of the transactions contemplated by the Contribution Agreement and the other Internalization documents; and
•any necessary consents and approvals of any governmental authority required for the consummation of the Internalization shall have been obtained.
Conditions to Our Obligations
The obligations of the Company to effect the closing of the Internalization are subject to the satisfaction or waiver at or prior to the closing of the following, among other conditions:
•each of the representations and warranties of the Contributors that is qualified by reference to materiality or material adverse effect shall be true and correct, and each of the other representations and warranties of the Contributors shall be true and correct in all material respects as of the closing date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time);
•all of the covenants and agreements of the Contributors required by the Contribution Agreement to have been performed as of the closing date shall have been performed in all material respects as of the closing date;
•each of the representations and warranties of Corridor that is qualified by reference to materiality or material adverse effect shall be true and correct, and each of the other representations and warranties of Corridor shall be true and correct in all material respects as of the closing date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time);
•all of the covenants and agreements of Corridor required by the Contribution Agreement to have been performed as of the closing date shall have been performed in all material respects as of the closing date;
•there shall not have occurred a material adverse effect with respect to Corridor; and
•we shall have received certificates, in form and substance reasonably satisfactory to us, confirming these facts.
Conditions to the Obligations of the Contributors
The obligations of the Contributors to effect the closing of the Internalization are subject to the satisfaction or waiver at or prior to the closing of the following conditions:
•each of the representations and warranties of the Company that is qualified by reference to materiality or material adverse effect shall be true and correct, and each of the other representations and warranties of the Company shall be true and correct in all material respects as of the closing date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time);
•all of the covenants and agreements of the Company required by the Contribution Agreement to have been performed as of the closing date shall have been performed in all material respects as of the closing date;
•there shall not have occurred a material adverse effect with respect to the Company;
•the Company shall have delivered evidence of the issuance of the securities constituting the Internalization Consideration, as well as the executed the registration rights agreement, to the Contributors; and
•the Contributors shall have received a certificate, in form and substance reasonably satisfactory to them, confirming these facts.

Certain Pre-Closing Covenants
Pursuant to the Contribution Agreement, we, and the Contributors have agreed to certain covenants, among others, as described below.
•Corridor and the Contributors have agreed to continue to conduct the Company’s business in the ordinary course, consistent with past practice and in compliance with the Management Agreement and related terms of the Contribution Agreement, prior to the closing of the Internalization.

•The Contributors have agreed to furnish the Special Committee, the Company and their representatives with any information and data (including copies of contracts, plans and other books and records) concerning the business, Corridor and operations of the business as the Special Committee, we or any of our representatives reasonably may request.

•The Company agreed to prepare and file with the SEC this proxy statement to approve the Internalization and to call and hold a meeting for the approval of the Internalization, and the Company and the Contributors have agreed to take all other actions necessary, proper and advisable to cause all closing conditions to be satisfied and to consummate the Internalization, and in connection therewith to make all necessary filings with governmental authorities or other persons or entities, as applicable.
Representations and Warranties
The Contribution Agreement contains customary representations and warranties and covenants of (a) the Contributors (severally and not jointly), (b) the Contributors and Corridor (severally and jointly) and (c) the Company relating to, among other things, their ability to enter into the Contribution Agreement and our outstanding capitalization.
Indemnification
Contributor and Corridor Indemnification of the Company
Subject to the qualifications and limitations described below, each Contributor shall, severally and not jointly, indemnify and hold harmless the Company and its successors and the stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified person (collectively, the "Company Indemnified Parties") from and against any and all losses that may be asserted against, or paid, suffered or incurred by any Company Indemnified Party to the extent arising out of, resulting from, based upon or relating to any breach of any representation or warranty of such Contributor.
Subject to the qualifications and limitations described below, each Contributor shall, jointly and severally, indemnify and hold harmless the Company Indemnified Parties from and against any and all losses that may be asserted against, or paid, suffered or incurred by any Company Indemnified Party to the extent arising out of, resulting from, based upon or relating to:
•any breach of any representation or warranty made by Corridor in the Contribution Agreement or any related transaction documents;
•any failure by the Contributors or Corridor duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under the Contribution Agreement or any related transaction documents;
•any act or omission for which Corridor would be required to provide indemnity to the Company under the Management or Administrative Agreements, to the extent such act, omission or state of affairs preceded the closing and the Company did not have prior knowledge of such matter and makes a demand for such indemnification within 12 months after the closing of the Internalization; and
•any liability for taxes payable in respect of any pre-closing tax period, taxes of the Contributors or any affiliate or taxes resulting from any transfer of the Contributors' membership interest in Corridor pursuant to the transaction documents.
Limitations to Contributor Indemnification of the Company
Subject to exceptions for any fraud or a breach of certain fundamental representations specified in the Contribution Agreement, no amounts of indemnity will be payable by the Contributors with respect to any claim relating to a breach or alleged breach of a representation or warranty, or acts or omissions for which Corridor would be required to indemnify the Company under the Management or Administrative Agreements, unless and until the

Company Indemnified Parties have paid, suffered or incurred losses with respect to such breaches in excess of one percent of the aggregate indemnity cap of $16,900,000 (the “Cap”), or $169,000 (the “Basket”), in which case the Company Indemnified Parties may bring a claim for all losses; provided, no such Basket or Cap exists with respect to fraud and certain specified representations. The maximum aggregate liability of Contributors under their indemnity obligations with respect to breaches of representations and warranties shall not exceed 25% of the Cap.
Company Indemnification of the Contributors
Subject to the qualifications and limitations described below, the Company shall, severally and not jointly, indemnify and hold harmless the Contributors and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified person (collectively, the "Contributor Indemnified Parties") from and against any and all losses that may be asserted against, or paid, suffered or incurred by any Contributor Indemnified Party to the extent arising out of, resulting from, based upon or relating to:
•any breach of any representation or warranty made by the Company in the Contribution Agreement or any related transaction documents; and
•any failure by the Company duly and timely to perform or fulfill any of the Company's covenants or agreements required to be performed by it under the Contribution Agreement or any related transaction documents.
Limitations to Company Indemnification of the Contributors
No amounts of indemnity will be payable by the Company with respect to any claim relating to a breach or alleged breach of a representation or warranty unless and until the Contributor Indemnified Parties have paid, suffered, incurred, sustained or become subject to losses with respect to such breaches in excess of the Basket in the aggregate, in which case the Contributor Indemnified Parties may bring a claim for all losses; provided, no such Basket or Cap exists with respect to fraud or certain specified representations. The maximum aggregate liability of the Company under its indemnity obligations with respect to breaches of representations and warranties shall not exceed 25% of the Cap.
Interests of Certain Persons in the Internalization
Directors and Officers of the Company
David J. Schulte is a member of our Board of Directors and is our President and Chief Executive Officer. Each of Rick Kreul, Rebecca M. Sandring, Sean DeGon, Jeff Teeven and Jeffrey E. Fulmer is an officer of the Company and each has an interest in Corridor. All of these individuals are either a Contributor or control a Contributor. As a result, each has interests in the Internalization that differ from those of our stockholders as each will have a direct or indirect beneficial interest in a portion of the consideration received by the Contributors in the Internalization.
The directors and executive officers of the Company will have the following interests in the Internalization.

Director or Executive Officer	Percentage Interest of Internalization Consideration	Retention Bonus ($)
David J. Schulte	53.42%	$50,000
Rebecca M. Sandring	5.25%	150,000
Jeffrey E. Fulmer	8.08%	150,000
Special Committee Compensation
In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating a potential internalization transaction, the Board of Directors determined that each other member of the Special Committee would receive a retainer of $1,000 per meeting of the Special Committee. Such fees were payable whether or not an internalization transaction was entered into by the Company and payment of such fees is not conditioned upon the Internalization being completed. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending Special Committee meetings) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Reasons for the Internalization
Our relationship with Corridor been instrumental to our development as a publicly traded REIT and the establishment of our business operations. We believe we can internalize the systems, personnel and management of Corridor with minimal disruption to our operations and compelling benefits to the Company and our stockholders through reduced expense in the combined general and administrative and advisory fee expense categories, improved cash flow, and a simplified corporate structure. Internalization provides to the Company the opportunity to align the interests and incentives of the Corridor employees and owners with the interests and incentives of the employees joining the Company as a result of the Crimson Transaction.
Following the proposed Internalization, we will own all material assets of Corridor currently used in the conduct of its business. The existing employees of Corridor will become employees of the Company. Following the Internalization, we will be managed by officers and employees who currently manage our business and who have industry expertise, management capabilities and a unique knowledge of our assets and business strategies.
One important benefit of the Internalization is the overall reduction in the combined general and administrative and advisory fee expense categories, which we expect to result in improved cash flow, net income and CAD. The Company estimates that if the Internalization had occurred as of January 1, 2020, on a cash basis the unadjusted net savings to the Company for 2020 would have been approximately $1.64 million. Further adjusting that number for annualized management compensation of approximately $700,000 paid by Corridor in 2020 that, as a result of certain retirements, will not be present in future years, would lead to projected annual cash savings using 2020 figures of approximately $2.34 million. If this projected savings number is further adjusted by subtracting the aggregate annual dividends of $681,352 expected to be payable on the securities constituting the Internalization Consideration (including $313,830 per year on 170,213 depositary shares of Series A Preferred Stock at the applicable preferred dividend rate of 7.375%, plus aggregate dividends of $367,521 on 1,153,846 shares of Common Stock and 683,761 shares of Class B Common Stock, based on the current annualized dividend rate of $0.20 per share on the Company’s Common Stock), such adjustment would still result in a projected annual net benefit to the Company’s Common Stock holders of approximately $1.66 million, even after accounting for payment of new dividends attributable to the Internalization Consideration.
The Internalization will also simplify our organizational structure in a way that may assist us in attracting new investors. Certain institutional investors have a notable preference for internally managed equity REITs given the perception that externally managed REITs are more susceptible to conflicts of interest that might negatively impact stockholder interests. Thus, the Internalization may positively impact efforts to diversify our stockholder base, although no assurances can be given that such a result will occur.
Background of the Internalization
The Board of Directors has for the last few years discussed the circumstances under which it would make sense to convert to an internally managed REIT. One of the circumstances that the Board viewed as an appropriate time to aggressively consider internalization was an acquisition by the Company that resulted in a meaningful increase in the number of employees needed to manage the assets of the Company. When the Board of Directors was presented with the possibility of the Crimson Transaction, the Board of Directors considered the advantages of simultaneously pursuing an internalization. At the August 6, 2020 meeting of the Board of Directors, the topic of internalization was explicitly discussed and the Board of Directors authorized the creation of a Special Committee composed exclusively of independent directors to consider and evaluate an internalization of the management structure of the Company.
Proceedings of the Special Committee
The Special Committee of the Board consists of Todd Banks, Conrad Ciccotello, and Catherine Lewis. None of the members of the Special Committee is an officer or employee of the Company or Corridor, none of them has an ownership or other direct or indirect interest in Corridor, and they are all of the independent directors of the Company. The Special Committee was authorized by the Board to spend such funds and undertake such analysis as the Special Committee might deem prudent and to retain any advisors it felt necessary to completion of their work, including legal and financial advisors.
The Special Committee met a total of eleven times. At no time during the work of the Special Committee did the topic of internalization receive focused discussion by the full Board of Directors. The following is a brief summary of the meetings of the Special Committee.
The first meeting of the Special Committee was held on August 6, 2020 and was attended by the three members of the Special Committee and, at their invitation, representatives of Evercore Group L.L.C. ("Evercore"), Mr.

Michael Coster of TD Securities, and Mr. Steven Carman of Husch Blackwell LLP. Based on the familiarity of the Special Committee with each of the two financial advisors and the legal advisor and the independence of each from Corridor, the Special Committee retained the three advisors to assist and support their work. After a discussion of process, the Special Committee directed Mr. Carman to contact counsel for Corridor and request a term sheet for a potential internalization.
Mr. Carman spoke to counsel for Corridor on August 6 and requested the desired term sheet. An initial draft of a term sheet was provided to Mr. Carman on August 18, was discussed between counsel on August 19 in order to confirm and clarify certain timing issues, and then was revised and forwarded to Mr. Carman on August 21. Mr. Carman forwarded that draft of the term sheet to the Special Committee on August 22.
The Special Committee met on August 24 to review with Mr. Carman the draft term sheet. The term sheet proposed a transaction value of $19.0 million, with the consideration payable in a combination of cash and Company Common Stock. Mr. Carman was asked to explain numerous aspects of the proposed term sheet, and the Special Committee directed Mr. Carman to forward the term sheet to Evercore and TD Securities to solicit their input and analysis and to inform counsel to Corridor of the analysis to be undertaken.
The Special Committee met again on September 18, 2020 with Mr. Carman, who updated the Special Committee on a discussion the prior week with counsel to Corridor to discuss structuring alternatives that might be more tax efficient for the Contributors in light of the structure then being considered for the Crimson Transaction. Mr. Carman confirmed for the Special Committee the structure that minimized tax risk for the Company, and the Special Committee noted their preference for that structure and asked Mr. Carman to ask the financial advisors to prepare to share their preliminary evaluations with the Special Committee.
At the October 9, 2020 meeting of the Special Committee, the Special Committee met with representatives of Evercore, and TD Securities and Mr. Carman. After Mr. Carman updated the group on the status of the contemplated Crimson Transaction, the representatives of Evercore provided a detailed review of their analysis of the proposed acquisition and the incremental economic benefit of the Internalization. The representatives of TD Securities then presented their analysis of the proposed cost savings that may result from the Internalization. The Special Committee then directed Mr. Carman to revise for consideration by the Special Committee the term sheet proposed by Corridor to adjust the proposed consideration, include non compete protection for the Company, and revise the form of consideration.
The Special Committee met again on November 9, 2020 with representatives of Evercore and TD Securities and Mr. Carman. Evercore provided an updated financial analysis of the Internalization as a result of changes in the contemplated Crimson Transaction. TD Securities briefly updated its analysis, noting that use of Company securities presented limitations for the TD Securities analysis. After receiving the analyses, and in light of the uncertainty of the Crimson Transaction, the Special Committee chose to not respond at that time to the initial proposed Corridor term sheet.
In light of progress seeming to be made on the Crimson Transaction, and because the Special Committee had concluded that the Internalization would only benefit the Company at the current time if it occurred as a part of that transaction, the Special Committee met again on November 25, 2020 with representatives of TD Securities and Evercore and Mr. Carman to receive updated analyses from Evercore and TD Securities. After discussing at length the various issues that could be addressed in the revised term sheet prepared by Mr. Carman, the Special Committee asked Mr. Carman to further revise the term sheet and circulate a revised draft to the Special Committee.
Mr. Carman revised the term sheet to reduce the consideration from $19.0 million to $16.9 million, to change the form of consideration from units in Crimson Midstream Holdings to Company Common Stock, to give the Special Committee authority over allocation of the retention/bonus pool to be created, and to make other less material changes. The revised term sheet was approved by the Special Committee, which directed Mr. Carman to forward the revised term sheet to counsel for Corridor on November 27.
As a result of a restructuring of the Crimson Transaction, the Special Committee met on January 14, 2021 with representatives of Evercore and TD Securities and Mr. Carman. Evercore provided to the Special Committee a thorough update of their financial analysis as a result of changes to the structure of the Crimson Transaction. A representative of TD Securities shared thoughts on the Internalization and reminded the Special Committee of its challenges in valuing the Company securities to be used in consideration in the Internalization. This meeting was important for the Special Committee to maintain its support for the Internalization in spite of the negotiated changes to the structure of the Crimson Transaction. On January 19, 2021, counsel for Corridor forwarded a revised term sheet that changed the proposed form of consideration from Company Common Stock to a combination of the following securities of the Company: (i) approximately $8.1 million of Common Stock, (ii) approximately $4.8 million of Class B Common Stock, and (iii) approximately $4.0 million of Series A Preferred Stock.
On January 21, 2021, the Special Committee met with representatives of Evercore and TD Securities and Mr. Carman to review the mix of securities to be used as consideration in the Crimson Transaction and to consider similarly aligning the Internalization consideration. After receiving the analyses from Evercore and discussing the matter at length, the Special Committee directed Mr. Carman to revise the term sheet with Corridor to allocate the $16.9 million in consideration among: (i) approximately $10.1 million or Company Common Stock, (ii) approximately $2.0 million of Series A Preferred Stock, and (iii) approximately $4.8 million of Class B Common Stock of the Company. Mr. Carman delivered that revised term sheet to counsel for Corridor on January 21.
After receiving the revised term sheet from the Special Committee, Mr. Green and Mr. Schulte, the two largest owners of Corridor asked to meet with the Special Committee to present their views on the two important issues in the term sheet that remained unresolved; namely, the mix of Company securities to be used as consideration and the timing and allocation of the proposed retention bonuses. The Special Committee agreed to the request for a virtual meeting, and on January 23, 2021 the Special Committee met with Mr. Schulte, Mr. Green, and counsel for Corridor and with Mr. Carman. The Special Committee provided to the Corridor representatives the opportunity to explain their logic and desired result on the two noted items and were then excused from the meeting. After considering that information and analyzing the request in the context of the Evercore analysis, the Special Committee directed Mr. Carman to propose to counsel for Corridor a consideration allocation among Company securities of: (i) $8.1 million Common Stock; (ii) $4.8 million of Class B Common Stock, and (iii) $4.0 million of Series A Preferred Stock. Mr. Carman was also asked to note the acceptance by the Special Committee of the proposal that the retention bonus amounts be paid to Corridor at the time of execution of the Contribution Agreement and the reduced management fee amount that would be paid through April 1, 2021 after execution of the Contribution Agreement. Mr. Carman conveyed that information to counsel for Corridor on January 23. Later on January 23, counsel for Corridor indicated to Mr. Carman that Corridor accepted the proposed consideration allocation, and Mr. Carman conveyed this response to the Special Committee via email and, after confirming with Evercore its views on that consideration mix, each of the members of the Special Committee noted their acceptance of that package. Mr. Carman was authorized to work expeditiously to document that agreement.
The Special Committee met with Mr. Carman on January 29, 2021 to receive an update on the status of documentation for the Internalization. Mr. Carman requested and received guidance on the extent of the non compete sought by the Special Committee and the allocation of the $1 million cash payment among Corridor employees.
The final meeting of the Special Committee occurred on February 1, 2021 and was attended by representatives of Evercore and Mr. Carman. In advance of the meeting, Mr. Carman had provided to committee members near final drafts of the documents for the Internalization and Evercore had provided both an updated version of their financial analyses and a draft of their fairness opinion. Mr. Carman explained the agreements, responding to questions from the Special Committee, and representatives of Evercore provided an updated review of their financial analyses and the expectation that Evercore would be able to provide to the Special Committee its fairness opinion described in detail below. The Special Committee then voted unanimously to recommend the Internalization to the Board of Directors for approval and directed Mr. Carman to complete his work on the documents and requested that Evercore prepare to deliver its written fairness opinion at a meeting of the Board of Directors.
The Board of Directors met on February 4 to accept the written fairness opinion from Evercore and to vote unanimously (with Mr. Schulte abstaining from such vote because of his interest in Corridor) to approve the Internalization.
Recommendations of the Special Committee and Our Board of Directors
Recommendation of the Special Committee; Reasons for Recommendation
In reaching its conclusion to unanimously recommend that the Board approve the Internalization and the Contribution Agreement and the other transactions and documents expressly contemplated by the Contribution Agreement, the Special Committee took into account the following factors (without assigning relative weights) which the Special Committee believes support the Internalization:
•the removal of an asset based management fee;
•the ability to accommodate integration of the Crimson management team in a more uniform manner;
•allocation of compensation responsibility and control to a committee of the Board;
•the ability to complete the Internalization using Company securities as the Internalization Consideration;

•the timing of the transaction, particularly compared to the price that might have been paid in the past;
•the fair and customary terms of the relevant agreements;
•the subordinated feature of the Class B Common Stock used as a portion of the consideration;
•conforming to the predominant REIT governance model;
•the belief that the Internalization would enable the Company to realize certain efficiencies arising from an internally managed structure in that the Company will pay for management, advisory, acquisition and development services directly rather than paying a third-party fee for such services, thereby enabling the Company to both eliminate the profits that were previously being realized by the Manager for providing such services and potentially allowing the Company in the future to raise additional equity without a proportionate increase in the cost of managing the Company that would likely result had the Company continued to be externally managed;
•the terms and conditions of the Contribution Agreement, including (i) the type and amount of consideration to be paid to the Contributors, (ii) the indemnities obtained, and (iii) certain conditions to the Company's obligation to consummate the Internalization, including approval by the Company's stockholders of the Internalization;
•an estimate of the amount of aggregate management fees that the Company would pay to the Manager prior as contrasted with the estimated savings from the Internalization;
•the extensive financial analysis of Evercore and the opinion of Evercore, dated February 4, 2021, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and conditions described therein, the Internalization Consideration to be paid by the Company pursuant to the Contribution Agreement was fair, from a financial point of view, to the Company, as more fully described in the section entitled "—Opinion of the Financial Advisor to the Special Committee"; and
•the limited termination provisions under the existing management agreement.
The Special Committee also took into account, without assigning relative weights to, the following factors. Although the Special Committee viewed these as potentially negative factors with respect to the Internalization, the Special Committee believed these factors were outweighed by the positive factors set forth above:
•the appearance of potential conflicts of interest between the Company and Corridor, including certain directors with the Company and Corridor and the compensation and/or other benefits to be received by such persons, either directly or indirectly, as a result of the Internalization, as well as the fact that: (i) each of the Contributors is an owner of equity interests in Corridor, and (ii) each will have a beneficial interest in the consideration paid to the Contributors in the Internalization and could make substantial profits as a result of the transaction; although the Special Committee believes that this risk is mitigated by the steps taken (such as the creation of the Special Committee and the retention of its own financial advisor) to ensure that the Internalization would not be negatively affected by such conflicts; and
•the potential liabilities associated with the direct employment of personnel.
The Special Committee determined that, in light of all the factors that it considered, the Contribution Agreement, the Internalization and the transactions expressly contemplated by the Contribution Agreement are advisable and are fair and reasonable to and in the best interests of the Company and our stockholders. Accordingly, the Special Committee unanimously recommended that our Board approve the Contribution Agreement and the Internalization.
Recommendation of the Board
Our Board (Mr. Schulte, who had material financial interests in the Internalization, abstained from voting on the approval of the Contribution Agreement) approved the Contribution Agreement, the Internalization and the other transactions expressly contemplated by the Contribution Agreement, having determined that they are advisable and are fair and reasonable to and in the best interests of the Company and our stockholders. Accordingly, our Board (excluding Mr. Schulte who has material financial interests in the Internalization and, accordingly, is abstaining from joining in our Board's recommendation) recommends that stockholders vote FOR the Internalization.
Our Board based its determination that the Internalization is advisable and fair and reasonable to and in the best interests of the Company and our stockholders primarily on:
•the factors considered and conclusions of the Special Committee (which were adopted by our Board as its own); and
•the extensive negotiations of the Special Committee with representatives of the Contributors.

Our Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.
Opinion of the Financial Advisor to the Special Committee
The Special Committee retained Evercore to act as its financial advisor in connection with the Internalization. As part of this engagement, the Special Committee requested that Evercore evaluate the fairness, from a financial point of view, of the Internalization. Consideration payable by the Company pursuant to the Contribution Agreement. On February 4, 2021, Evercore rendered its opinion to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Internalization Consideration to be paid by the Company pursuant to the Contribution Agreement was fair, from a financial point of view, to the Company.
The full text of the written opinion of Evercore, dated February 4, 2021, is attached hereto as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Evercore in rendering its opinion. The Company encourages you to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee in its evaluation of the Internalization and addresses only the fairness, from a financial point of view, of the Internalization Consideration to be paid by the Company pursuant to the Contribution Agreement. It does not address any other aspect of the Internalization and does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Internalization or the issuance of the REIT Stock pursuant to the Internalization or any matter related thereto. The summary of the opinion of Evercore set forth below is qualified in its entirety by reference to the full text of the opinion.
In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:
•reviewed certain publicly available historical business and financial information related to the Company that Evercore deemed relevant, including as set forth in the Annual Report on Form 10-K for the year ended December 31, 2019, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Company since December 31, 2019;
•reviewed certain internal projected financial and operating data and assumptions related to the Company, Crimson, Crimson combined with the Company (“Pro Forma CORR” and, such financial and operating data and assumptions, the “Pro Forma CorEnergy Financial Projections”) and Corridor including cost savings from the Internalization (the “Corridor Cost Savings”) as prepared and furnished to Evercore by management of the Company;
•discussed with management of the Company the historical and projected financial and operating data and assumptions relating to the Company, Crimson, Pro Forma CORR and Corridor;
•discussed with management of the Company their assessment of the past and current operations, financial condition and prospects of the Company, Crimson, Pro Forma CORR and Corridor;
•performed a discounted cash flow analysis for Pro Forma CORR based on forecasts and other data provided by management of the Company;
•compared the financial performance of Pro Forma CORR utilizing forecasts and other data provided by management of the Company with the trading performance (including equity market trading multiples) of public issuers that Evercore deemed relevant;
•reviewed the financial metrics of certain historical transactions that Evercore deemed relevant involving assets similar to Pro Forma CORR and applied such financial metrics to the Pro Forma CorEnergy Financial Projections;
•reviewed the financial metrics of certain historical transactions that Evercore deemed relevant involving assets similar to Corridor and compared such financial metrics to those implied by the Internalization;

•performed a discounted cash flow analysis for the Corridor Cost Savings on forecasts and other data provided by management of the Company;
•reviewed a draft of the Contribution Agreement, dated January 31, 2021;
•reviewed a draft of the MIPA, dated February 2, 2021;
•reviewed a draft of the Third LLC Agreement, dated February 2, 2021; and
•performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that Evercore deemed appropriate for the purposes of providing the opinion included as Annex C.
For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to the Company, Crimson, Pro Forma CORR and Corridor, Evercore assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company, Crimson, Pro Forma CORR and Corridor, as applicable, under the assumptions reflected therein. Evercore expressed no view as to any projected financial or operating data or any judgments, estimates or assumptions on which they are based. Evercore relied, at direction of the Special Committee, without independent verification, upon the assessments of the management of the Company as to the future financial and operating performance of the Company, Crimson, Pro Forma CORR and Corridor.
For purposes of its analysis and opinion, Evercore assumed, in all respects material to its analysis, that the executed Contribution Agreement, MIPA and Third LLC Agreement would not differ from the draft forms reviewed by Evercore, that the representations and warranties of each party contained in the Contribution Agreement, the MIPA and the Third LLC Agreement (in the draft forms reviewed by Evercore) were, and when executed were, true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Contribution Agreement, MIPA and Third LLC Agreement and that all conditions to the consummation of the Internalization and Crimson Transaction would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Internalization and the Crimson Transaction would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, Crimson, Pro Forma CORR, Corridor or the consummation of the Internalization or the Crimson Transaction or materially reduce the benefits of the Internalization or the Crimson Transaction to the Company. Evercore assumed that the final versions of all documents reviewed by Evercore in draft form would conform in all material respects to the drafts reviewed by Evercore.
Evercore did not make nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, Crimson, Pro Forma CORR or Corridor, nor was Evercore furnished with any such valuations or appraisals, nor has Evercore evaluated the solvency or fair value of the Company, Crimson, Pro Forma CORR or Corridor under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Evercore on the date of its opinion. Therefore, in Evercore’s opinion and this “PROPOSAL THREE — Opinion of the Financial Advisor to the Special Committee,” references to the Company are to the Company as it existed prior to consummation of the Crimson Transaction and references to Pro Forma CORR are to the Company as it exists after the Crimson Transaction and assuming that the Grier Members and the certain Management Members exercise their right to exchange their interest in Crimson for securities of the Company as described in “PROPOSAL TWO — Background.” It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.
Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the Company, from a financial point of view, of the Internalization Consideration to be paid by the Company pursuant to the Contribution Agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the Internalization to, or any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party to the Contribution Agreement, or any class of such persons, whether relative to the Internalization Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and its opinion did not address, any other term or aspect of the Contribution Agreement or the Internalization, including, without limitation, the structure or form of the Internalization, or any term or aspect of any other agreement or instrument contemplated by the Contribution Agreement or entered into or amended in connection with the Contribution Agreement. Evercore’s opinion did not address the relative merits of the Internalization as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Internalization. Evercore’s opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Internalization, including as to how any holder of shares of Common Stock should vote or act in respect of the Internalization. Evercore expressed no opinion as to the price at which the Common Stock, the Class B Common Stock, the Series A Preferred Stock or other securities of the Company would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
Set forth below is a summary of the financial analyses performed by Evercore and reviewed with the Special Committee in connection with the rendering of Evercore’s opinion to the Special Committee. Each analysis was provided to the Special Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on February 4, 2021, and is not necessarily indicative of current market conditions.
Summary of Evercore’s Financial Analyses
Assumptions with Respect to Pro Forma CORR
Evercore performed a series of analyses to derive indicative valuation ranges for the Internalization Consideration. Evercore performed its analyses utilizing the Pro Forma CorEnergy Financial Projections prepared and furnished by management of the Company at the request of the Special Committee. The Pro Forma CorEnergy Financial Projections assumed the consummation of the Crimson Transaction and that the Grier Members and certain Management Members exercise their right to exchange their interest in Crimson for securities of the Company as described in “Proposal Two — Background.”
Pro Forma CORR Common Stock – Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis for a share of Pro Forma CORR Common Stock based on the Pro Forma CorEnergy Financial Projections. Evercore calculated the per share value range for the Pro Forma CORR Common Stock by utilizing a range of discount rates based on Pro Forma CORR’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and Pro Forma CORR’s business peer group, and terminal values based on a range of estimated EBITDA exit multiples and perpetuity growth rates. Evercore assumed a range of after-tax discount rates of 9.0% to 10.0%, a range of EBITDA exit multiples of 8.5x to 10.5x and a range of perpetuity growth rates of (0.25%) to 0.25% to derive a range of enterprise values. Evercore then adjusted such enterprise values for debt, cash and preferred equity of Pro Forma CORR as of January 1, 2021 in the Pro Forma CorEnergy Financial Projections and divided the resulting equity values by the number of shares of Common Stock and Class B Common Stock outstanding as of January 1, 2021 in the Pro Forma CorEnergy Financial Projections, which resulted in an implied equity value per share of Pro Forma CORR Common Stock of (i) $6.18 to $10.35 based on the EBITDA exit multiple discounted cash flow analysis and (ii) $6.04 to $9.31 based on the perpetuity growth discounted cash flow analysis.
Pro Forma CORR Common Share – Peer Group Trading Analysis (Sum of the Parts)
Evercore performed a series of peer group trading analyses to derive an indicative valuation range for Pro Forma CORR common shares based on a sum-of-the-parts approach aggregating the enterprise values of the distinct segments of Pro Forma CORR and subtracting the range of enterprise values for G&A. The sum of the implied enterprise values from the peer group trading analyses based on 2021 EBITDA after adjusting for debt, cash and preferred equity as of January 1, 2021 in the Pro Forma CorEnergy Financial Projections, and dividing by the number of shares of Common Stock and Class B Common Stock outstanding as of January 1, 2021 in the Pro Forma CorEnergy Financial Projections, resulted in an implied equity value range per share of Pro Forma CORR Common Stock of $2.93 to $4.89. The sum of the implied enterprise values from the peer group trading analyses based on 2022 EBITDA after adjusting for debt, cash and preferred equity as of January 1, 2021, and dividing by the number of shares of Common Stock and Class B Common Stock outstanding as of January 1, 2021 in the Pro Forma CorEnergy

Financial Projections, resulted in an implied equity value range per share of Pro Forma CORR Common Stock of $3.47 to $5.51.
a.Standalone CORR
Evercore performed a peer group trading analysis of the Company excluding the effects of the Crimson Transaction other than the disposition of the GIGS (“Standalone CORR”) by reviewing and comparing the market values and trading multiples of the following four natural gas pipeline companies that Evercore deemed to have certain characteristics that are similar to those of Standalone CORR:
Business Peer Group – Natural Gas Pipeline Companies:
•Equitrans Midstream Corporation
•Kinder Morgan, Inc.
•ONEOK, Inc.
•The Williams Companies, Inc.
Although the peer group was compared to Standalone CORR for purposes of this analysis, no corporation used in the peer group analysis is identical or directly comparable to Standalone CORR. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.
For each of the peer group corporations, Evercore calculated the following trading multiples:
•Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021; and

•Enterprise Value/2022 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2022.
The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Standalone CORR and each of the four natural gas pipeline companies noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2021 EBITDA	10.2x	10.0x
Enterprise Value/2022 EBITDA	9.4x	9.8x
Benchmark	Reference Range
Enterprise Value/2021 EBITDA	9.5x – 10.5x
Enterprise Value/2022 EBITDA	9.0x – 10.0x
Evercore derived a range of implied enterprise values for Standalone CORR of (i) $112.6 million to $124.5 million based on 2021 EBITDA and (ii) $119.3 million to $132.6 million based on 2022 EBITDA.
b.Crimson
Evercore performed a peer group trading analysis of Crimson by reviewing and comparing the market values and trading multiples of the following seven crude oil / refined products partnerships that Evercore deemed to have certain characteristics that are similar to those of Crimson:
Business Peer Group – Crude Oil / Refined Product MLPs:
•BP Midstream Partners LP
•Holly Energy Partners, L.P.
•Magellan Midstream Partners, L.P.
•MPLX LP
•NuStar Energy L.P.
•Phillips 66 Partners LP
•Plains All American Pipeline, L.P.

Although the peer group was compared to Crimson for purposes of this analysis, no partnership used in the peer group analysis is identical or directly comparable to Crimson. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.
For each of the peer group partnerships, Evercore calculated the following trading multiples:
•Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021; and

•Enterprise Value/2022 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2022.
The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Crimson and each of the crude oil/ refined products partnerships noted by Evercore.

Benchmark	Mean	Median
Enterprise Value/2021 EBITDA	9.0x	9.1x
Enterprise Value/2022 EBITDA	8.7x	8.9x
Benchmark	Reference Range
Enterprise Value/2021 EBITDA	8.5x – 9.5x
Enterprise Value/2022 EBITDA	8.5x – 9.5x
Evercore derived a range of implied enterprise values for Crimson of (i) $370.8 million to $414.5 million based on 2021 EBITDA and (ii) $378.0 million to $422.5 million based on 2022 EBITDA.
c.Corporate G&A
Evercore valued G&A for Pro Forma CORR using the multiple ranges of 8.7x to 9.7x and 8.6x to 9.6x for 2021 and 2022, respectively, that represent the average Enterprise Value to EBITDA multiple of Standalone CORR and Crimson for the applicable period weighted based on their respective projected EBITDAs for such period. The peer group trading analysis utilizing the 2021 EBITDA multiple methodology resulted in a range of implied enterprise value for G&A of $28.9 million to $32.2 million. The peer group trading analysis utilizing the 2022 EBITDA multiple methodology resulted in a range of implied enterprise value for G&A of $28.5 million to $31.8 million.
Pro Forma CORR Common Share - Precedent M&A Transaction Analysis (Sum of the Parts)
Evercore also performed a series of precedent M&A transaction analyses to derive an indicative valuation range for a share of Pro Forma CORR Common Stock based on a sum-of-the-parts approach aggregating the enterprise values of the distinct segments of Pro Forma CORR and subtracting the range of enterprise values for G&A. The sum of the implied enterprise values from the sum-of-the-parts precedent transaction analyses after adjusting for debt, cash and preferred equity as of January 1, 2021 in the Pro Forma CorEnergy Financial Projections, and dividing by the number of shares of Common Stock and Class B Common Stock outstanding as of January 1, 2021 in the Pro Forma CorEnergy Financial Projections, resulted in an implied equity value per share of Pro Forma CORR Common Stock of $1.97 to $5.55.
a.Standalone CORR
Evercore reviewed selected transactions involving the sale of natural gas transmission assets or the entities that owned them that Evercore deemed to have certain characteristics similar to those of Standalone CORR.
Evercore reviewed transactions involving the sale of natural gas transmission assets announced since August 2015 and selected the following eight transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Standalone CORR, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Standalone CORR:

Date Announced	Acquiror / Target (Seller)

01/2019	NEXUS Gas Transmission, LLC (Enbridge Inc.; DTE Energy Company) / Generation Pipeline LLC
11/2017	American Midstream Partners, LP / Trans-Union Interstate Pipeline (ArcLight Capital Partners, LLC)
07/2017	Blackstone Energy Partners / 32.44% interest in Rover Pipeline (Energy Transfer Partners, LP)
06/2017	TC PipeLines, LP / 49.3% interest in Iroquois Gas Transmission System, LP and 11.8% interest in Portland Natural Gas Transmission (TransCanada Corp.)
10/2016	Dominion Midstream Partners / Questar Pipeline LLC (Dominion Resources)
07/2016	Southern Company / 50% interest in Southern Natural Gas Pipeline System (Kinder Morgan, Inc.)
11/2015	TC Pipelines, LP / 49.9% interest in Portland Natural Gas Transmission System (TransCanada Corp.)
08/2015	Dominion Midstream Partners, LP / 25.93% interest in Iroquois Gas Transmission System, LP (National Grid and New Jersey Resources Corp.)
Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected natural gas transmission transactions were equal to 10.4x and 10.6x, respectively.
Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 9.0x to 11.0x. Evercore then applied this range of selected multiples to 2021 EBITDA for Standalone CORR to derive the enterprise value range implied by 2021 EBITDA.. This analysis resulted in a range of enterprise value attributed to Standalone CORR of $106.7 million to $130.4 million utilizing 2021 EBITDA.
b.Crimson
Evercore reviewed selected transactions involving the sale of crude oil transportation pipeline assets or the entities that owned them that Evercore deemed to have certain characteristics similar to those of Crimson.
Evercore reviewed transactions involving crude oil transportation pipeline assets announced since January 2016 and selected the following 14 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Crimson, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to Crimson:

Date Announced	Acquiror / Target (Seller)

05/2019	Delek Logistics Partners, LP / 33.0% interest in Red River Pipeline Company LLC (Plains All American Pipeline L.P.)
04/2019	Stonepeak Infrastructure Partners / Oryx Midstream Services LLC
08/2018	OMERS Infrastructure Management, Inc. / 50% interest in BridgeTex Pipeline Company, LLC (Plains All American Pipeline, L.P., Magellan Midstream, L.P.)
08/2018	Lotus Midstream LLC; Moda Midstream LLC / Centurion pipeline and crude gathering assets; Ingleside crude terminal (Occidental Petroleum Corp)
02/2018	Andeavor Logistics LP / Wamsutter Pipeline System (Plains All American, LP)
02/2018	Silver Creek Midstream LLC / Gathering system in Powder River Basin and 25% interest in Wyoming pipeline (Tallgrass Energy Partners LP)
01/2018	Andeavor / 110-mile crude oil pipeline and oil storage terminals (Rangeland Energy II, LLC)
12/2017	Noble Midstream Partners LP; Greenfield Midstream, LLC / Saddle Butte Rockies Midstream, LLC
11/2017	BlackRock Inc., Navigator Energy Services, LLC / 50% Interest in Glass Mountain Pipeline (SemGroup / NGL Energy Partners)
09/2017	MPLX LP / Acquisition of interests in Explorer and Lincoln Pipelines and LOOP (Marathon Petroleum Corp.)
08/2017	Holly Energy Partners LP / Remaining 50% interest in Frontier Aspen LLC and 75% interest in SLC Pipeline LLC (Plains All American Pipeline L.P.)
04/2017	NuStar Energy L.P. / Navigator Energy Services, LLC
02/2017	Plains All American Pipeline L.P. & Noble Midstream Partners LP / Advantage Pipeline, LLC
01/2016	Tallgrass Energy Partners, LP / 31.3% interest in Tallgrass Pony Express Pipeline (Tallgrass Development, LP)
Evercore noted that the mean and median of the implied Enterprise Value to EBITDA multiples for the selected crude oil transportation pipeline transactions were equal to 12.4x and 9.9x, respectively.
Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant implied multiples of Enterprise Value to EBITDA of 9.0x to 11.0x. Evercore then applied this range of selected multiples to 2021 EBITDA for Crimson to derive the enterprise value range implied by 2021 EBITDA. This analysis resulted in a range of enterprise value for Crimson of $392.6 million to $479.9 million.
c.Corporate G&A
Evercore valued G&A for Pro Forma CORR using the multiple range of 9.0x to 11.0x for 2021 that represents the average Enterprise Value to EBITDA multiple for Standalone CORR and Crimson weighted based on their respective projected EBITDAs for the period. The precedent M&A transaction analysis resulted in a range of implied enterprise value for G&A of $29.7 million to $36.4 million.
Indicative Value of the Internalization Consideration
The Internalization Consideration is comprised of 170,213 shares of Series A Preferred Stock, 1,153,846 shares of Common Stock and 683,761 shares of Class B Common Stock. Evercore derived the indicative value of the Internalization Consideration based on the various analyses as previously reviewed above which resulted in valuation ranges of $15.3 million to $23.3 million utilizing the discounted cash flow analysis, $9.6 million to $14.4 million utilizing the peer group trading analysis and $7.9 million to $14.4 million utilizing the precedent M&A transactions analysis. Evercore selected an indicative value range for the Internalization Consideration of $13.0 million to $21.0 million.
a.CORR Series A Preferred Stock
For the indicative value of the Internalization Consideration, Evercore valued the 0.2 million shares of Series A Preferred Stock at $25.00 per share based on the value of its liquidation preference on a pro forma basis for each of the analyses.
b.Common Stock
For the indicative value of the Internalization Consideration, Evercore valued the 1.2 million shares of Common Stock based on the values for a share of Pro Forma CORR Common Stock derived in each of Evercore’s respective analyses.
c.CORR Class B Common Stock
For the indicative value of the Internalization Consideration, Evercore valued the 0.7 million shares of Class B Common Stock based on the values for a share of Pro Forma CORR Common Stock derived in each of Evercore’s respective analyses. Evercore determined to value Class B Common Stock based on the value of Pro Forma CORR Common Stock because, based on the Pro Forma CorEnergy Financial Projections, dividends paid with respect to a share of Class B Common Stock through December 2023 equaled those paid with respect to a share of Common Stock.
Analysis of Corridor Cost Savings
Assumptions with Respect to Corridor Cost Savings
Evercore performed a series of analyses to derive implied valuation ranges for the Corridor Cost Savings. Evercore performed its analyses utilizing the unaudited, non-public financial projections for the Corridor Cost Savings which were prepared and furnished by Company management at the request of the Special Committee.
Corridor Cost Savings - Transaction Multiple Analysis
Evercore reviewed transactions involving internalizations of public REITs announced since January 2014 and selected the following 15 transactions involving internalizations that Evercore deemed to have certain characteristics that were similar to those of the Internalization, although Evercore noted that none of the selected transactions or the entities that participated in the selected transactions were directly comparable to the Internalization, Corridor or the Company.

Date Announced	Acquiror / External Manager

10/2020	Granite Point Mortgage Trust / Pine River Capital Management
04/2020	Two Harbors / PRCM Advisors
02/2020	Preferred Apartment Communities, Inc. / Preferred Apartment Advisors, LLC
12/2019	Jernigan Capital / JCAP Advisors
11/2018	New Senior Investment Group / Fortress
12/2017	Drive Shack / Fortress
08/2017	Bluerock Residential Growth / BRG Manager, LLC
05/2016	American Capital Agency Corp. / American Capital Mortgage Management
05/2016	New York Mortgage Trust, Inc. / RiverBanc
11/2015	City Office REIT / City Office
09/2015	Starwood Waypoint / Starwood Capital
08/2015	Chimera Investment Corporation / Annaly Capital Management
04/2015	Colony Financial / Colony Capital
08/2014	Silver Bay Realty Trust Corp. / Pine River and Provident
01/2014	American Realty Capital Properties / American Realty Capital Trust
Evercore noted that the mean and median of the multiple of cost savings for the selected internalization transactions were equal to 6.1x and 5.5x, respectively.
Based on Evercore’s review of the above precedent transactions, Evercore selected a range of relevant multiples of cost savings of 4.0x to 9.0x. To derive the implied value range of the Corridor Cost Savings, Evercore multiplied the range of selected multiples by the Corridor Cost Savings utilizing two cases for the estimated annual cost savings provided by Company management. The first annual estimated cost savings provided by Company management equaled $2.1 million assuming no adjustment to the gross book value of MoGas Pipeline, LLC (“MoGas”) and no incremental capital expenditures (“Case 1”). The second annual estimated cost savings provided by Company management equaled $2.8 million assuming a $42.8 million fair market value adjustment to the gross book value of MoGas and $13.5 million of incremental capital expenditures (“Case 2”). This analysis resulted in a range of value for the Corridor Cost Savings of $8.5 million to $19.2 million based on Case 1 and $11.0 million to $24.8 million based on Case 2.
Corridor Cost Savings – Present Value Analysis
Evercore performed a present value analysis utilizing dividend yield as the discount rate for the Corridor Cost Savings by calculating the present value of cost savings for each of the three fiscal years ending December 31, 2023, and adding a terminal value based on an assumed perpetuity growth rate. Evercore assumed (i) interim and terminal discount rates of 8.0% to 11.0% based on dividend yields of Pro Forma CORR’s business peer group and 2.75% to 3.25% based on dividend yields of Pro Forma CORR’s REIT peer group, (ii) a perpetuity growth rate of (0.5%) to 0.5% and (iii) annual cost savings of $1.9 million to $2.4 million for Case 1 and $2.5 million to $3.0 million for Case 2. Based on Pro Forma CORR’s business peer group dividend yield, the implied values of the Corridor Cost Savings were $18.0 million to $30.9 million based on Case 1 and $24.0 million to $39.1 million based on Case 2. Based on Pro Forma CORR’s REIT peer group dividend yield, the implied values of the Corridor Manager Cost Savings were $58.3 million to $95.0 million based on Case 1 and $75.4 million to $123.0 million based on Case 2.
Evercore also performed a present value analysis for Corridor Cost Savings utilizing WACC as the discount rate by calculating the present value of cost savings for fiscal years ending December 31, of 2021, 2022 and 2023, and adding a terminal value. Evercore assumed (i) interim and terminal discount rates of 10.0% to 12.0% based on the WACC of Pro Forma CORR’s REIT peer group and 9.0% to 10.0% based on the WACC of Pro Forma CORR’s business peer group, (ii) a perpetuity growth rate of (0.5%) to 0.5% and (iii) annual cost savings of $1.9 million to $2.4 million for Case 1 and $2.5 million to $3.0 million for Case 2. Based on Pro Forma CORR’s REIT peer group WACC, the implied values of the Corridor Cost Savings were $16.6 million to $25.0 million based on Case 1 and $22.1 million to $31.5 million based on Case 2. Based on Pro Forma CORR’s business peer group WACC, the implied values of the Corridor Cost Savings were $19.7 million to $27.6 million based on Case 1 and $26.3 million to $34.9 million based on Case 2.

General
Evercore’s opinion was one of many factors taken into consideration by the Special Committee in making its recommendation to the Board and by the Board (other than Mr. Schulte) in making its determination to approve the Internalization, and should not be considered determinative of the views of the Special Committee or the Board with respect to the Internalization or the Internalization Consideration.
Evercore was selected by the Special Committee based on Evercore’s qualifications, expertise and reputation. Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.
In connection with Evercore's services as the Special Committee's financial advisor, the Company paid Evercore a fee in the amount of $500,000 on Evercore's opinion and an additional fee in the amount of $750,000 for advisory work done by Evercore for the Special Committee. No portion of the opinion fee was contingent on the conclusion expressed in Evercore's opinion. The Company also agreed to reimburse Evercore for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Evercore and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. In the ordinary course of business, Evercore and its affiliates may trade or hold securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Evercore may seek to, in the future, provide financial advisory and financing services to the Company, for which it would expect to receive compensation.
No Appraisal Rights
Under Maryland law, stockholders will not have appraisal rights in connection with the Internalization or the stockholder vote to approve the Internalization.
Regulatory Approval
No regulatory approvals or filings are required in order to effect the Internalization.
Required Vote
Because the securities to be issued to "related parties" in the Internalization will be shares of Common Stock of the Company or securities convertible into shares of Common Stock of the Company, Section 312.03(b) of the NYSE Listed Company Manual requires that approval for the Internalization be obtained from the stockholders of the Company. Further, while the issuance of these securities pursuant to the Internalization will not result in a person or group acquiring ownership of more than 50% of the Company’s voting equity, the stockholder vote to approve this Proposal 3 also constitutes, for purposes of NYSE rules, the approval of a potential change of control of the Company if the NYSE should deem the Internalization to constitute a change of control.
Pursuant to the rules of the NYSE, the approval of the Internalization requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. For purposes of the vote on the Internalization, abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the result of the vote. In addition, pursuant to the terms of the Contribution Agreement, votes of shares owned of record or beneficially by any interested director, firm or other entity, which includes Corridor, the Contributors and their affiliates, will not be counted for purposes of the vote on the Internalization. Our interested officers and directors and their affiliates own an aggregate of 51,969 shares, representing 0.38% of the outstanding Common Stock of the Company as of April 23, 2021 (based on 13,651,521 shares outstanding as of April 23, 2021). Accordingly, the approval of the Contribution Agreement and the Internalization will require the approval of the majority of the votes cast on the matter at the Annual Meeting by the remaining 13,599,552 shares of the outstanding Common Stock of the Company. If such approval is not received, then the Internalization will not be consummated.
BOARD RECOMMENDATION
The Board of Directors of the Company (excluding Mr. Schulte who has material financial interests in the Internalization and, accordingly, has abstained from joining in our Board's recommendation) unanimously recommends stockholders of the Company vote “FOR” the Contribution and the transactions in contemplates, including the Internalization and the issuance of the REIT Stock pursuant to the Internalization.

PROSPECTIVE FORWARD-LOOKING CAPITALIZATION TABLE (as of March 31, 2021)

			Prospective for Non-Controlling Interest Reorg. and Internalization		Prospective for Non-Controlling Interest Conversion
	March 31, 2021 Actual(1)	Prospective Adjustments(2)		Prospective Adjustments(3)
Cash and Cash Equivalents	$18,839,994	$—	$18,839,994	$—	$18,839,994

Debt
Revolving Credit Facility	25,000,000	—	25,000,000	—	25,000,000
Long-Term Debt (including current maturities)(4)	193,440,040	—	193,440,040	—	193,440,040
Total Debt	218,440,040	—	218,440,040	—	218,440,040

Redeemable Equity
Redeemable Series C Preferred Stock	—	38,442,604	38,442,604	(38,442,604)	—
Redeemable Series B Preferred Stock	—	59,949,960	59,949,960	(59,949,960)	—
Total Redeemable Equity	—	98,392,564	98,392,564	(98,392,564)	—

Stockholders' Equity
Preferred Stock
Series A Preferred Stock	125,270,350	4,255,325	129,525,675	42,904,300	172,429,975
Total	125,270,350	4,255,325	129,525,675	42,904,300	172,429,975

Common Stock
Common Stock	13,652	1,154	14,806	—	14,806
Class B Common Stock	—	3,134	3,134	8,675	11,809
Additional Paid-In Capital	336,750,132	32,635,906	369,386,038	59,937,054	429,323,092
Retained Deficit	(327,926,126)	—	(327,926,126)	—	(327,926,126)
Total	8,837,658	32,640,194	41,477,852	59,945,729	101,423,581
Non-controlling interest	116,928,344	(116,928,344)	—	—	—
Total Stockholders' Equity	$251,036,352	$(80,032,825)	$171,003,527	$102,850,029	$273,853,556

Total Capitalization	$469,476,392		$487,836,131		$492,293,596

Shares Outstanding(5)
Common Stock	13,651,521	1,153,846	14,805,367	—	14,805,367
Class B Common Stock	—	3,133,903	3,133,903	8,675,214	11,809,117
Total Shares Outstanding	13,651,521	4,287,749	17,939,270	8,675,214	26,614,484

(1) The non-controlling interest reflects the Grier Members' equity consideration for the A-1, A-2 and A-3 units representing a 50.50% interest in Crimson. Subject to CPUC regulatory approval and certain stockholder approvals, these units are convertible into certain CorEnergy securities as illustrated in the prospective adjustments above.

(2) The increase in Series A Preferred Stock, Common Stock and Class B Common Stock reflect the prospective adjustment for the equity consideration outlined in the Internalization agreement. The Internalization agreement is subject to stockholder approval before such equity consideration can be issued, as further described in Proposal 3 – Approval of the Contribution Agreement and Internalization of Corridor in this proxy statement Further, the prospective adjustments also reflect the Grier Members' conversion of the non-controlling interest presently represented by their A-1, A-2 and A-3 units into Series C Preferred Stock, Series B Preferred Stock and Class B Common Stock, respectively. Such conversions are subject to receiving CPUC Approval and, in case of the further conversion of Series B Preferred Stock to Class B Common Stock, approval by our stockholders as described in Proposal 2 – Approval of the Issuance of Class B Common Stock upon Conversion of the Series B Preferred Stock, and are at the election of the holders. Further, we do not expect the holders to exercise their conversion rights all at once due to the significant income tax consequences arising from such conversions. We cannot predict when the holders will elect to convert or if they will elect to convert at all.
(3) The increase in the Series A Preferred Stock assumes the Grier Members elect to convert their Series C Preferred Stock. The increase in Class B Common Stock assumes stockholder approval is received allowing the Grier Members to convert the Series B Preferred Stock to Class B Common Stock.
(4) Long-term debt is presented net of discount and deferred financing costs.
(5) The shares outstanding do not include the impact of in kind dividends declared by the CorEnergy Board of Directors on the Series B Preferred.

PROPOSAL FOUR
Ratification of Selection of
Independent Registered Public Accounting Firm
    The Board of Directors of the Company recommends that the stockholders of the Company ratify the selection of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. E&Y’s selection was approved by the Company’s Audit Committee and was also ratified and approved by the Board of Directors of the Company, including all of the Independent Directors.
    E&Y has served the Company's independent registered public accounting firm since the Company’s commencement of operations on December 8, 2005, and does not have any direct financial interest or any material indirect financial interest in the Company. A representative of E&Y is expected to be available at the Annual Meeting, to have the opportunity to make a statement and respond to appropriate questions from the stockholders. The Company’s Audit Committee intends to meet quarterly in 2021 with representatives of E&Y to discuss the scope of their engagement, review the financial statements of the Company and the results of their examination.
Required Vote
    E&Y will be ratified as the Company’s independent registered public accounting firm by the affirmative vote of a majority of the votes cast on the matter at the meeting by the holders of Common Stock. Each share of Common Stock is entitled to one vote on this proposal. For the purposes of the vote on this proposal, while abstentions and broker non-votes, if any, count as shares that are "present" for purposes of establishing a quorum, they will not be counted as "votes cast" and will have no effect on the result of the vote.
BOARD RECOMMENDATION
    The Board of Directors of the Company unanimously recommends that stockholders of the Company vote “FOR” the ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT
    The Audit Committee of the Company reviews the Company’s annual financial statements with both management and the Company’s independent auditors, and carries out the additional responsibilities described above under "Board of Directors Meetings and Committees - the Audit Committee".
    The Audit Committee of the Company, in discharging its duties, has met with and has held discussions with management and the Company’s independent auditors. The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2020 with management of the Company and the Company's independent auditors. Management of the Company has represented to the independent auditors of the Company and to the Audit Committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles.
    The Audit Committee has also discussed with the independent auditors of the Company the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. The independent auditors of the Company provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with representatives of the independent auditors of the Company their firm’s independence with respect to the Company.
    Based on the Audit Committee’s review and discussions with management and the independent auditors referred to above, and the representations of management and the reports of the independent auditors to the committee, the Audit Committee recommended that the Board include the audited financial statements of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

The Audit Committee of the Company

Catherine A. Lewis (Chair)
Conrad S. Ciccotello
Todd E. Banks

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    The Company’s Audit Committee selected E&Y as the independent registered public accounting firm for its fiscal year ending December 31, 2021, and the Board of Directors has recommended that the Company's stockholders ratify such selection pursuant to Proposal 4. E&Y is registered with the Public Company Accounting Oversight Board and has served as the Company's independent registered public accounting firm since the Company's commencement of operations on December 8, 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES
         The following table sets forth the amounts of the aggregate fees billed to the Company by E&Y for the fiscal years ended December 31, 2020 and 2019, respectively:

	2020	2019
Audit Fees[1]	$790,478	$768,180
Audit-Related Fees[2]	224,192	31,647
Tax Fees[3]	229,814	208,200
All Other Fees	—	—
____________________
(1)For professional services rendered auditing the Company’s annual financial statements, reviewing interim financial statements, and reviewing the Company’s statutory and regulatory filings with the SEC. The audit fees for December 31, 2020 and December 31, 2019 are based on amounts billed and expected to be billed by E&Y.
(2)For accounting consultation in connection with transactions and pro forma financial statements.
(3)For professional services rendered to the Company for tax compliance, tax advice and tax planning.

    The Audit Committee of the Company has adopted pre-approval policies and procedures, most recently updated as of February 24, 2021. Under these policies and procedures, the Audit Committee of the Company pre-approves: (i) the selection of the Company’s independent registered public accounting firm; (ii) the engagement of the independent registered public accounting firm to provide any non-audit services to the Company; (iii) the engagement of the independent registered public accounting firm to provide any non-audit services to the Company’s manager or advisor or any entity controlling, controlled by, or under common control with the Company’s manager or advisor that provides ongoing services to the Company, if the engagement relates directly to the operations and financial reporting of the Company; and (iv) the fees and other compensation to be paid to the independent registered public accounting firm. The Chair of the Audit Committee of the Company may grant the pre-approval of any engagement of the independent registered public accounting firm for non-audit services, and such delegated pre-approvals will be presented to the full Audit Committee at its next meeting for ratification. Under certain limited circumstances, pre-approvals are not required under securities law regulations for certain non-audit services below certain de minimus thresholds. Since the Company’s adoption of these policies and procedures, the Audit Committee of the Company has pre-approved all audit and non-audit services provided to the Company by E&Y. None of these services provided by E&Y were approved by the Audit Committee pursuant to the de minimus exception under Rule 2.01(c)(7)(i)(C) or Rule 2.01(c)(7)(ii) of Regulation S-X.
OTHER MATTERS
         The Board of Directors of the Company knows of no other matters that are intended to be brought before the meeting. If other matters are presented for action, the proxies named in the enclosed form of proxy will vote on those matters in their sole discretion.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
    At April 23, 2021, each director, each executive officer and the directors and executive officers as a group, beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) the number of shares of Common Stock of the Company listed in the table below (or percentage of outstanding shares). Unless otherwise indicated, each individual has sole investment and voting power with respect to the shares listed in the table below.

Directors and Officers(1)	Number of Shares	Percent of Class(2)
Independent Directors and Nominees
Todd E. Banks(3)	684.8634	*
Conrad S. Ciccotello(4)	6,039.3510	*
Catherine A. Lewis(5)	4,349.8625	*
Executive Directors and Additional Executive Officers
David J. Schulte(6)	29,570.3390	*
John D. Grier	—	*
Rebecca M. Sandring(7)	5,374.0000	*
Jeffrey Fulmer	8,865.0000	*
Robert L. Waldron	—	*
Larry W. Alexander	—	*
Kristin M. Leitze	375.0000	*
Directors and Officers as a Group (10 Total)	55,258.4159	*
    *Indicates less than 1%.
(1)Unless otherwise indicated, the business address of each of the individuals is 1100 Walnut, Suite 3350, Kansas City, MO 64106.
(2)Based on 13,651,521 shares outstanding as of April 23, 2021. As discussed elsewhere in this proxy statement, the approval by stockholders of Proposal 2 and Proposal 3 at the Annual Meeting could ultimately result in the issuance of a significant amount of additional voting securities to affiliates of the Company. For additional information, see "PROPOSAL TWO - Approval of the Issuance of Class B Common Stock upon Conversion of the Series B Preferred Stock--Effect of Proposal on Current Stockholders," "PROPOSAL THREE - Approval of the Contribution Agreement and Internalization of Corridor--Description of the Internalization and Contribution" and "Prospective Forward-Looking Capitalization Table."
(3)Includes 620.9507 shares of restricted stock received under the Director Compensation Plan.
(4)Includes (i) 3,287.491 shares held in a trust of which Mr. Ciccotello is trustee; (ii) 402 shares held jointly with his wife and (iii) 2,349.86 shares of restricted stock received under the Director Compensation Plan.
(5)Includes (i) 2,000 shares held in the Catherine A. Lewis Trust U/A dtd 7/11/2013 of which Ms. Lewis is a trustee and (ii) 2,349.8625 shares of restricted stock received under the Director Compensation Plan.
(6)Includes (i) 27,000.339 shares held jointly with his wife; and (ii) 2,570 shares held in accounts for spouse’s children, for which she is the custodian and for which Mr. Schulte disclaims beneficial ownership.
(7)Includes 195 shares held indirectly by Ms. Sandring's daughter.

    As of April 23, 2021 based on filings made under Section 13(g) of the Exchange Act, the persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
BlackRock, Inc (2) 55 East 52nd Street New York NY 10055	981,901	7.19%
______________
(1)For purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of  13,651,521 shares of Common Stock actually outstanding as of April 23, 2021. Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Charter.
(2)This information is based on a Schedule 13G/A filed with the SEC on January 29, 2021, by BlackRock, Inc., which reported sole voting power with respect to 964,829 shares, and sole dispositive power with respect to all 981,901 shares in the table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
        The Company has written policies and procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. The Company has written procedures which prohibit certain transactions with affiliates of the Company and require board approval of certain transactions with affiliated persons of the Company.
Management Agreement and Administrative Agreement
    The Company is managed by Corridor, an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor is located at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106. Under our Management Agreement, Corridor (i) presents us with suitable acquisition opportunities consistent with our investment policies and our objectives, (ii) is responsible for our day-to-day operations and (iii) performs such services and activities relating to our assets and operations as may be appropriate. The Management Agreement in effect until February 3, 2021, did not have a specific term, and was amended with the First Amendment to the Management Agreement on February 4, 2021 (See "Internalization of the Manager" below).
    The terms of the Management Agreement include a quarterly management fee equal to 0.25 percent (1.00 percent annualized) of the value of the Company’s Managed Assets as of the end of each quarter. For purposes of the Management Agreement, “Managed Assets” means the total assets of the Company (including any securities receivables, other personal property or real property purchased with or attributable to any borrowed funds) minus (A) the initial invested value of all non-controlling interests, (B) the value of any hedged derivative assets, (C) any prepaid expenses, and (D) all of the accrued liabilities other than (1) deferred taxes and (2) debt entered into for the purpose of leverage. For purposes of the definition of Managed Assets, the Company’s securities portfolio will be valued at then-current market value. For purposes of the definition of Managed Assets, other personal property and real property assets will include real and other personal property owned and the assets of the Company invested, directly or indirectly, in equity interests in or loans secured by real estate or personal property (including acquisition-related costs and acquisition costs that may be allocated to intangibles or are unallocated), valued at the aggregate historical cost, before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves. In light of previous provisions for loan losses on certain of the Company's energy infrastructure financing investments, Corridor voluntarily recommended, and the Company agreed, that effective on and after the Company's March 31, 2016 balance sheet date, solely for the purpose of computing the value of the Company's Managed Assets in calculating the quarterly management fee under the terms of the Management Agreement, that portion of the Management Fee attributable to such loans shall be based on the estimated net realizable value of the loans, which shall not exceed the amount invested in the loans as of the end of the quarter for which the Management Fee is to be calculated.
In reviewing the application of the quarterly management fee provisions of the Management Agreement to the net proceeds received during the third quarter of 2019 from the offering of 5.875% Convertible Notes, which closed on August 12, 2019, Corridor waived any incremental management fee due as of the end of the first, second and third quarters of 2020 based on such proceeds (other than the cash portion of such proceeds that was utilized in connection with the exchange of the Company’s 7.00% Convertible Notes).
In reviewing the application of the quarterly management fee provisions of the Management Agreement to the sale of the Pinedale LGS, termination of the Pinedale Lease Agreement and settlement of the Amended Pinedale Term Credit Facility, which occurred on June 30, 2020 (collectively, the "Pinedale Transaction"), the Manager and the Company agreed that the incremental management fee attributable to the assets involved in the Pinedale Transaction should be paid for the second quarter of 2020 as such assets were under management for all but the last day of the period.
    The Management Agreement includes a quarterly incentive fee of 10% of the increase in distributions paid over a threshold distribution equal to $0.625 per share per quarter. The Management Agreement also requires at least half of any incentive fees to be reinvested in our Common Stock by Corridor's employees and its affiliates, which has been accomplished every year to align the interests of management with our stockholders. During the year ended December 31, 2020, the Manager voluntarily recommended, and the Company agreed, that the Manager would waive all of the $171 thousand incentive fee earned during first quarter 2020. The waiver represents voluntary actions of management to align our incentive payments with our stockholders' interests. During the second, third and fourth quarters of 2020, the Company did not earn the incentive fee that would otherwise be payable under the provisions of the Management Agreement with respect to dividends paid on the Company's Common Stock. Accordingly, Corridor received no incentive fees during the year ended December 31, 2020.

Under our Administrative Agreement, Corridor, as our administrator, performs (or oversees or arranges for the performance of) the administrative services necessary for our operation, including without limitation providing us with equipment, clerical, bookkeeping and record keeping services. For these services we pay our administrator a fee equal to 0.04% of our aggregate average daily Managed Assets, with a minimum annual fee of $30 thousand.
Pursuant to the Management and Administrative Agreements, Corridor furnishes us with office facilities and clerical and administrative services necessary for our operation (other than services provided by our custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). Corridor is authorized to enter into agreements with third parties to provide such services. To the extent we request, Corridor will (i) oversee the performance and payment of the fees of our service providers and make such reports and recommendations to the Board of Directors concerning such matters as the parties deem desirable; (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, and stockholder communications, and the preparation of materials and reports for the Board of Directors; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board of Directors; and (iv) supervise any other aspect of our administration as may be agreed upon by us and Corridor. We have agreed, pursuant to the Management Agreement, to reimburse Corridor for all out-of-pocket expenses incurred in providing the foregoing.
We bear all expenses not specifically assumed by Corridor and incurred in our operations. The compensation and allocable routine overhead expenses of all management professionals of Corridor and its staff, when and to the extent engaged in providing us management services, is provided and paid for by Corridor and not us.
During the fiscal year ended December 31, 2020, the Company paid Corridor fees totaling $5,073,977 pursuant to the Management Agreement and total fees of $202,959 pursuant to the Administrative Agreement.
Internalization of the Manager
On February 4, 2021, the Company entered into a Contribution Agreement with the Contributors, and Corridor, the Company's external manager. For a description of the Contribution Agreement and the Internalization, see “PROPOSAL THREE - Description of the Internalization and Contribution Agreement” in this proxy statement. For a description of the interests of certain of the directors and executive officers of the Company in the Internalization, see "PROPOSAL THREE - Interests of Certain Persons in the Internalization--Directors and Officers of the Company."
Transition Services Agreements
The subsidiaries of Crescent Midstream Holdings, LLC ("Crescent Midstream Holdings") were formerly a part of Crimson Midstream Holdings, LLC ("Crimson"), prior to the Crimson Transaction. Prior to Crescent Midstream Holdings' spin-off from Crimson, Crimson or certain of its subsidiaries provided various business services for Crescent Midstream Holdings and its subsidiaries. Effective February 4, 2021, Crimson, certain of Crimson's subsidiaries or a combination thereof, entered into several transition services agreements (collectively, the "Transition Services Agreements" or "TSAs") with Crescent Midstream Holdings to facilitate its transition to operating independently. Each of the Transition Services Agreements are described in more detail below. Crimson and/or certain of its subsidiaries expect to be reimbursed at a fixed fee of $156 thousand per month for services provided under the TSAs, for which the billed amount is allocated 50% to Crescent Midstream, LLC ("Crescent Midstream"), a wholly-owned subsidiary of Crescent Midstream Holdings and 50% to Crescent Louisiana Midstream, LLC ("CLM"), a 70% owned subsidiary of Crescent Midstream. The amounts billed to Crescent Midstream will reduce a prepaid TSA liability on the Company's books until such time as the TSA liability is reduced to zero. As of March 31, 2021, the prepaid TSA liability related to Crescent Midstream was $1.2 million. For each of the months of February and March, 2021, Crimson billed both Crescent Midstream and CLM $78 thousand for services provided under the TSAs.
As previously disclosed, John D. Grier, a director and Chief Operating Officer of the Company, together with certain affiliated trusts of Mr. Grier (collectively with Mr. Grier, the “Grier Members”) own an aggregate 50.5% equity interest in Crimson, which the Company has a right to acquire in the future, pursuant to the terms of the Membership Interest Purchase Agreement, following receipt of California Public Utility Commission ("CPUC") approval for a change of control of Crimson's CPUC regulated assets. Mr. Grier and the Grier Members also retain an aggregate 50.5% equity interest in Crescent Midstream Holdings, which they held prior to the Crimson Transaction. The terms of each of the TSAs described below were reviewed and approved by the Company’s Board of Directors in connection with their approval of the Crimson Transaction.

Crimson Midstream Operating, LLC ("CMO") entered into a transition services agreement (the "Administrative TSA") to provide administrative-related services to Crescent Midstream Holdings through February 3, 2022 or upon receipt of Crescent Midstream Holdings' written notice to terminate the Administrative TSA prior to February 3, 2022.
CMO also entered into a transition services agreement (the "Control Center TSA") with Crescent Midstream Holdings to provide certain customary control center services and field transition support services necessary to operate a pipeline system. Unless terminated in writing by Crescent Midstream Holdings earlier, the Control Center TSA shall expire on February 3, 2022.
Similarly, Crimson and Crescent Midstream Holdings entered into a transition services agreement (the Employee TSA") whereby an indirect, wholly-owned subsidiary of Crimson shall continue to provide payroll, employee benefits and other related employment services to Crescent Midstream Holdings and its subsidiaries. Under the Employee TSA, Crimson’s indirect, wholly-owned subsidiary shall make available and assign to Crescent Midstream Holdings and its subsidiaries certain employees to provide services primarily to Crescent Midstream Holdings and its subsidiaries. While the Employee TSA is in effect, Crescent Midstream Holdings shall be responsible for the daily supervision of and assignment of work to the employees providing services to Crescent Midstream Holdings and its subsidiaries. The Employee TSA will conclude on February 3, 2022 if not previously terminated in writing by Crescent Midstream Holdings. For the months of February and March 2021, Crimson billed employee-related costs and benefits to Crescent Midstream and CLM totaling $1.1 million.
Likewise, a transition services agreement (the "Insurance Coverage TSA") was entered into between CMO, a wholly-owned subsidiary of Crimson and Crescent Midstream Operating, LLC ("Crescent Midstream Operating") (collectively, the "Insurance TSA Parties"). The Insurance Coverage TSA relates to the remaining term of coverage on certain insurance policies which were in place prior to the Crimson Transaction (the "Legacy Insurance Policies") and are shared by Crimson, certain of its subsidiaries (including CMO), Crescent Midstream Operating and certain other entities related to Crescent Midstream Operating (collectively, the "Insureds"). Under the Insurance Coverage TSA, the Insurance TSA Parties agreed to retain and maintain the Legacy Insurance Policies, and continue to split the premium payments among the Insureds in line with the historical practices prior to Crescent Midstream Holdings' spin-off from Crimson in conjunction with the Crimson Transaction. By entering into the Insurance Coverage TSA, the Insurance TSA Parties acknowledged that any claims made which result in a loss by one of the Insureds will erode and may exhaust the shared limits and/or aggregates stated in any of the Legacy Insurance Policies. Additionally, under the terms of the Insurance Coverage TSA, it was agreed that the Insurance TSA Party which is directly responsible for any incident that results in any loss of coverage under any of the Legacy Insurance Policies may be primarily financially responsible for such self-insurance and/or covering any increase in costs of the Legacy Insurance Policies that occurred as a result of such incident. The Insurance Coverage Transition TSA is set to expire on May 31, 2021 if not terminated earlier by mutual, written agreement of the Insurance TSA Parties. However, as stated in the Insurance Coverage TSA, the Insurance TSA Parties will either (i) seek to obtain alternative insurance coverage to be effective on the same date the Insurance Coverage TSA is terminated, or (ii) seek and obtain a renewal of the existing insurance policies for an additional term for all Insureds as currently provided in each of the Legacy Insurance Policies.
Other Related Party Transactions
As of March 31, 2021, certain entities affiliated with John D. Grier (CLM, Crimson Renewable Energy, L.P. and Delta Trading, L.P.) owe Crimson and its subsidiaries $827 thousand. Mr. Grier directly or indirectly owns a 35.35% interest in CLM and owns 100% of both Crimson Renewable Energy, L.P. and Delta Trading, L.P. These balances primarily represent receivables related to payroll, employee benefits and other related employment services that are provided by certain subsidiaries of Crimson. As of March 31, 2021, Crimson and its subsidiaries owe Crescent Midstream $406 thousand, net. This balance represents amounts owed to Crescent Midstream as part of the common control transfer completed prior to the Crimson Transaction, partially offset by receivables related to payroll, employee benefits and other related employment services.
The Company also agreed to reimburse Crescent Midstream for certain costs related to accounting and consulting services for the Crimson Transaction, which costs totaled $416 thousand as of March 31, 2021.
In addition, as a result of their ownership interests in Crimson prior to the Crimson Transaction, John D. Grier and the Grier Members collectively own all 2,436,000 of the outstanding Class A-2 Units of Crimson, which will become exchangeable (following CPUC Approval) for up to 2,436,000 shares of the Company’s newly created Series B Preferred Stock. Accordingly, as described further in “PROPOSAL TWO - Approval of the Issuance of Class B Common Stock upon Conversion of the Series B Preferred Stock” under the heading “Interests of Directors and

Executive Officers,” Mr. Grier has a direct interest in whether the Company’s stockholders approve the conversion of such units into up to 8,675,214 additional shares of the Company’s new non-listed Class B Common Stock, as further described in Proposal 2.
Each of the transactions described above was also reviewed and approved by the Company’s Board of Directors in connection with its approval of the terms of the Crimson Transaction and related intercompany transactions and amounts involved in the separation of Crimson, on the one hand, and Crescent Midstream Holdings and its subsidiaries, on the other hand.

STOCKHOLDER COMMUNICATIONS
    Stockholders are able to send communications to the Board of Directors of the Company or to a particular director. Communications should be addressed to the applicable director or directors, in care of the Secretary of the Company at its principal office at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106. The Secretary will forward any communications received directly to the Board of Directors or the particular director, as applicable.
CODE OF ETHICS AND BUSINESS CONDUCT, OFFICERS CODE OF ETHICS
AND CORPORATE GOVERNANCE POLICY
    The Company has adopted a code of ethics and business conduct, a code of ethics which applies to the Company’s principal executive officer and principal financial officer and a corporate governance policy. Each is available on the Company’s website http://investors.corenergy.reit/investors/corporate-governance or in print to any stockholder who requests it from the Secretary of the Company at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106.
AVAILABILITY OF ANNUAL REPORT
    The Company’s Annual Report includes its Annual Report on Form 10-K for the year ended December 31, 2020 (without exhibits) as filed with the SEC. The Company will furnish without charge upon written request a copy of its Annual Report on Form 10-K. The Annual Report on Form 10-K includes a list of all exhibits thereto. The Company will furnish copies of such exhibits upon written request and payment of its reasonable expenses in furnishing such exhibits. Each such request must include a good faith representation that, as of the Record Date, the person making such request was a beneficial owner of the Company’s Common Stock entitled to vote at the Annual Meeting of Stockholders. Such written request should be directed to the Company’s Secretary, CorEnergy Infrastructure Trust, Inc., 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106, (877)-669-CORR (2677).
HOUSEHOLDING OF PROXY MATERIALS
    If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement (together, "proxy materials"). This practice is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy materials to your address. If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our proxy materials, you must contact your broker, bank or other nominee.
    If you did not receive an individual copy of the Notice (or proxy materials, if applicable), you can obtain a copy by contacting the Company’s Secretary, CorEnergy Infrastructure Trust, Inc., 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106, (877)-669-CORR (2677).

STOCKHOLDER PROPOSALS AND
NOMINATIONS FOR THE 2022 ANNUAL MEETING
        Method for Including Proposals in the Company’s Proxy Statement. Under the rules of the SEC, if you want to have a proposal included in the Company’s proxy statement for its next annual meeting of stockholders, that proposal must be received by the Secretary of the Company at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106, not later than 5:00 p.m., Central Time on February 1, 2022. Such proposal must comply with all applicable requirements of Rule 14a-8 of the Exchange Act. Timely submission of a proposal does not mean the proposal will be included in the proxy material sent to stockholders.
    Other Proposals and Nominations. If you want to nominate a director, or to have other business considered at the Company’s next annual meeting of stockholders outside of the process for having a proposal included in the Company's proxy statement pursuant to SEC Rule 14a-8, you must comply with the advance notice provision of the Company’s Bylaws. Under the Company’s Bylaws, nominations for director or other business proposals to be addressed at the Company’s next annual meeting may be made by a stockholder who has delivered a notice to the Secretary of the Company at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106, at least 120 days (e.g., 5:00 P.M. Central Time on February 1, 2022), but no more than 150 days (e.g., 5:00 P.M. Central Time on January 2, 2022), prior to the anniversary of the date of mailing of the proxy material for this year's Annual Meeting (June 1, 2021); however, if we hold our 2022 annual meeting more than 30 days before or after the anniversary date of this year's Annual Meeting (June 29, 2021), we must receive the notice not earlier than the 150th day prior to the annual meeting date, and not later than the 120th day prior to the annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2022 annual meeting. The stockholder must satisfy certain requirements set forth in the Company’s Bylaws, including ownership of at least one percent (1%) of the Company's outstanding shares for a minimum period of at least three years prior to the date of such proposal or nomination and through the date of the related annual meeting, and the notice must contain specific information required by the Company’s Bylaws. With respect to nominees for director, the notice must include, among other things, the name, age, business address and residence address of any nominee for director, certain information regarding such person’s ownership of Company shares, and all other information relating to the nominee as is required to be disclosed in solicitations of proxies in an election contest or as otherwise required by Regulation 14A under the Exchange Act. With respect to other business to be brought before the meeting, a notice must include, among other things, a description of the business and any material interest in such business by the stockholder and certain associated persons proposing the business. Any stockholder wishing to make a proposal should carefully read and review the Company’s applicable Bylaws. A copy of the Company’s Bylaws may be obtained by contacting the Secretary of the Company at 877-699-CORR (2677) or by writing the Secretary of the Company at 1100 Walnut Street, Suite 3350, Kansas City, Missouri 64106. Timely submission of a proposal does not mean the proposal will be allowed to be brought before the meeting.
    These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the Company’s proxy statement under the rules of the SEC.

By Order of the Board of Directors

Rebecca M. Sandring Secretary

ANNEX A

Combined Carve-Out Financial Statements of Crimson California
As of and for the Years Ended December 31, 2020 and 2019

ANNEX A

CRIMSON CALIFORNIA

ANNEX A

Report of Independent Auditors

To the Board of Members of
Crimson Midstream Operating, LLC

We have audited the accompanying combined financial statements of Crimson California, which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of operations, changes in members’ deficit, and cash flows for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Crimson California, as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 11, 2021

ANNEX A
Combined Balance Sheet

	As of December 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,572,934	$8,886,921
Accounts receivable - trade	10,718,998	3,365,594
Accounts receivable - non-trade	353,049	1,537,678
Insurance receivable	429,041	406,425
Inventory	899,193	1,276,671
Due from affiliated companies, net	2,206,745	1,353,619
Deposits, prepaids, and other current assets	5,932,665	18,084,460
Total current assets	48,112,625	34,911,368

Property and equipment, net	218,298,655	146,146,118
Unamortized debt issuance costs	257,271	1,093,250
Other assets	1,738,253	1,005,000
TOTAL ASSETS	$268,406,804	$183,155,736

LIABILITIES AND MEMBERS” DEFICIT
CURRENT LIABILITIES
Short-term debt	275,900,000	—
Accounts payable - trade	6,371,690	859,132
Accrued pipeline release	1,303,994	1,838,212
Accrued liabilities and other current liabilities	14,608,443	5,414,794
Total current liabilities	298,184,127	8,112,138

NONCURRENT LIABILITIES
Long-term debt	—	219,900,000
Deferred revenue and other non-current liabilities	4,182,827	4,956,733
Total noncurrent liabilities	4,182,827	224,856,733
Total liabilities	302,366,954	232,968,871

Members’ Deficit
Accumulated members’ deficit	(33,960,150)	(49,813,135)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$268,406,804	$183,155,736

ANNEX A
Combined Statements of Operations

	For the Year Ended December 31,
	2020	2019
Revenue
Transportation revenue	$92,897,532	$41,785,805
Pipeline loss allowance subsequent sales	7,109,818	5,614,066
Storage Lease Revenue	1,341,900	—
Other revenue	682,432	498,746
Realized loss on commodity derivatives	(742,650)	—
Total revenue	101,289,032	47,898,617

Operating expenses
Cost of revenue (exclusive of items shown separately below)	54,742,069	29,303,916
Pipeline loss allowance subsequent sales cost of revenue	6,263,454	5,328,874
Depreciation and accretion expense	9,167,615	5,760,084
Total cost of revenue	70,173,138	40,392,874
Impairment of property and equipment (Note 4)	55,731,523	—
General and administrative expenses	15,023,076	16,296,708
Total operating expenses	140,927,737	56,689,582
Operating loss	(39,638,705)	(8,790,965)

Affiliate management fee	3,472,548	6,945,069
Other income, net	436,897	1,160,181
Reimbursable project gains	674,975	1,812,490
Interest expense	(11,426,531)	(11,518,075)
Net loss	$(46,480,816)	$(10,391,300)

ANNEX A
Combined Statements of Changes in Members’ Deficit

Members' Deficit
Balance at December 31, 2018	$(38,567,820)
Net loss	(10,391,300)
Contributions	91,700,000
Distributions	(126,944,904)
Net parent investment	34,390,889
Balance at December 31, 2019	(49,813,135)
Net loss	(46,480,816)
Contributions	45,000,000
Net parent investment	17,333,801
Balance at December 31, 2020	$(33,960,150)

ANNEX A
Combined Statements of Cash Flows

	For the Year Ended December 31,
	2020	2019
Cash flow from operating activities
Net income (loss)	$(46,480,816)	$(10,391,300)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation and accretion expense	9,167,615	5,760,084
Amortization of deferred financing costs	835,979	672,584
(Gain) Loss on disposal of property and equipment	(3,128)	1,050,311
Impairment of fixed assets	55,731,523	—
Write off of capital projects	30,996	1,385,701
Gain on sale of line fill	—	(96,693)
Changes in operating assets and liabilities
Accounts receivable	(9,092,221)	(1,479)
Accounts receivable - non-trade	1,195,170	(1,537,678)
Insurance receivables	347,384	(658,016)
Due (to) from affiliated companies, net	(853,126)	137,829
Inventory	903,765	(1,134,941)
Prepaids and other current assets	(2,338,776)	846,427
Accounts payable - trade	5,512,558	(1,219,920)
Accrued liabilities	6,812,054	930,202
Accrued pipeline release	(1,254,219)	1,893,332
Deferred revenue	54,384	(96,496)
Net cash provided by (used for) operating activities	20,569,142	(2,460,053)

Cash flow from investing activities
Cash received for sale of Cardinal line fill	—	164,964
Cash Received from Third Parties for Reimbursable Projects	1,829,604	1,244,370
Expenditures for property and equipment	(24,357,366)	(10,609,774)
Cash received from sale of property and equipment	24,799	—
Cash paid for asset acquisition	(97,713,967)	(16,798,872)
Net cash used for investing activities	(120,216,930)	(25,999,312)

Cash flow from financing activities
Proceeds of long-term debt	152,000,000	132,200,000
Payment of long-term debt	(96,000,000)	(94,600,000)
Contribution from parent	45,000,000	89,294,412
Distribution to parent	—	(125,039,316)
Net parent investment	17,333,801	34,390,889
Net cash provided by financing activities	118,333,801	36,245,985

Increase (decrease) in cash and cash equivalents	18,686,013	7,786,620

ANNEX A

Cash and cash equivalents, beginning of period	8,886,921	1,100,301
Cash and cash equivalents, end of period	$27,572,934	$8,886,921

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest, net of amounts capitalized	$10,769,516	$10,885,777
Accrued capital expenditures in accounts payable - trade and accrued liabilities	3,047,635	1,132,330
Non-cash contributions from members	—	2,405,588
Non-cash distribution to members	—	(1,905,588)

ANNEX A

Notes to Combined Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Crimson Midstream Holdings, LLC (“CMH”) wholly owns and controls Crimson Midstream Operating, LLC (“CMO”), collectively referred to as the “Parent.” CMH also wholly owns Crimson Midstream Services (“CMS”), which provides payroll and benefit services to the Parent’s subsidiaries. CMO wholly owns and controls Crimson Pipeline, LLC, San Pablo Bay Pipeline, LLC, Cardinal Pipeline, L.P. and Crimson California Pipeline, L.P. (jointly referred to as the “California Pipelines”) which own and operate crude oil pipeline systems in California. The California Pipelines and CMS comprise the Combined Financial Statements and are collectively referred to as “Crimson California,” or the “Company,” and represent the Parent's assets and liabilities. All assets and liabilities directly attributable to entities outside CMS and the California Pipelines have been removed. The accompanying carve-out Combined Financials Statements present the combined financial results of Crimson California for the years ended December 31, 2020 and 2019.

The California Pipelines serve the market that begins at the source of crude oil production (upstream) and extends to crude oil refineries (downstream) and is commonly referred to as the “midstream” market. The primary source of income on the California Pipelines is derived from fees generated from the transportation of crude oil through these pipeline systems, which are not generally exposed to commodity price risk as part of normal transportation operations. However, the California Pipelines are subject to nominal commodity price exposure due to pipeline loss allowance provisions in several of the California transportation agreements.

On January 11, 2019, the Parent entered into a Securities Purchase Agreement with CGI Crimson Holdings, LLC to obtain an equity investment from The Carlyle Group (“Carlyle”) and amended and restated the Limited Liability Company Agreement. The majority owner member interest percentage decreased from the prior fiscal year, with the majority of the remaining member interests being sold to Carlyle. As of December 31, 2020, Carlyle owns 49.5% of common ownership of CMH and the remaining 50.5% is held by the majority owner.

To create more durable, profitable, and strategically aligned operations, the Parent completed a major restructuring (the “Restructure”) which separated Crimson California from the Parent’s other operating subsidiaries in Louisiana and the Gulf of Mexico (“Crimson Gulf”). On February 4, 2021, the Company and Carlyle entered into a purchase and sale agreement with CorEnergy Infrastructure Trust, Inc. (“CORR”) to sell 100% of Carlyle’s interest in the Crimson California pipelines to CORR.

Concurrent with the close of the transaction, the majority interest owner and Carlyle contributed their respective interest in Crimson Gulf, a wholly owned subsidiary of CMO, and its subsidiaries to the newly formed Crescent Holdings (“Crescent”), a non-consolidated entity. CORR paid $66.0 million in cash and contributed the Grand Isle Gathering System (“GIGS”), valued at $50.0 million, to Carlyle in exchange for Carlyle’s 49.5% interest in Crimson California. Refer to footnote nine - Subsequent Events for additional information regarding the Restructure.

Principles of Combination and Consolidation

These Combined Financial Statements of Crimson California were derived from the Consolidated Financial Statements and accounting records of the Parent as if Crimson California were operated on a standalone basis during the periods presented and were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Combined Statements of Operations of Crimson California reflect general corporate and operating expenses provided by the Parent to Crimson California and Crimson Gulf including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, procurement, control center monitoring, and other shared services. The related expenses have been recognized on a gross basis in the Combined Statements of Operations of Crimson California with an amount recognized as an “Affiliate Management Fee” reflecting the fees for the services provided by the Parent to Crimson Gulf. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, labor, and fixed assets. Management of Crimson California and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to Crimson Gulf. These allocations may not, however, reflect the net expenses Crimson California would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Crimson California had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

ANNEX A

The Combined Balance Sheets of Crimson California include Parent assets and liabilities that were specifically identifiable or otherwise attributable to Crimson California, including subsidiaries and affiliates in which the Parent has a controlling financial interest or is the primary beneficiary. Parent’s cash has been assigned to Crimson California for all of the periods presented because those cash balances are directly attributable to Crimson California. All cash inflows and outflows obtained and used from operations were swept to the Parent’s centralized account. Crimson California reflects transfers of cash to and from Parent’s cash management system as a component of Members’ Equity (Deficit) in the Combined Balance Sheets. Parent’s long-term debt has been included in the Crimson California Combined Financial Statements for the periods presented. The Parent’s debt obligations were settled as a result of the Restructure, whereby Crimson California entered into an amended and restated credit agreement. Refer to footnotes 6 and 9 for additional information regarding the Restructure and new debt obligation secured by Crimson California.

The Combined Financial Statements include Crimson California’s net assets and results of operations as described above. All intercompany transactions and accounts within the combined businesses of Crimson California have been eliminated.

Related party transactions between Crimson California and Crimson Gulf are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded. Parent company investment in Crimson Gulf subsidiaries have been excluded from the Crimson California Combined Financial Statements. Certain other assets and liabilities that are directly attributable to Crimson Gulf are not included in these Crimson California Financial Statements.

The Combined Financial Statements of Crimson California do not necessarily reflect the financial results of Crimson California if it were operated as a distinct legal entity during the periods presented.

Use of Estimates in the Preparation of Combined Financial Statements

Preparation of financial statements in accordance with GAAP requires the Company to (1) adopt accounting policies within accounting rules set by the Financial Accounting Standards Board (“FASB”), and (2) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives of fixed assets, asset retirement obligations, the valuation of derivatives, valuation and impairment of fixed assets and inventories, and reserves for contingencies. Although management of the Company believes these estimates are reasonable, actual results could differ from those estimates.

Revenue Recognition and Inventory

The FASB issued ASU 2014-09, Revenue from Contract with Customers in May 2014, and the Company adopted this standard as of January 1, 2019. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company has evaluated the impact of the adoption of ASU 2014-09 retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application, and no cumulative effect was required to be recorded. However, in accordance with ASC 606, when control of the pipeline loss allowance volumes have been transferred to the purchaser, the Company records this non-cash consideration as revenue at the contractual sales price within pipeline loss allowance (“PLA”) revenue and PLA cost of revenues.

The Company satisfies performance obligations over time as midstream transportation services are performed and as the customer receives the benefit of these services over the term of the tariff or contract. The Company’s transportation revenue includes amounts earned for transportation services and associated PLA. Revenue for crude oil transportation is recognized based on the volumes shipped at the associated tariff or contracted rates. PLA revenue, recorded within transportation revenue, represents the estimated realizable value of the earned loss allowance volumes received by the Company as applicable under the tariff or contract. As is common in the pipeline transportation industry, as crude oil is transported the Company earns a small percentage of the crude oil volume transported to offset any measurement uncertainty or actual volumes lost in transit. The Company will settle the PLA with its shippers either in-kind or in cash. PLA received by the Company typically exceeds actual pipeline losses in transit and typically results in a benefit to the Company. For PLA volumes received in-kind, the Company record these in inventory. Earned PLA revenue

ANNEX A
accounted for $5,400,485 and $6,463,815 of transportation revenue for the years ended December 31, 2020 and 2019, respectively.

When PLA is paid in-kind, the barrels are valued at current market price less standard deductions, recorded as inventory and recognized as non-cash consideration revenue concurrent with related transportation services. PLA paid in cash is treated in the same way as in-kind but no inventory is created.

Inventory primarily consists of crude oil earned as in-kind PLA payments and is valued using an average costing method at the lower of cost and net realizable value. Crude oil inventory is typically sold one to two months after it is earned at current market price less standard deductions. Crude oil inventory consists of 23,923 barrels valued at $899,193 and 20,721 barrels valued at $1,291,671 as of December 31, 2020 and 2019, respectively.

In May 2020, the Company entered into a one-year contract beginning July 1, 2020, to lease tank capacity to a customer. The Company analyzed this contract under ASC 840 and determined it should be treated as an operating lease. The lease allows for the customer to store 315,000 barrels per month at a fixed rate. The Company earned $1,341,900 in storage lease revenue for the year ended December 31, 2020.

To mitigate a portion of the potential exposure to adverse market changes in oil prices and the associated impact on cash flows, the Company has entered into derivative contracts, primarily commodity swaps or costless collars. These instruments allow the Company to predict with greater certainty the effective prices to be realized for its pipeline allowance oil transactions. All commodity derivative positions were closed as of December 31, 2020 and 2019.

These derivative instruments are not designated as hedging instruments for accounting purposes. During the years ended December 31, 2020, and 2019, respectively, the Company paid $411,875 and $19,050 for cash settlements of realized derivative positions.

Other revenue includes gauging, rental, truck rack offloading, and other ancillary transportation service performed for shippers. Crimson California will contract with shippers to perform services for a fixed monthly fee, and revenue is recognized as services are performed. Within other revenue, the Company has also recorded transactions for the purchase of inventory from, and sale of inventory to, the same counterparty at a rate that, in effect, is economically equivalent to a transportation fee. Sales of crude oil are recognized at the time title to the crude oil transfers to the purchaser, which typically occurs upon receipt of the crude oil by the purchaser. Such transactions that are entered into in contemplation of one another are recorded on a net basis as the entity’s supplier is the primary obligor in the arrangement and the amount the entity earns is fixed.

The following table summarizes the Company’s revenue streams.

	For the Year Ended December 31,
	2020	2019
Transportation revenue, net of PLA	$87,497,047	$35,321,990
Pipeline loss allowance revenue	5,400,485	6,463,815
Pipeline loss allowance subsequent sales revenue	7,109,818	5,614,066
Storage revenue	1,341,900	—
Realized loss on commodity derivatives	(742,650)	—
Other revenue	682,432	498,746
Total revenue	$101,289,032	$47,898,617

Cash and Cash Equivalents

The Company considers its cash balances and other highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of insured limits.

The Parent maintains all cash generated by our operating pipeline entities, and any cash requirements to meet the obligations of the pipeline entities is provided by the parent. The Combined Financial Statements reflect the entire cash balance held by the Parent for the periods ending December 31, 2020 and December 31, 2019.

ANNEX A

Accounts Receivables, Allowance for Doubtful Accounts and Concentrations of Credit Risk

The Company’s accounts receivable balances result from transactions with crude oil shippers. This concentration of customers may impact the Company’s overall credit risk as its customers may be affected by changes in economic or other conditions within the oil industry. The Company’s management believes that concentrations of credit risk are limited and no credit losses were recognized during the years ended December 31, 2020 or 2019.

In determining the need for an allowance for doubtful accounts, management considers historical losses adjusted to take into account current market conditions and our customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company writes off specific receivables when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company has not experienced significant credit losses in the past, and management has determined outstanding receivable balances to be collectible. The Company determined that no allowance was necessary as of December 31, 2020 or 2019.

Trade accounts receivable include receivables from four customers representing 83%, and three customers representing 84% of total trade accounts receivable as of December 31, 2020, and 2019, respectively. Revenue includes sales to four customers representing 82% and four customers representing 79% of total revenue for the years ended December 31, 2020, and 2019, respectively.

Non-trade accounts receivable includes receivables from third parties for non-transportation related services to include reimbursable project billings.

Property and Equipment

The Company records property and equipment at its original purchase or construction cost, or at estimated fair value as of the acquisition date for property and equipment acquired in connection with business combinations or asset acquisitions. Property and equipment is depreciated on the straight-line method over the estimated useful lives, which are as follows:

Life in Years
Pipelines	35
Communication systems	3-35
Station buildings, equipment, and vehicles	5-20
Pumping equipment and tanks	15
Furniture and equipment	5-7
Rights-of-way	Indefinite
Leasehold improvements	Lease term

Major improvements or betterments that improve or extend the useful lives of the assets are capitalized and depreciated accordingly. Expenditures for repair and maintenance of property and equipment are charged to expense as incurred. The Company expensed $10,238,874 and $5,622,496 for repairs and maintenance, which includes costs related to in-line inspections of pipeline wall integrity, for the years ended December 31, 2020, and 2019, respectively. These expenses are included in cost of revenues on the Combined Statements of Operations. Upon retirement or sale of property and equipment, the cost of such assets and related accumulated depreciation are removed from the accounts and the resulting gains or losses, if any, are reflected in other income in the year in which the asset is disposed. The resulting gains/(losses) from these types of transactions were $3,128 and ($1,050,311) for the years ended December 31, 2020 and 2019, respectively.

Reimbursable Projects

The Company has agreements with certain third parties to be reimbursed for its costs when it becomes necessary to repair or relocate a portion of its pipeline or to construct a new pipeline which enables a producer or shipper to connect with the Company’s existing pipeline. The Company maintains title to all pipeline assets constructed. If the Company relocates a pipeline due to a request of a government entity or landowner, the Company will record the reimbursements received as a gain or loss on the Combined Statements of Operations or as a reduction of cost of construction. The

ANNEX A
Company completed the relocation of a portion of its pipelines in California, at no cost to the Company, which resulted in $674,975 and $1,812,490 of other income classified as reimbursable project gains on the Combined Statements of Operations for the years ended December 31, 2020 and 2019, respectively. For the relocation projects completed in California, there were $543,487 and $1,307,078 of direct reimbursed relocation expenses which had no net cash impact to the Company for the years ended December 31, 2020 and 2019, respectively. The remainder was attributable to reimbursement of administrative overhead costs incurred by the Company.

If there is a commercial request for a pipeline or connection to be constructed to connect the Company’s existing pipelines, the arrangement is accounted for as an operating lease. As such, upon completion of construction, the reimbursements received and initially recorded as reimbursable projects liability are reclassified to deferred revenue and recognized as transportation revenue over the shorter of the estimated useful life of the constructed asset or the life of the customer.

The Company recorded $212,246 and $1,312,093 for cumulative costs incurred which is included in construction in process within property and equipment on the Combined Balance Sheets as of December 31, 2020 and 2019, respectively. Prepayments received to date remain in reimbursable projects liability until project completion. For the years ended December 31, 2020 and 2019, respectively, $315,000 and $192,000 of the reimbursable projects liability is classified within accrued and other liabilities on the Combined Balance Sheets.

The Company had $251,640 and $2,810,985 as outstanding deferred revenue related to reimbursable projects for shippers or producers as of December 31, 2020 and 2019, respectively.

Impairment of Long-Lived Assets

The Company periodically evaluates whether the carrying value of long-lived assets, including intangible assets, has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The Company considers various factors when determining if these assets should be evaluated for impairment, including but not limited to:

•Significant adverse change in legal factors or business climate;
•A current-period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;
•An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;
•Significant adverse changes in the extent or manner in which an asset is used, or in its physical condition;
•A significant adverse change in the market value of an asset; or
•A current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets. A prolonged period of lower commodity prices may adversely affect the estimate of future operating results, which could result in future impairment due to the potential impact on our operations and cash flows.

When an asset or group of assets is identified for potential impairment, the Company performs Step 1 of the impairment process to calculate the sum of undiscounted cash flows which are then compared to the carrying value of the asset group. If, upon review, the sum of the undiscounted cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. The fair value of our asset group is measured using valuation techniques consistent with the income approach, converting future cash flows to a discounted amount using discount rates commensurate with the risks involved in the asset group. These fair values measurements are based on significant inputs that are not observable in the market and thus represent Level 3 measurements. All inputs and assumptions specific to the Company’s forecast used in the calculation of fair value are reasonably consistent with those used to develop other information, such as projections and budgets prepared for the asset group.

For the year ended December 31, 2020 management identified various indications of potential impairment of the Company’s long-lived assets and recorded total impairment charges of $55,731,523 for the year ended December 31, 2020. See footnote 4 for additional information. There was no impairment charge recorded for the year ended December 31, 2019.

ANNEX A
Debt Issuance Costs

Deferred debt issuance costs totaling $252,271 and $1,093,250 were recorded as a noncurrent asset on the Combined Balance Sheet as of December 31, 2020, and 2019, respectively. During the years ended December 31, 2020, and 2019, respectively, the Company recorded $835,979 and $672,584 relating to the amortization of deferred debt issuance costs, included within interest expense on the Combined Statements of Operations.

Income Taxes

The entities included in these Combined Financial Statements are all treated either as a limited liability company or a limited partnership for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s members, and no income tax provision or deferred tax assets or liabilities have been recorded in the accompanying Combined Financial Statements. The Company has evaluated potential tax uncertainties and has determined that there are no uncertain tax positions as of and for the years ended December 31, 2020 and 2019.

Derivative Instruments

The Company may utilize derivatives to hedge commodity price risk inherent in its business that primarily relate to barrels associated with PLA oil. The Company’s policy is to structure its sales contracts and derivatives hedges of these barrels so that price fluctuations of crude oil do not materially affect its Combined Statements of Operations by stabilizing PLA margins. The swap contracts utilized are placed with banks that the Company believes to be of high credit quality. The Company records all derivative instruments as either assets or liabilities at fair value within the accompanying Combined Balance Sheets. Changes in the derivatives will be recognized currently in earnings unless specific hedge accounting criteria are met. The Company has elected not to designate its derivatives as cash flow hedges; therefore, gains and losses on derivative instruments are recorded within realized and unrealized gain (loss) on commodity derivatives on the Combined Statements of Operations. The Company classifies realized gains and losses on derivative instruments within cash flows from operations in the accompanying Combined Statements of Cash Flows.

Comprehensive Income

There are no differences between net income (loss) and comprehensive income (loss) due to the absence of items of other comprehensive income in the periods presented.

New Accounting Standards Updates (“ASU”)

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. For non-public companies ASU 2016-02 is effective for fiscal years beginning after December 15, 2021, and interim periods with fiscal years beginning after December 15, 2022. A modified retrospective transition approach is required for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. In January of 2019, the FASB issued ASU 2019-01, Leases, which permits an entity to elect an optional transition practical expedient to not evaluate under Topic 842, land easements that exist or expired before the entity’s adoption of Topic 842 and that were not previously accounted for as leases under Topic 840. The Company believes that adoption of the standard will result in increases to assets and liabilities on the Combined Balance Sheets, as well as changes to the presentation of certain operating expenses on the Combined Statements of Operations; however, the Company has not yet determined the extent of the adjustments or impact to disclosures that will be required upon implementation of the standard.

The Company considered a comprehensive list of all other ASUs requiring adoption through 2021. The Company believes that adoption of all other required standards will not result in a material impact to the Company.

Note 2 – Fair Value of Financial Instruments and Non-Financial Instruments

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the

ANNEX A
Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;
Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs from objective sources, such as discounted cash flow models or valuations.

The assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in or out of the fair value hierarchy as of the end of the reporting period for which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below in the periods presented.

Recurring Fair-Value Measurements

Cash and cash equivalents, trade and other receivables, and accounts payable approximate their carrying amounts due to the short maturity of these instruments. Inventory primarily consists of crude oil earned as PLA inventory and is valued at the lower of cost and net realizable value. The carrying value of the Company’s revolving credit facilities approximates fair value due to their floating interest rates. The Company held a derivative payable of $330,775 at December 31, 2020. This liability represents a closed position; therefore, the carrying amount approximates its fair value.

Non-Recurring Fair Value Measurements

The Company uses the cost, income, or market valuation approaches to determine fair value. The Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying values of the assets may not be recoverable. The basis for making such assessments are undiscounted future cash flows projections for the asset group being assessed. If the carrying values of the assets are deemed not recoverable, the carrying values are reduced to the estimated fair value, which are based on discounted future cash flows using assumptions as to revenues, costs and discount rates typical of third-party market participants, which is a Level 3 measurement.

Note 3 – Pipeline Acquisitions

In March of 2020, the Company completed the acquisition of the San Pablo Bay System (“SPB”) and other proprietary assets (“the SPB Acquisition”) from Shell Pipeline Company, LP. (“Shell”) for a purchase price of $110 million. The purchase was accounted for as an asset acquisition. The purchase price was primarily financed with proceeds from long-term debt and a capital call from Carlyle of $45 million. The acquisition consists of the SPB System, a 400-mile, 20” common carrier pipeline system from the San Joaquin Valley to Bakersfield, California refineries and three refineries in the San Francisco Bay Area. Additionally, the Company acquired a proprietary system consisting of a 110-mile system of three separate line segments south of Bakersfield. The Company primarily acquired pipeline, tanks, metering systems and Rights of Way (“RoW”) as part of the acquisition. In addition to the purchase price of $110 million, acquisition-related costs totaling $2,373,871, were capitalized. The Company also incurred $2,138,968 in purchase price adjustments for inventory, linefill, prepaid taxes, and prepaid RoW. In connection with the SPB Acquisition, the Company entered into a Transition Services Agreement (“TSA”) through which the Company compensated the seller for the provision of specified services, such as certain control center activities and various measurement and oil accounting activities. The TSA was terminated after July 2020, and the total paid to the seller under the TSA was $2,378,226, which has been recorded in cost of revenue.

All proprietary assets purchased from Shell were contributed to Cardinal Pipeline, LP. SPB is a legal entity; therefore, all SPB assets were contributed to San Pablo Bay, LLC. Assets acquired and liabilities assumed were recorded at estimated fair value at the closing date of the SPB Acquisition as follows:

ANNEX A

	Proprietary	San Pablo Bay	Fair Value as of March 1, 2020
Line Pipe	$5,504,408	$38,849,887	$44,354,295
Other Property	933,473	3,526,646	4,460,119
Other Station Equipment	1,482,711	11,666,317	13,149,028
Line Pipe Fittings	306,913	5,367,028	5,673,941
Pumping Equipment	359,977	4,502,383	4,862,360
Tanks	23,567	14,483,614	14,507,181
Computer Hardware	2,952	7,627	10,579
Machinery and Tools	—	118,295	118,295
Computer Software	—	2,658	2,658
Office Furniture and Equipment	—	6,138	6,138
Linefill	896,181	—	896,181
Inventory	—	526,287	526,287
Prepaid RoW	7,074	80,302	87,377
Prepaid Taxes	72,046	557,077	629,123
RoW	3,030,000	20,432,000	23,462,000
Land and Leasehold Improvements	28,218	1,739,059	1,767,277
Total purchase price	$12,647,520	$101,865,318	$114,512,839

Note 4 – Property and Equipment

Property and equipment consist of the following:

	As of December 31,
	2020	2019
Pipelines	$165,073,998	$120,590,603
Right-of-way agreements	26,601,531	28,645,630
Station equipment	22,607,995	10,773,493
Pumping equipment	6,350,469	2,534,069
Communication systems	10,209,170	8,514,015
Work in process	14,337,543	5,816,709
Tanks	16,654,683	3,681,841
Buildings	780,754	826,688
Office furniture, vehicles, and other assets	2,781,122	2,252,795
Leasehold improvements	2,054,286	1,729,470
Land	1,442,461	1,108,700
Reimbursable projects – work in process	212,245	1,312,093
Property and equipment, gross	269,106,257	187,786,106
Less: accumulated depreciation	(50,807,602)	(41,639,988)
Property and equipment, net	$218,298,655	$146,146,118

Depreciation expense for the years ended December 31, 2020 and 2019, respectively, was $9,167,615 and $5,760,084. For the year ended December 31, 2020, capitalized interest was $996,228 and capitalized internal labor was $817,950. For the year ended December 31, 2019, capitalized interest was $981,711 and capitalized internal labor was $293,839.

ANNEX A
During the year ended December 31, 2020, management identified property and equipment that required impairment. As a result of conducting comparable fair market value analysis on all asset groups in conjunction with the preparation of the annual budget, the Company identified an adverse change in the market value of an asset group. The fair market value of the asset group was significantly lower than its carrying value. The Company updated estimated future cash flows for all asset groups, noting the cash flows for the Kettleman Los Medanos asset group in California was less than the carrying value of the related asset groups. The Company performed the two-step impairment test and recorded $55,731,523 as an impairment charge to the Combined Statement of Operations for the year ended December 31, 2020. There were no indications of impairment or impairment charges for the year ended December 31, 2019.

Note 5 – Deposits, Prepaids and Other Current Assets

Prepaid and other assets consist of the following:

	As of December 31,
	2020	2019
Prepaid insurance	$1,856,301	$1,609,180
Rights-of-way agreements	951,301	970,573
Prepaid fees, other receivables, and other current assets	1,013,386	331,677
Materials and supply inventory	98,426	—
Deposits	2,013,251	15,173,030
Total Deposits, prepaids, and other current assets	$5,932,665	$18,084,460

Right-of-way agreements include advance payments for rights-of-way that provide the Company a limited interest in land owned by third parties. These agreements enable the Company to operate, inspect, and maintain pipelines as granted from landowners.

Note 6 – Long-Term Debt

Parent’s long-term debt has been included in the Crimson California Combined Financial Statements for the periods presented. The Parent’s debt obligations discussed within this footnote were settled as a result of the Restructure, whereby Crimson California entered into an amended and restated credit agreement. Additional information regarding Crimson California’s post-Restructure debt is presented in footnote 9.

On February 19, 2016, the Parent entered into an agreement with Wells Fargo Bank, NA for a $300 million revolving credit facility (the “Revolving Facility”). On October 31, 2016, the Parent entered into the 2nd Amendment (the “2nd Amendment”) to the Revolving Facility Agreement, which established and redefined compliance and covenant requirements. Within the 2nd Amendment, the Parent increased the lending commitment amount to $400 million. On January 11, 2019, the Company entered into the 3rd Amendment (the “3rd Amendment”) to the Revolving Facility Agreement, which established and redefined compliance and covenant requirements in contemplation of the changing ownership structure detailed in footnote 1.

The Revolving Facility bears interest, as defined in the Revolving Facility agreement, at either the Adjusted Base Rate or Eurodollar Rate. For Base Rate borrowings, the interest rate is equal to the Adjusted Base Rate plus the Applicable Margin (as shown below). The Adjusted Base Rate is the greatest of (a) the Base Rate (as defined in the Revolving Facility agreement), (b) the Federal Funds Rate plus ½ of 1% and (c) the One-Month LIBOR plus 1%. For the Eurodollar Base Rate borrowings and letters of credit, the interest rate is equal to the interbank offered Eurodollar Rate plus the Applicable Margin (as shown below). The applicable margins and other fees are a function of the pricing level of the Revolving Facility relative to the total leverage ratio. During the year ended December 31, 2020, the Company had utilized a combination of the Eurodollar rate and Base Rate options for its borrowings. As of December 31, 2020, the weighted average interest rate was 3.7%.

ANNEX A

Revolving Facility Applicable Margin
Pricing Level	Total Leverage Ratio	Eurodollar Rate	Base Rate	Commitment Fee
1	<2.00:1	2.00%	1.00%	0.50%
2	≥ 2.00:1 but < 2.50:1	2.25%	1.25%	0.50%
3	≥ 2.50:1 but < 3.00:1	2.50%	1.50%	0.50%
4	≥ 3.00:1 but < 3.50:1	2.75%	1.75%	0.50%
5	≥ 3.50:1 but < 4.00:1	3.00%	2.00%	0.50%
6	≥ 4.00:1	3.25%	2.25%	0.50%

The outstanding balance on the Revolving Facility was $275.9 million and $219.9 million at December 31, 2020 and December 31, 2019, respectively. At December 31, 2020 and December 31, 2019, there was $123.1 million and $176.1 million, respectively, of additional funds committed and available to the Company under the 3rd Amendment provided the Company would remain in compliance with debt covenants should additional funds be borrowed. There were letters of credit outstanding under the Revolving Facility for $1.0 million and $4.0 million as of December 31, 2020 and 2019, respectively.

The Revolving Facility includes certain covenants, including a maximum total leverage ratio and minimum interest coverage ratio. As of December 31, 2020 and 2019, the Parent was in compliance with these covenants.

The Company’s debt consisted of the following:

	Short-Term Debt As of December 31, 2020	Long-Term Debt as of December 31,2019
Revolving credit facility	$275,900,000	$219,900,000

The Company’s interest expense related to LIBOR and base rate interest, exclusive of debt fees, debt issuance costs, and amounts capitalized, was $9,835,385 and $10,744,478 for the years ended December 31, 2020, and 2019, respectively. The future maturities of long-term debt in the year indicated are as follows:

Debt Maturities
2021	$275,900,000
2022	—
2023	—
2024	—
2025	—
Thereafter	—

Note 7 – Related Party Transactions

Allocation of Corporate Expenses

The Combined Statements of Operations include an allocation of general corporate and operating expenses from Parent for certain management and support functions which are provided on a centralized basis within the Parent. These management and support functions include, but are not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue, direct labor expenses, fixed assets, or other relevant measures.

The amounts shown below for the year ended December 31, 2020 represent the total payroll, operating and administrative overhead expenses subject to allocation to Crimson California and other subsidiaries of the Parent. The Parent allocated administrative overhead, operating expenses, and other indirect costs to Crimson California during the years ended December 31, 2020 and 2019, utilizing a combination of revenues, property and equipment balances, and

ANNEX A
headcount as allocation drivers. These costs are primarily included withing General and Administrative Expenses on the Combined Statement of Operations. See allocated overhead as follows:

	For the Year Ended December 31,
	2020	2019
Crimson California	$4,227,280	$4,534,267
Crimson Gulf	3,472,548	6,945,069
Total allocated costs from Parent	$7,699,828	$11,479,336

Management and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the subsidiaries of the Parent. These allocations may not, however, reflect the expense Crimson California would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if Crimson California had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The following table presents the amounts due from related parties, including Crimson Gulf, as of December 31, 2020 and 2019.

	As of December 31, 2020	As of December 31, 2019
Due from other affiliated companies	$2,206,745	$1,353,619

Parent Company Investment

Parent company investment on the Combined Balance Sheets and Statements of Equity represents Parent’s historical investment in Crimson California, the net effect of transactions with and allocations to Parent and Crimson California’s accumulated earnings. Net transfers to parent include cash pooling and corporate allocations.

Note 8 – Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal and other costs, such as remediation, incurred in connection with loss contingencies are expensed as incurred. Recoveries of costs from third parties that are probable of realization are separately recorded as assets and are not offset against the liability.

The Company has entered into various right-of-way agreements with landowners for the right to construct, maintain, and operate certain pipeline improvements on the landowners’ property. The Company makes annual payments of license fees to maintain its rights under these agreements. The Company may terminate these agreements provided it meets any termination obligations as prescribed in these agreements.

In June 2016, the Company discovered a leak on its Ventura pipeline located in Ventura County, at which time the Company began remediation of the observed release and concurrently took the pipeline out of service. The pipeline was repaired and returned to service in June 2016. The remediation efforts are complete, the affected area has been restored, and the Company has implemented a monitoring program for the area. The Company estimates that the aggregate total costs incurred or that will be incurred is approximately $19.2 million related to this incident. This estimate includes actual and projected response and remediation costs, natural resource damage assessments, estimates for fines and penalties, and certain legal fees. The Company incurred $17,091,327 of cumulative expenses related to this incident through December 31, 2020. The Company maintains insurance coverage, which is subject to certain exclusions and deductibles, in the event of such environmental liabilities. The Company recorded $3,766,585 of cumulative expenses to cost of revenues, net of amounts the Company believes to be probable of recovery from insurance, during the years ended December 31, 2020 and prior. The Company had approximately $2.1 million accrued as of December 31, 2020 for estimated future expenditures related to the incident and approximately $1.1 million related to the portion of the release costs that the Company believes is probable of recovery from insurance, net of deductibles. The Company received $0 and $169,956 in insurance reimbursements related to this incident during the

ANNEX A
years ended December 31, 2020 and 2019, respectively. The Company has received $14,334,430 in cumulative insurance reimbursement through December 31, 2020.

As a transporter of crude oil, the Company is subject to various environmental regulations that could subject the Company to future monetary obligations. The Company expenses environmental obligations related to conditions caused by past operations that do not generate current or future revenues. Environmental obligations related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation or other potential environmental liabilities becomes probable and the costs can be reasonably estimated. The Company evaluates the need to provide for a liability on its obligation for dismantlement, restoration, and abandonment of its pipeline systems.

The Company is involved in various other claims and legal actions in the ordinary course of business. The Company believes the ultimate disposition of these matters will not have a material adverse effect on the Company’s combined financial position, results of operations, or liquidity.

The Company utilizes assets under operating and capital leases in several areas of operation. The Company recognized rental expense, including leases with no continuing commitment, totaling $1,463,949 and $1,679,463 for the years ended December 31, 2020 and 2019, respectively. Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term.

Minimum rental payments under various operating and capital leases in the years indicated are as follows at December 31, 2020:

Lease Obligations
2021	$1,115,322
2022	979,429
2023	996,442
2024	3,562
2025	—
Total	$3,094,755

Note 9 - Subsequent Events

On February 4, 2021, the majority interest owner and Carlyle contributed their respective interest in Crimson Gulf and its subsidiaries to the newly formed Crescent company.

As a result of the Restructure, the Company is owned by the majority interest owner and CORR. The Parent no longer owns an interest in Crimson Gulf or its subsidiaries. The Company signed a Transition Services Agreement with Crescent to provide certain transition services including control center monitoring and several corporate services to include Finance, Accounting and HR.

In connection with the transaction, the Company amended its current credit facility, of which $275.9 million was outstanding prior to the Restructure. $105 million of new debt was financed by Crimson California and Corridor MoGas, Inc., a subsidiary of CORR, as co-borrowers, on an amended credit facility with a maturity date of February 4, 2024. The proceeds of the new credit facility were used to pay $2.8 million of deferred financing costs for the new loan and $102.2 million to reduce the Company’s share of retirement of existing debt. The remaining debt obligation was paid by Crescent, primarily from funds sourced from a new debt arrangement. As a result of the Restructure, the carved-out Crimson California’s debt obligation is $105 million.

The Company has evaluated all subsequent events through March 11, 2021, which is the date the Combined Financial Statements were available for issuance and has disclosed within the notes to the Combined Financial Statements all relevant matters.

ANNEX A

Report of Independent Auditors	A-22

Combined Abbreviated Financial Statements

Combined Abbreviated Statement of Assets Acquired as of December 31, 2019	A-23
Combined Abbreviated Statement of Revenues and Direct Operating Expenses for the year ended December 31, 2019	A-24
Notes to the Combined Abbreviated Financial Statements	A-25

ANNEX A

Report of Independent Auditors

To the Management and Board of Members of
Crimson Midstream Holdings, LLC

We have audited the accompanying combined abbreviated financial statements of the Shell Acquired Assets, as defined in Note 1, which comprise the Combined Statement of Assets Acquired as of December 31, 2019, and the Combined Statement of Revenues and Direct Operating Expenses for the year then ended, and the related notes to the combined abbreviated financial statements (collectively referred to as the “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the Combined Statement of Assets Acquired of the Shell Acquired Assets at December 31, 2019, and its Combined Statement of Revenues and Direct Operating Expenses for the year then ended in conformity with U.S. generally accepted accounting principles.

Emphasis of a Matter

As described in Note 1, the combined abbreviated financial statements have been prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of CorEnergy Infrastructure Trust, Inc. and are not intended to be a complete presentation of the financial position or results of operations of the Shell Acquired Assets. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Houston, Texas
April 16, 2021

ANNEX A

Shell Acquired Assets
Combined Abbreviated Statement of Assets Acquired
(Dollars in thousands)

As of December 31, 2019
Assets acquired
Inventory	$907
Property, plant and equipment, net	101,973
Total assets acquired	$102,880

See accompanying notes to the Combined Abbreviated Financial Statements

ANNEX A

San Pablo Bay Pipeline
Combined Statement of Revenues and Direct Operating Expenses
(Dollars in thousands)

Year Ended
December 31, 2019
Revenue
Transportation - related parties	$48,234
Transportation - third parties	28,633
Product revenue	6,841
Total Revenue	83,708

Direct operating expenses
Operations and maintenance - third parties	22,530
Operations and maintenance - related parties	2,648
General and administrative - third parties	6,746
General and administrative - related parties	314
Cost of product sold	6,377
Depreciation and amortization	9,364
Property and other taxes	1,639
Total direct operating expenses	49,618

Revenue in excess of direct operating expenses	$34,090

See accompanying notes to the Combined Abbreviated Financial Statements

ANNEX A

SHELL ACQUIRED ASSETS
NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS

Note 1 — Organization and Basis of Presentation

Acquisition and Nature of Business

On March 1, 2020, the Crimson Midstream, LLC (the “Crimson”) Sale and Purchase Agreement (the “Agreement”) with Shell Pipeline Company LP (“Shell”) to purchase San Pablo Bay (“SPB”) Pipeline Company and Shell’s proprietary crude lines in California (collectively, the “Shell Acquired Assets”) became effective. Crimson purchased the Shell Acquired Assets for approximately $114.7 million including acquisition-related costs.

The acquisition consists of the SPB System, a 400-mile, 20” common carrier pipeline system from the San Joaquin Valley to Bakersfield, California refineries and three refineries in the San Francisco Bay Area. Additionally, Crimson acquired a proprietary system consisting of a 110-mile system of three separate line segments south of Bakersfield. Crimson primarily acquired pipeline, tanks, metering systems and Rights of Way (“RoW”) as part of the acquisition.

Basis of Presentation

The accompanying historical combined abbreviated financial statements include the assets acquired as of December 31, 2019, as well as the related historical combined revenues and direct operating expenses for the year ended December 31, 2019 associated with the Shell Acquired Assets (collectively, the “Combined Abbreviated Financial Statements”). The Combined Abbreviated Financial Statements were prepared based on carved out financial information and data from historical accounting records relating to the Shell Acquired Assets using historical results of operations and financial position and only present the combined assets acquired and the revenues and direct expenses of the Shell Acquired Assets. These Combined Abbreviated Financial Statements are not intended to be a complete presentation of the financial position and results of operations of the Shell Acquired Assets as they do not include corporate overhead, interest and income tax allocations and other income and expense items not directly associated with revenues of the Shell Acquired Assets. The Combined Abbreviated Financial Statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States (“GAAP”) are not presented as such information is not readily available on an individual property basis and not meaningful to the acquired properties. Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 8–04 of Securities and Exchange Commission’s Regulation S–X.

The Combined Abbreviated Financial Statement of assets acquired include only the specific assets related to the Shell Acquired Assets that were identified in the Agreement. Revenue that is directly related to the Shell Acquired Assets is reflected in the accompanying Combined Abbreviated Financial Statements. The direct operating expenses of the Shell Acquired Assets presented in these Combined Abbreviated Financial Statements are operations and maintenance expenses, property taxes and other costs that are directly attributed to the Shell Acquired Assets. Certain indirect expenses, as further described in Note 2, were not allocated and have been excluded from the Combined Abbreviated Financial Statements.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates in the Combined Abbreviated Financial Statements

The preparation of the combined abbreviated statements of revenues and direct operating expenses in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, operating revenues, direct operating expenses during the respective reporting periods. Management evaluates estimates on an on-going basis. Management bases estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from the estimates and assumptions used in the preparation of the statement of revenues and direct operating expenses.

Inventory

ANNEX A
Inventory consists of allowance oil which is the net difference between the tariff pipeline loss allowance (“PLA”) volumes and the actual volumetric losses. A loss allowance factor of 0.1% per barrel is incorporated into applicable crude oil tariffs to offset evaporation and other losses in transit. Title is taken to any excess loss allowance when product losses are within an allowed level, and the product is converted to cash periodically at prevailing market prices.

Inventory is valued at cost using the average market price for the relevant type of crude oil during the month the product was transported. At the end of each reporting period, we assess the carrying value of allowance oil and make any adjustments necessary to reduce the carrying value to the applicable net realizable value.
Property, plant and equipment, net

Property, plant and equipment, net, includes pipelines, station equipment, tanks, other property, pumping equipment, right-of- way agreements, buildings, land, leasehold improvements, machinery and tools, computer hardware and software, and office furniture and equipment and is stated at cost less accumulated depreciation. Depreciation of pipeline and equipment is computed using the straight-line method over the estimated useful lives of the assets. These estimated useful lives are 25 years for pipelines, 10-40 years for station equipment, buildings, and other property, 15 years for pumping equipment, 30 years for tanks, 5 years for computer hardware and software, machinery and tools, and office furniture and equipment, 25 years for rights-of-way agreements, indefinite for land, and over the life of the lease for leasehold improvements. Property, plant and equipment consists of the following as of December 31, 2019:

December 31, 2019
(amounts in 000’s)
Pipelines	$156,484
Station equipment	25,096
Tanks	20,253
Other property	15,634
Pumping equipment	8,335
Right-of-way agreements	4,919
Buildings	2,948
Land	1,443
Leasehold improvements	359
Other	675
Property, plant and equipment, gross	236,146
Less Accumulated depreciation and amortization	(134,173)
Property, plant and equipment, net	$101,973

Repair and maintenance costs are expensed as incurred and are included in operations and maintenance expenses on the combined abbreviated statement of revenues and direct operating expenses.

Asset Retirement Obligations

Asset retirement obligations represent legal and constructive obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or normal use of the asset. Liabilities recorded for obligations related to the retirement and removal of long-lived assets used in the business at fair value on a discounted basis when they are incurred and can be reasonably estimated. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when settled at the time the asset is taken out of service.

Management continues to evaluate the asset retirement obligations and future developments could impact the amounts recorded. The demand for the pipelines of the Shell Acquired Assets depend on the ongoing demand to move crude oil

ANNEX A
through the system. Although individual assets will be replaced as needed, the pipelines will continue to exist for an indefinite useful life. As such, there is uncertainty around the timing of any asset retirement activities. As a result, management determined that there is not sufficient information to make a reasonable estimate of the asset retirement obligations for the Shell Acquired Assets and have not recognized any asset retirement obligations as of December 31, 2019.

Impairment of long-lived assets

Management evaluates the recoverability of its long-lived assets, including pipelines, station equipment, tanks, right of ways, buildings and other property and equipment, in accordance with the provisions of Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment (“ASC 360”). ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. There was no impairment of long-lived assets recognized in the Combined Abbreviated Financial Statements.
Revenue Recognition and Inventory

The FASB issued ASU 2014-09, Revenue from Contract with Customers in May 2014, and the Shell Acquired Assets adopted this standard as of January 1, 2019. The revenue standard requires entities to recognize revenue through the application of a five-step model, which includes: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations.

The Shell Acquired Assets revenues are primarily generated from the transportation of crude oil and sale of crude oil accumulated via tariffs from transportation services provided. To identify the performance obligations, we considered all the products or services promised in the contracts with customers, whether explicitly stated or implied based on customary business practices. Revenue is recognized when each performance obligation is satisfied under the terms of the contract.

Each barrel of crude oil transported is considered a distinct service that represents a performance obligation that would be satisfied over time if it were accounted for separately. The services provided over the contract period are a series of distinct services that are substantially the same, have the same pattern of transfer to the customer, and, therefore, qualify as a single performance obligation. Since the customer simultaneously receives and consumes the benefits of services, we recognize revenue over time based on a measure of progress of volumes transported. We apply the allocation exception guidance for variable consideration related to market indexing for long-term transportation contracts because (a) the variable payment relates specifically to our efforts to transfer the distinct service and (b) we allocate the variable amount of consideration entirely to the distinct service, which is consistent with the allocation objective.

Our transportation contracts and tariffs contain terms for the customer to reimburse us for losses from evaporation or other loss in transit in the form of allowance oil. Allowance oil represents the net difference between the tariff PLA volumes and the actual volumetric losses. Under SPB tariffs, we obtain control of the excess oil not lost during transportation, if any. Under the revenue standard, we include the excess oil retained during the period, if any, as non-cash consideration and include this amount in the transaction price for transportation services on a net basis. Our allowance oil revenue is valued at the average market price of the relevant type of crude oil during the month product was transported.

We generate revenue by selling accumulated allowance oil inventory to customers. The sale of allowance oil is recorded as product revenue, with specific cost based on a weighted average price per barrel recorded as cost of product sold. Product revenue related to allowance oil sales is recognized at the point in time when the control of the oil transfers to the customer.

For all performance obligations, payment is typically due in full within 30 days of the invoice date.

Based on the revenue agreements, customers are invoiced after the performance obligations are satisfied, at which point payment is unconditional. As such, the Shell Acquired Assets’ revenue agreements do not give rise to contract assets or liabilities under ASC 606.

ANNEX A

The following table summarizes the Shell Acquired Assets’ revenue streams:

Year Ended
December 31, 2019
(amounts in 000’s)
Revenue
Transportation - related parties	$48,234
Transportation - third parties	28,633
Product revenue	6,841
Total revenue	$83,708

As an exemption, we do not disclose the amount of remaining performance obligations for contracts with an original expected duration of one year or less or for variable consideration that is allocated entirely to a wholly unsatisfied promise to transfer a distinct service that forms part of a single performance obligation.

Direct Operating Expense

Direct operating expenses consist of pipeline operations, maintenance, materials and supplies, outside services, rentals, insurance, taxes, depreciation and amortization, and payroll expenses that are directly attributable to the Shell Acquired Assets.
Excluded Expenses

The Shell Acquired Assets were part of a much larger enterprise prior to the date of the sale. Indirect general and administrative expenses, income taxes, interest expense, and other indirect expenses were not allocated to the Shell Acquired Assets and have been excluded from the accompanying Combined Abbreviated Financial Statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Shell Acquired Assets on a stand-alone basis.

Contingencies

Pursuant to the terms of the Agreement, Crimson believes that there are no claims, litigation or disputes pending as of the Effective Date, or any matters arising in connection with indemnifications, and the parties to the Agreement are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the accompanying Combined Abbreviated Financial Statements.

Note 3 – Related Party Transactions

Related Party Revenues and Expenses

Historically, Shell utilized the Shell Acquired Assets for transportation of hydrocarbons produced by Shell’s oil and gas producing subsidiaries. Revenues associated with these transportation services were recognized as related party revenues. Additionally, Shell and its affiliates performed certain services which directly supported the operations of the Shell Acquired Assets. Certain subsidiaries of Shell directly procure certain services or materials from other third-parties on the behalf of the Shell Acquired Assets and pass these costs through. Such costs are included in either general and administrative expenses-related party or operations and maintenance expenses – related parties, in the accompanying combined abbreviated statement of revenues and direct operating expenses.

ANNEX A

Note 4 — Subsequent Events

Management has evaluated subsequent events for the period December 31, 2019 through April 16, 2021, the date at which the Combined Abbreviated Financial Statements were available to be issued. There were no material subsequent events that required recognition or additional disclosure within the accompanying statements.

ANNEX A

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Effective February 1, 2021, CorEnergy Infrastructure Trust, Inc., (“CorEnergy” or the “Company”) acquired a 49.50 percent interest in Crimson Midstream Holdings, LLC (“Crimson”), with the right to acquire the remaining 50.50 percent interest, in exchange for a combination of cash on hand of approximately $74.6 million (after giving effect to initial working capital adjustments), commitments to issue new common and preferred equity with a fair value of $115.3 million (also after giving effect to the initial working capital adjustments), contribution of the Grand Isle Gathering System, LP (“GIGS”) to the sellers with a fair value of $48.9 million and $105.0 million in new term loan and revolver borrowings (the “Crimson Credit Facility”), all as detailed further below (the “Crimson Transaction”). The preliminary fair value of the aggregate consideration is $343.8 million, subject to certain post-closing purchase price adjustments.

Crimson owns indirectly an approximately 2,000-mile crude oil transportation pipeline system, including approximately 1,300 active miles, and associated storage facilities located in southern California and the San Joaquin Valley. The pipeline network provides a critical link between California crude oil production and California refineries. The California Public Utility Commission (“CPUC”) regulates the rates and administration of the transportation tariffs which comprise the majority of Crimson’s revenue generating activities.

To effect the Crimson Transaction, the Company entered into and consummated a Membership Interest Purchase agreement (the “MIPA”) with CGI Crimson Holdings, L.L.C. (“Carlyle”), Crimson, and John D. Grier (“Grier”). Pursuant to the terms of the MIPA, the Company acquired all of the Class C Units of Crimson owned by Carlyle, which represents 49.50 percent of all of the issued and outstanding membership interests of Crimson, in exchange for $66.0 million in cash and the transfer to Carlyle of the Company’s interest in GIGS. The MIPA also contains standard representations, warranties, covenants and indemnities. The Company’s interest was acquired with an effective date of February 1, 2021, as contemplated by the parties and documented in the First Amendment to the MIPA.

As described above, a portion of the consideration paid to Carlyle pursuant to the MIPA was the transfer of the Company’s interest in GIGS. In connection with that disposition, the Company and Grand Isle Corridor, LP, the Company’s subsidiary (“Grand Isle”), entered into a Settlement and Mutual Release Agreement (the “Settlement Agreement”) with Energy XXI GIGS Services, LLC, Energy XXI Gulf Coast, Inc. and CEXXI, LLC (the “EXXI Entities”). Energy XXI GIGS Services, LLC (“EGC Tenant”) was the tenant under the Lease Agreement, dated June 30, 2015 with Grand Isle (the “GIGS Lease”). Grand Isle initially received a Guaranty dated June 22, 2015 from Energy XXI Ltd. in connection with the original purchase of the GIGS, which was assumed by Energy XXI Gulf Coast, Inc., as guarantor of the obligations of EGC Tenant pursuant to the terms of the Assignment and Assumption of Guaranty and Release dated December 30, 2016 (as assigned and assumed, the “Tenant Guaranty”). Pursuant to the terms of the Settlement Agreement, the Company and Grand Isle released the EXXI Entities for any and all claims, except for the Environmental Indemnity under the GIGS Lease, which shall survive, and the EXXI Entities released the Company and Grand Isle from any and all claims. As previously disclosed in the Company’s periodic reports, the Company had initiated litigation to enforce its rights under the GIGS Lease, including for non-payment of rent. The parties have agreed to jointly dismiss such litigation in connection with the Settlement Agreement. Additionally, the GIGS Lease and Tenant Guaranty were cancelled and terminated.

The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements as adjusted to give effect to the Crimson Transaction, GIGS disposition and Settlement Agreement, and related debt financing as of February 1, 2021 (collectively the “Crimson Transaction Adjustments”). The unaudited pro forma combined statement of operations for the year ended December 31, 2020 gives effect to the Crimson Transaction Adjustments as if they had occurred on January 1, 2020. The unaudited pro forma combined balance sheet as of December 31, 2020 gives effect to the Crimson Transaction Adjustments as if they had occurred on December 31, 2020.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 also gives effect to the sale of the Pinedale Liquids Gathering System ("Pinedale LGS") to Ultra Wyoming, LLC ("Ultra Wyoming") and termination of the Pinedale Lease Agreement (collectively, the “Pinedale Transaction”) effective January 1, 2020. The Pinedale Transaction was completed on June 30, 2020 as described in the Company’s Current Reports on Form 8-K

ANNEX A
dated June 26, 2020 and July 7, 2020. The Pinedale Transaction pro forma adjustments are referred to as the Pinedale Other Transaction Adjustments. We refer to these unaudited pro forma combined financial statements as “pro forma financial information.”

The pro forma financial information has been prepared by CorEnergy for illustrative and informational purposes only in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2020. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what CorEnergy’s consolidated statement of operations or consolidated statement of financial condition actually would have been had the Crimson Transaction and other transaction adjustments been completed as of the dates indicated or will be for any future periods. These adjustments are based on preliminary estimates and will be different from the adjustments based on final acquisition accounting when it is completed, and these differences could be material.

The unaudited pro forma combined financial statements and accompanying notes have also been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), including the acquisition method of accounting. The accounting principles are consistent with those used in the audited CorEnergy consolidated financial statements and the related notes included in the 2020 Form 10-K as filed with the SEC on March 4, 2021 and the audited Combined Carve-Out Financial Statements of Crimson California and the related notes included in Exhibit 99.1 to this Amendment No. 1 to Current Report on Form 8-K/A. The financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial information.

ANNEX A
CorEnergy Infrastructure Trust, Inc.
Pro Forma Combined Balance Sheet (Unaudited)
As of December 31, 2020

	Historical		Transaction Accounting Adjustments				Other Transaction Accounting Adjustments
	CorEnergy As Adjusted (Note 2)	Crimson California As Adjusted (Note 2)	GIGS Accounting Adjustments	FN	Crimson Transaction Accounting Adjustments	FN	Other Adjustments	FN	Pro Forma
Assets
Leased property, net of accumulated depreciation	$64,938,010	$—	$(63,628,933)	4a)	$—		$—		$1,309,077
Property and equipment, net of accumulated depreciation	106,224,598	218,298,655	48,873,169	4b)	65,002,707	5b)	—		438,399,129
Financing notes and related accrued interest receivable, net of reserve	1,209,736	—	—		—		—		1,209,736
Cash and cash equivalents	99,596,907	27,572,934	—		(100,419,462)	5a)	(106,114)	6a)	26,644,265
Accounts and other receivables	3,675,977	11,501,088	—		(106,647)	5c)	—		15,070,418
Inventory	87,940	997,618	—		684,019	5c)	—		1,769,577
Deferred costs, net of accumulated amortization	1,077,883	257,271	(168,191)	4c)	885,076	5d)	(909,692)	6b)	1,142,347
Prepaid expenses and other assets	2,054,804	7,572,493	—		(1,377,561)	5c)	—		8,249,736
Operating right-of-use assets	85,879	—	—		6,268,077	5c)	—		6,353,956
Deferred tax asset, net	4,282,576	—	—		—		—		4,282,576
Goodwill	1,718,868	—	—		—		—		1,718,868
Due from affiliated companies, net	—	2,206,745	—		(2,206,745)	5c)	—		—
Total Assets	$284,953,178	$268,406,804	$(14,923,955)		$(31,270,536)		$(1,015,806)		$506,149,685

ANNEX A

	Historical		Transaction Accounting Adjustments				Other Transaction Accounting Adjustments
	CorEnergy As Adjusted (Note 2)	Crimson California As Adjusted (Note 2)	GIGS Accounting Adjustments	FN	Crimson Transaction Accounting Adjustments	FN	Other Adjustments	FN	Pro Forma
Liabilities and Equity
Secured credit facilities, net of debt issuance costs	$—	$275,900,000	$—		$(172,728,772)	5e)	$—		$103,171,228
Unsecured convertible senior notes, net of discount and debt issuance costs	115,008,130	—	—		—		—		115,008,130
Asset retirement obligation	8,762,579	—	(8,762,579)	4a)	—		—		—
Accounts payable and other accrued liabilities	4,628,847	23,286,586	—		(9,261,377)	5c)	—		19,437,463
	—	—	—		783,407	5g)
Management fees payable	971,626	—	(640,997)	4d)	—		—		330,629
Income tax liability	—	—	—		—		236,813	6c)	236,813
Operating lease liability	56,441	—	—		6,268,077	5c)	—		6,324,518
Unearned revenue	6,125,728	3,180,368	—		(2,865,368)	5c)	—		6,440,728
Total Liabilities	$135,553,351	$302,366,954	$(9,403,576)		$(177,804,033)		$236,813		$250,949,509

Equity
Series A Cumulative Redeemable Preferred Stock 7.375%, $125,270,350 liquidation preference ($2,500 per share, $0.001 par value), 10,000,000 authorized; 50,108 issued and outstanding at December 31, 2020	$125,270,350	$—	$—		$—		$—		$125,270,350
Capital stock, non-convertible, $0.001 par value; 13,651,521 shares issued and outstanding at December 31, 2020 (100,000,000 shares authorized)	13,652	—	—		—		—		13,652
Additional paid-in capital	339,742,380	—	—		—		—		339,742,380
Retained deficit	(315,626,555)	(33,960,150)	(5,993,185)	4a)	33,960,150	5f)	(106,114)	6a)	(325,149,243)
	—	—	(168,191)	4c)	(1,966,283)	5g)	(909,692)	6b)

ANNEX A

	Historical		Transaction Accounting Adjustments				Other Transaction Accounting Adjustments
	CorEnergy As Adjusted (Note 2)	Crimson California As Adjusted (Note 2)	GIGS Accounting Adjustments	FN	Crimson Transaction Accounting Adjustments	FN	Other Adjustments	FN	Pro Forma
	—	—	640,997	4d)	(783,407)	5g)	(236,813)	6c)
Total CorEnergy Equity	149,399,827	(33,960,150)	(5,520,379)		31,210,460		(1,252,619)		139,877,139
Non-controlling Interest	—	—	—		115,323,037	5h)			115,323,037
Total Equity	149,399,827	(33,960,150)	(5,520,379)		146,533,497		(1,252,619)		255,200,176
Total Liabilities and Equity	$284,953,178	$268,406,804	$(14,923,955)		$(31,270,536)		$(1,015,806)		$506,149,685
See accompanying Notes to the Pro Forma Combined Financial Statements

ANNEX A

CorEnergy Infrastructure Trust, Inc.
Pro Forma Combined Statement of Operations (Unaudited)
For the year ended December 31, 2020

	Historical		Transaction Accounting Adjustments				Other Transaction Adjustments
	CorEnergy	Crimson California As Adjusted (Note 2)	GIGS Accounting Adjustments	FN	Crimson Transaction Accounting Adjustments	FN	Other Adjustments	FN	Pinedale Transaction Adjustments	FN	Pro Forma
Revenue
Lease revenue	$21,351,123	$1,341,900	$(10,164,636)	4e)	$—		$—		$(11,095,987)	7a)	$1,432,400
Deferred rent receivable write-off	(30,105,820)	—	—		—		—		—		(30,105,820)
Transportation and distribution revenue	19,972,351	92,897,532	—		—		—		—		112,869,883
Pipeline loss allowance subsequent sales	—	7,109,818	—		—		—		—		7,109,818
Financing revenue	120,417	—	—		—		—		—		120,417
Other revenue	—	682,432	—		—		—		—		682,432
Realized loss on commodity derivatives	—	(742,650)	—		—		—		—		(742,650)
Total Revenue	11,338,071	101,289,032	(10,164,636)		—		—		(11,095,987)		91,366,480

Expenses
Transportation and distribution expenses	6,059,707	54,742,069	—		—		(386,380)	6d)	—		60,415,396
Pipeline loss allowance subsequent sales cost of revenue	—	6,263,454	—		684,019	5i)	—		—		6,947,473
General and administrative	12,231,922	15,023,076	(2,641,855)	4f)	2,749,690	5j)	(3,086,168)	6d)	(1,197,599)	7b)	20,890,036
			(1,156,166)	4g)					(1,032,864)	7c)
Depreciation, amortization and accretion expense	13,654,429	9,167,615	(6,505,598)	4h)	1,737,402	5k)	—		(3,646,801)	7d)	14,407,047
Loss on impairment of leased property	140,268,379	—	—		—		—		—		140,268,379
Loss on impairment and disposal of leased property	146,537,547	—	12,468,219	4i)	—		—		—		159,005,766
Loss on impairment of property and equipment	—	55,731,523	—		—		—		—		55,731,523
Loss on termination of lease	458,297	—	198,755	4j)	—		—		—		657,052
Total expenses	319,210,281	140,927,737	2,363,355		5,171,111		(3,472,548)		(5,877,264)		458,322,672
Operating loss	(307,872,210)	(39,638,705)	(12,527,991)		(5,171,111)		3,472,548		(5,218,723)		(366,956,192)
Other Income (Expense)
Net distributions and other income	471,449	436,897	—		—		—		—		908,346
Reimbursable project gains	—	674,975	—		—		—		—		674,975
Interest expense	(10,301,644)	(11,426,531)	—		5,572,183	5l)	1,392,958	6e)	1,193,146	7e)	(13,569,888)
Affiliate management fee	—	3,472,548	—		—		(3,472,548)	6d)	—		—

ANNEX A

	Historical		Transaction Accounting Adjustments				Other Transaction Adjustments
	CorEnergy	Crimson California As Adjusted (Note 2)	GIGS Accounting Adjustments	FN	Crimson Transaction Accounting Adjustments	FN	Other Adjustments	FN	Pinedale Transaction Adjustments	FN	Pro Forma
Gain (loss) on extinguishment of debt	11,549,968	—	—		—		(1,484,233)	6f)	—		10,065,735
Total Other Income (Expense)	1,719,773	(6,842,111)	—		5,572,183		(3,563,823)		1,193,146		(1,920,832)
Loss before income taxes	(306,152,437)	(46,480,816)	(12,527,991)		401,072		(91,275)		(4,025,577)		(368,877,024)
Taxes	—	—	—		—		—		—		—
Current tax expense (benefit)	(395,843)	—	—		—		236,813	6c)	—		(159,030)
Deferred tax expense	310,985	—	—		—		—		—		310,985
Income tax expense (benefit), net	(84,858)	—	—	4k)	—	5m)	236,813		—	7f)	151,955
Net Loss	(306,067,579)	(46,480,816)	(12,527,991)		401,072		(328,088)		(4,025,577)		(369,028,979)
Less: Net loss attributable to non-controlling interest	—	—	—		(21,881,677)	5n)	(119,591)	6g)	—		(22,001,268)
Net Loss attributable to CorEnergy Stockholders	(306,067,579)	(46,480,816)	(12,527,991)		22,282,749		(208,497)		(4,025,577)		(347,027,711)
Preferred dividend requirements	9,189,809	—	—		—		—		—		9,189,809
Net Loss attributable to Common Stockholders	$(315,257,388)	$(46,480,816)	$(12,527,991)		$22,282,749		$(208,497)		$(4,025,577)		$(356,217,520)

Loss Per Common Share:
Basic	$(23.09)										$(26.10)
Diluted	$(23.09)										$(26.10)
Weighted Average Shares of Common Stock Outstanding:
Basic	13,650,718										13,650,718
Diluted	13,650,718										13,650,718
Dividends declared per share	$0.90										$0.90
See accompanying Notes to the Pro Forma Combined Financial Statements

ANNEX A
Note 1 - Basis of Presentation

The CorEnergy and Crimson historical information has been derived from CorEnergy’s and Crimson’s audited historical financial statements, respectively. Crimson is also referred to as “Crimson California” in reference to historical periods for the entity. Certain of CorEnergy’s and Crimson California’s historical amounts have been reclassified to conform to CorEnergy’s financial statement presentation as discussed further in Note 2. The unaudited pro forma combined financial statements should be read in conjunction with the separate historical financial statements and related notes thereto of CorEnergy and Crimson California. The pro forma combined balance sheet gives effect to the acquisition as if it had been completed on December 31, 2020. The pro forma combined statement of operations gives effect to the acquisition as if it had been completed on January 1, 2020. The acquisition and the related adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements. In the opinion of CorEnergy’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020. The pro forma financial statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the acquisition had occurred on the dates indicated, nor are they indicative of CorEnergy’s future financial position or results of operations.

As of February 1, 2021, CorEnergy holds a 49.50 percent interest in Crimson and Grier and Grier members hold the remaining 50.50 percent interest. Crimson is a variable interest entity (“VIE”) as the legal entity is structured with non-substantive voting rights resulting from (i) the disproportionality between the voting interests of its members and certain economics of the distribution waterfall in the Third Amended and Restated Limited Liability Agreement (“Third LLC Agreement”) and (ii) the de facto agent relationship between CorEnergy and Grier, who was appointed to CorEnergy’s Board of Directors upon closing of the Crimson Transaction. As a result of this related party relationship, substantially all of Crimson’s activities either involve or are conducted on behalf of CorEnergy that has disproportionately few voting rights, including Grier as a de facto agent. CorEnergy was determined to be the entity “most closely associated” with the VIE. Therefore, CorEnergy is the primary beneficiary and will consolidate Crimson. Grier’s 50.50 percent interest is reflected as a non-controlling interest in the pro forma financial information. The unaudited pro forma combined financial statements have been prepared based on the Company’s consolidation conclusions for Crimson.

ANNEX A
Note 2 - Reclassifications and Conforming Accounting Policies

CorEnergy’s historical balance sheet has been adjusted to reflect reclassifications to conform to new financial statement line items presented as a result of the Crimson Transaction. These reclassification adjustments include the following:

	As of December 31, 2020
	CorEnergy Historical	Reclassification Adjustments	CorEnergy As Adjusted
Assets
Inventory	$—	$87,940	$87,940
Prepaid expenses and other assets	2,228,623	(173,819)	2,054,804
Operating right-of-use asset	—	85,879	85,879
	$2,228,623	$—	$2,228,623

Liabilities
Accounts payable and other accrued liabilities	$4,685,288	$(56,441)	$4,628,847
Operating lease liability	—	56,441	56,441
	$4,685,288	$—	$4,685,288

CorEnergy’s accounting policy is to present an unclassified balance sheet. The unaudited pro forma combined financial statements have been adjusted to reflect reclassifications of Crimson California’s financial statements to conform to CorEnergy’s financial statement presentation. These reclassification adjustments include the following:

ANNEX A

	As of December 31, 2020
	Crimson California Historical	Reclassification Adjustments	Crimson California As Adjusted
Assets
Current Assets
Cash and cash equivalents	$27,572,934	$—	$27,572,934
Accounts receivable - trade	10,718,998	(10,718,998)	—
Accounts receivable - non-trade	353,049	(353,049)	—
Insurance receivable	429,041	(429,041)	—
Accounts and other receivables	—	11,501,088	11,501,088
Inventory	899,193	98,425	997,618
Due from affiliated companies, net	2,206,745	—	2,206,745
Deposits, prepaids, and other current assets	5,932,665	(5,932,665)	—
Prepaid expenses and other assets	—	7,572,493	7,572,493
Total current assets	$48,112,625	$1,738,253
Noncurrent Assets
Property and equipment, net	218,298,655	—	218,298,655
Unamortized debt issuance costs	257,271	(257,271)	—
Deferred costs, net of accumulated amortization	—	257,271	257,271
Other assets	1,738,253	(1,738,253)	—
Total Assets	$268,406,804	$—	$268,406,804

Liabilities and Members' Deficit
Current Liabilities
Short-term debt	$275,900,000	$(275,900,000)	$—
Secured credit facilities, net of debt issuance costs	—	275,900,000	275,900,000
Accounts payable - trade	6,371,690	(6,371,690)	—
Accrued pipeline release	1,303,994	(1,303,994)	—
Accounts payable and other accrued liabilities		23,286,586	23,286,586
Accrued liabilities and other current liabilities	14,608,443	(14,608,443)	—
Total current liabilities	$298,184,127	$1,002,459
Noncurrent Liabilities
Deferred revenue and other non-current liabilities	$4,182,827	$(4,182,827)	$—
Unearned revenue	—	3,180,368	3,180,368
Total noncurrent liabilities	4,182,827	(1,002,459)
Total liabilities	$302,366,954	$—	$302,366,954

Members' Deficit
Accumulated members' deficit	$(33,960,150)	$33,960,150	$—
Retained deficit	—	(33,960,150)	(33,960,150)
Total Liabilities and Members' Deficit	$268,406,804	$—	$268,406,804

ANNEX A

	Year Ended December 31, 2020
	Crimson California Historical	Reclassification Adjustments	Crimson California As Adjusted
Revenue
Transportation revenue	$92,897,532	$(92,897,532)	$—
Transportation and distribution revenue	—	92,897,532	92,897,532
Pipeline loss allowance subsequent sales	7,109,818	—	7,109,818
Storage lease revenue	1,341,900	(1,341,900)	—
Lease revenue	—	1,341,900	1,341,900
Other revenue	682,432	—	682,432
Realized loss on commodity derivatives	(742,650)	—	(742,650)
Total Revenue	101,289,032	—	101,289,032

Expenses
Cost of revenue (exclusive of items shown separately below)	54,742,069	(54,742,069)	—
Transportation and distribution expenses	—	54,742,069	54,742,069
Pipeline loss allowance subsequent sales cost of revenue	6,263,454	—	6,263,454
Depreciation and accretion expense	9,167,615	(9,167,615)	—
Depreciation, amortization and accretion expense	—	9,167,615	9,167,615
Total cost of revenue	70,173,138	—

Impairment of property and equipment	55,731,523	—	55,731,523
General and administrative	15,023,076	—	15,023,076
Total operating expenses	140,927,737	—	140,927,737
Operating loss	(39,638,705)	—	(39,638,705)

Reimbursable project gains	674,975	—	674,975
Interest expense	(11,426,531)	—	(11,426,531)
Affiliate management fee	3,472,548	—	3,472,548
Other Income, net	436,897	(436,897)	—
Net distributions and other income		436,897	436,897
Net Loss	$(46,480,816)	$—	$(46,480,816)

Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma combined financial information are those described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. The Company performed a preliminary review of Crimson California’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma combined financial information. The Company identified differences in the timing of the adoption of Accounting Standards Codification
Topic 842, Leases (“ASC 842”), as discussed below, and certain amounts that have been reclassified to conform to the Company’s financial statement presentation. At this time, the Company is not aware of any other differences that would have a material effect on the unaudited pro forma combined financial information, including any differences in the timing of adoption of new accounting standards. However, the Company will continue to perform its detailed review of Crimson California’s accounting policies. Upon completion of that review, differences may be identified

ANNEX A
between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

The Company adopted ASC 842 on January 1, 2019, whereas Crimson California, as a private company, adopted ASC 842 on January 1, 2021. Based on a preliminary assessment, the primary impact of adopting the new standard relates to the recognition of operating lease right-of-use assets of $7.1 million and operating lease liabilities of $7.2 million as of January 1, 2020. The unaudited pro forma combined balance sheet has been adjusted to reflect the adoption of ASC 842 as well as the application of purchase accounting to the acquired leases, as further described in Note 3 herein. The Company did not identify any material impacts to the unaudited pro forma combined statement of operations as a result of Crimson California’s adoption of ASC 842.

ANNEX A
Note 3 - Preliminary Acquisition Accounting

CorEnergy has determined it is the accounting acquirer for the Crimson Transaction, which will be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the Crimson Transaction is based upon management's estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of February 1, 2021. The pro forma financial statements have been prepared based on these preliminary estimates, and as such, the final purchase price allocation and the resulting effect on CorEnergy’s financial position and results of operations may differ significantly from the pro forma amounts included herein. CorEnergy expects to finalize the purchase price allocation no later than 12 months after completing the Crimson Transaction.

The following tables present the preliminary consideration and preliminary purchase price allocation of the assets acquired and the liabilities assumed in the Crimson Transaction:

Preliminary calculation of estimated Transaction consideration for 100% of the equity of Crimson Midstream Holdings, LLC		As of February 1, 2021
Cash consideration	$74,649,245
Total cash consideration		74,649,245

Contribution of Grand Isle Gathering System	48,873,169
Total in-kind consideration		48,873,169

New term loan	80,000,000
New revolving credit facility	25,000,000
Total debt		105,000,000

Equity consideration to non-controlling interest holder	115,323,037
Total equity consideration		115,323,037

Preliminary fair value of estimated total Crimson Transaction consideration		$343,845,451

ANNEX A

Crimson Midstream Holdings, LLC	As of February 1, 2021
Assets Acquired
Cash and cash equivalents	$6,554,921
Accounts and other receivables	11,394,441
Inventory	1,681,637
Prepaid expenses and other assets	6,144,932
Property and equipment	332,174,531
Operating right-of-use asset	6,268,077
Total assets acquired:	$364,218,539
Liabilities Assumed
Accounts payable and other accrued liabilities	$13,790,011
Operating lease liability	6,268,077
Unearned revenue	315,000
Total liabilities assumed:	$20,373,088
Net Assets Acquired:	$343,845,451
Non-controlling interest at fair value	$115,323,037

Non-controlling Interest

At closing of the Crimson Transaction and under the Third LLC Agreement, Grier and the Grier Members’ interests in Crimson were exchanged for (i) 1,613,202 Class A-1 Units, (ii) 2,436,000 Class A-2 Units, (iii) 2,450,142 Class A-3 Units and 505,000 of C-1 Units, which represent a 50.50 percent voting interest in Crimson. Grier and the Grier Members’ ownership interest in the Class A-1, A-2 and A-3 units at Crimson is reflected as a non-controlling interest in the pro forma combined financial statements and was recognized at fair value at closing of the transaction.

Under the Third LLC Agreement, all material business decisions and actions will require supermajority approval of the Crimson managers; provided, however, that Grier will make decisions regarding the day-to-day operations of the assets regulated by the CPUC. Change of control of the CPUC regulated assets is subject to the approval of the CPUC (“CPUC Approval”), which is expected to occur in the third quarter of 2021. Upon CPUC Approval, the parties will enter into a Fourth Amended and Restated LLC Agreement of Crimson (“Fourth LLC Agreement”), which will, among other things, (i) give the Company additional ownership of Crimson and its assets in connection with an anticipated further restructuring of the Company's asset ownership structure and (ii) provide the Grier Members and Management Members (as defined below) the right to exchange their entire interest in Crimson for securities of the Company as follows:

•Class A-1 Units will become exchangeable for up to 1,613,202 shares of a newly created Series C Preferred Stock of the Company (“Series C Preferred”), which may be converted by the holder into up to 1,716,172 of the Company’s depositary shares, each representing 1/100th of a share of the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred”);

•Class A-2 Units will become exchangeable for up to 2,436,000 shares of a newly created Series B Preferred Stock of the Company (“Series B Preferred”), which will be convertible, provided that the Company’s existing stockholders approve in compliance with the rules of the New York Stock Exchange (“NYSE”), into up to 8,675,214 additional shares of a new non-listed Class B Common Stock of the Company (“Class B Common Stock”), with such conversion to occur automatically assuming stockholder approval is received; and

•Class A-3 Units will become exchangeable for up to 2,450,142 shares of the newly created Class B Common Stock.

Prior to CPUC approval, the terms of the Third LLC Agreement provide the Grier Members the right to receive any distributions that the Company’s Board of Directors determines would be payable if they held the shares of Class B Common Stock, Series B Preferred, and Series C Preferred, respectively. Following CPUC Approval, the terms of the

ANNEX A
Fourth LLC Agreement provide that such rights will continue until the Grier Members elect to exchange the Crimson units for the related securities of the Company. In addition, after CPUC Approval, certain Crimson units held by the Grier Members are expected to be transferred to other individuals currently managing Crimson (the “Management Members”).

Note 4 - Transaction Accounting Adjustments - Grand Isle Gathering System Disposal

A. Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2020, as if the sale of the Grand Isle Gathering System occurred on December 31, 2020.

The adjustments to the unaudited pro forma combined balance sheet as of December 31, 2020 are as follows:

4a) This adjustment reflects the disposal and loss on the GIGS asset, which was provided to Carlyle as partial consideration for the Crimson Transaction. Carlyle also assumed the asset retirement obligation associated with the GIGS asset (collectively, the “GIGS Disposal Group”). As of December 31, 2020, the net book value of GIGS was $63.6 million (including accumulated depreciation of $6.6 million) and the asset retirement obligation was $8.8 million. The GIGS asset had a fair value of $48.9 million upon closing of the Crimson Transaction resulting in a pro forma loss on disposal and impairment of leased property of approximately $6.0 million for the GIGS Disposal Group, which is included in retained earnings.

4b) This adjustment of $48.9 million reflects the fair value of assets received in exchange for the GIGS leased asset, which in combination with the $65.0 million adjustment in 5b) represents the pro forma adjustment for the property and equipment acquired at fair value. Refer to Note 3 for the preliminary purchase price allocation, which includes the other purchase consideration provided upon closing of the Crimson Transaction.

4c) This adjustment reflects the pro forma write-off of the deferred lease costs of $168 thousand associated with the termination of the GIGS Lease, which results in a pro forma loss on termination of the lease, included in retained earnings.

4d) The adjustment reflects the pro forma decrease in the management fee payable under the Management Agreement, dated as of May 8, 2015 and effective as of May 1, 2015, by and between the Company, and Corridor InfraTrust Management, LLC (the "Manager") of approximately $641 thousand due to a reduction in the assets under management resulting from the GIGS disposal.

B. Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2020, as if the sale of the Grand Isle Gathering System occurred on January 1, 2020.

The adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are as follows:

4e) This adjustment reflects the elimination of lease revenue of $10.2 million related to the GIGS Lease recognized in the first quarter of 2020. The EGC Tenant did not pay rent for the remainder of 2020 and the GIGS Lease was terminated in connection with the closing of the Crimson Transaction.

4f) This adjustment reflects the pro forma decrease in the management fee expense under the Management agreement between the Company and the Manager of approximately $2.6 million due to a reduction in the assets under management resulting from the GIGS sale.

4g) This adjustment reflects the pro forma decrease in general and administrative expense of $1.2 million, primarily for legal and consulting costs related to the litigation with the EGC Tenant and the asset impairment recognized in the first quarter of 2020.

4h) This adjustment reflects the elimination of depreciation, amortization, and accretion expense of $6.5 million as a result of the sale of GIGS and termination of the GIGS Lease.

4i) This adjustment assumes the GIGS impairment of $140.3 million occurred at the beginning of the year and was followed by an immediate sale of the GIGS asset on January 1, 2020. Post-impairment the GIGS asset had a net book value of $69.4 million and an asset retirement obligation of $8.0 million, collectively the GIGS Disposal Group of

ANNEX A
$61.4 million. The fair value at the time of sale was $48.9 million resulting in a loss on impairment and disposal of leased property of approximately $12.5 million.

4j) This adjustment reflects the pro forma write-off of the deferred lease costs of $199 thousand associated with the termination of the GIGS Lease, which results in a pro forma loss on termination of the lease.

4k) CorEnergy operates as a real estate investment trust (“REIT”) and therefore, the pro forma adjustments to the combined statement of operations for this transaction do not have an impact on income taxes.

Note 5 - Transaction Accounting Adjustments - Acquisition and Financing

In addition to the reclassification adjustments in Note 2, the pro forma financial statements reflect adjustments to (i) reconcile the historical book value of Crimson to the preliminary fair value of the assets and liabilities acquired in accordance with the acquisition method of accounting, (ii) reflect the refinancing of Crimson California’s debt, (iii) reflect the transfer of GIGS to Carlyle and (iv) include the estimated direct transaction costs.

A. Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2020, as if the Crimson Transaction occurred on December 31, 2020.

The adjustments to the unaudited pro forma combined balance sheet as of December 31, 2020 are as follows:

5a) This adjustment reflects the following impacts to cash and cash equivalents as a result of the closing of the Crimson Transaction:

Description	As of December 31, 2020
Cash paid to acquire 49.50% interest in Crimson	$(66,049,245)
Cash paid to extinguish Crimson's pre-transaction credit facility	(8,600,000)
Cash paid for certain financing costs on assumption of new Crimson Credit Facility	(2,785,921)
Cash paid for transaction costs at closing	(1,966,283)
Adjustment for cash acquired from Crimson at closing	(21,018,013)
Transaction accounting adjustment to cash	$(100,419,462)

5b) This adjustment of $65.0 million, along with the adjustment in 4b) of $48.9 million representing the partial consideration for the GIGS asset and the historical Crimson California value of $218.3 million, reflects the increase in property and equipment to realize fair value of the assets acquired in the Crimson Transaction of $332.2 million. The material assets acquired include land, crude oil pipelines, rights of way, tanks and pumping equipment for which the estimated useful lives per the Company’s accounting policy are outlined in the table below:

Useful Lives
Crude oil pipelines - trunk	35 years
Crude oil pipelines - gathering	15 years
Rights of Way	Indefinite
Tanks	35 years
Pumping Equipment	15 years

5c) This reflects the adjustments to fair value set forth in the table below as a result of purchase price allocation and elimination of assets and liabilities not acquired in the Crimson Transaction. Refer to Note 3 for preliminary fair values of assets and liabilities acquired and refer to 5a), 5b) and 5d) for cash, property and equipment and long-term debt.

ANNEX A

Description	As of December 31, 2020
Accounts and other receivables	$(106,647)
Inventory	684,019
Prepaid expenses and other assets(1)	(1,377,561)
Operating right-of-use assets	6,268,077
Due from affiliated companies, net	(2,206,745)
Accounts payable and other accrued liabilities(2)	(9,261,377)
Operating lease liability	6,268,077
Unearned revenue	(2,865,368)
Transaction accounting adjustment for assets and liabilities acquired	$(2,597,525)

(1) Includes a prepaid administrative fee of $50 thousand associated with financing the Crimson Credit Facility.
(2) Includes $235 thousand of debt issuance costs associated with financing the Crimson Credit Facility.

5d) This adjustment reflects the net effect of the elimination of Crimson California’s debt issuance costs associated with the pre-transaction credit facility and the new debt issuance costs allocated to the $50.0 million Crimson Revolver associated with the Crimson Credit Facility due 2024.

Description	As of December 31, 2020
Write-off of debt issuance costs associated with Crimson’s pre-transaction credit facility	$(257,271)
Debt issuance costs allocated to the Crimson Revolver	1,142,347
Transaction accounting adjustment for debt issuance costs	$885,076

5e) This adjustment reflects the net effect of the elimination of Crimson’s pre-transaction credit facility of $275.9 million and the issuance of the new Crimson Credit Facility with Crimson Midstream Operating and Corridor MoGas, Inc. as co-borrowers, as detailed below. The Crimson Credit Facility includes an $80.0 million term loan due 2024 (exclusive of debt issuance costs of $1.8 million) and $25.0 million drawn on the $50.0 million revolving credit facility due 2024.

Description	As of December 31, 2020
Decrease for debt assumed by an affiliate of Crimson	$(162,300,000)
Decrease for extinguishment of Crimson’s pre-transaction credit facility	(113,600,000)
Increase for issuance of Crimson Term Loan due February 4, 2024	80,000,000
Increase for issuance of Crimson Revolver due February 4, 2024	25,000,000
Debt issuance costs related to Crimson Term Loan	(1,828,772)
Transaction accounting adjustment for debt	$(172,728,772)

5f) Reflects the elimination of Crimson California’s historical equity balance of $34.0 million in accordance with the acquisition method of accounting.

5g) This adjustment reflects approximately $2.0 million in transaction costs paid at closing for investment advisors and legal fees, included in 5a) above, and $783 thousand of additional due diligence costs incurred prior to closing the transaction, which are reflected in accounts payable and other accrued liabilities.

5h) This adjustment reflects Grier’s 50.50 percent interest in Crimson California, which is reflected as a non-controlling interest in CorEnergy’s pro forma combined balance sheet. At closing, the fair value of the non-controlling interest is estimated at $115.3 million. Refer to Note 3 for further details on the non-controlling interest.

ANNEX A
B. Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2020, as if the Crimson Transaction occurred on January 1, 2020.

The adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are as follows:

5i) This adjustment reflects the step up in fair value of crude oil inventory of $684 thousand, which was determined based on average market prices, less a discount to sell at the acquisition date. The pro forma combined statement of operations for the year ended December 31, 2020 is adjusted to increase transportation and distribution expense by the same amount, because the inventory is expected to be sold within one year of the acquisition date.

5j) This adjustment reflects $2.0 million in transaction costs incurred at closing for investment advisors and legal fees and $783 thousand of additional due diligence costs incurred for legal, accounting and valuation services prior to closing the transaction, which were not reflected in the historical statement of operations for the year ended December 31, 2020. The due diligence costs include $416 thousand incurred from Crescent Gulf, an affiliate of Crimson California, for costs related to accounting and consulting services for the Crimson Transaction.

5k) This adjustment reflects pro forma increase to depreciation, amortization and accretion expense, as detailed below, based on the preliminary purchase price allocation of estimated fair value of the property and equipment acquired and related useful lives as described in 5b).

Description	Year Ended December 31, 2020
Historical Crimson California depreciation expense	$(9,167,615)
Depreciation expense based on new purchase price fair value and useful lives	10,905,017
Transaction adjustment to depreciation, amortization and accretion	$1,737,402

5l) These adjustments reflect the net decrease to interest expense, as detailed below, due to the new Crimson Credit Facility and the extinguishment of Crimson’s pre-transaction credit facility and the changes in amortization related to debt issuance costs.

Description	Year Ended December 31, 2020
Elimination of interest expense and fees on Crimson’s pre-transaction credit facility	$10,561,949
Interest expense on Crimson Credit Facility(1)	(4,835,372)
Elimination of debt issuance costs for Crimson’s pre-transaction credit facility	835,979
Amortization of debt issuance costs for new Crimson Credit Facility	(990,373)
Transaction accounting adjustments to interest expense	$5,572,183

(1) At closing of the Crimson Transaction, the interest rate on the variable-rate Crimson Credit Facility was 4.61888%. A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $199 thousand for the year ended December 31, 2020.

5m) The majority of Crimson’s assets and revenues are REIT qualifying, except as described in 6c) below; therefore, the pro forma adjustments to the combined statement of operations for this transaction do not have an impact on income taxes.

5n) This adjustment reflects the non-controlling interest in net income (loss) in Crimson California’s historical financial statements of ($23.5 million) and the related pro forma adjustments of $1.6 million.

ANNEX A
Note 6 - Other Transaction Adjustments

A. Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2020, as if the Other Transaction Adjustments occurred on December 31, 2020.

The other adjustments to the unaudited pro forma combined balance sheet as of December 31, 2020 are as follows:

6a) This adjustment reflects the legal and unused fees of $106 thousand paid for the CorEnergy Credit Facility with Regions Bank, which was terminated in connection with the closing of the Crimson Transaction. As of December 31, 2020, there was no outstanding balance on the CorEnergy Credit Facility.

6b) This adjustment reflects the elimination of the deferred debt issuance costs of $910 thousand due to the termination of the CorEnergy Credit Facility with Regions Bank.

6c) This adjustment reflects the income tax provision of $237 thousand due to moving crude oil inventory and the subsequent sales of Crimson’s pipeline loss allowance inventory to a taxable REIT subsidiary as these activities are non-qualifying REIT activities.

B. Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2020, as if the Other Transaction Adjustments occurred on January 1, 2020.

The adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are as follows:

6d) In connection with the closing of the Crimson Transaction, Crimson entered into Transition Services Agreements (“TSAs”) with Crescent Gulf, an affiliated entity previously under common control prior to the transaction. The TSAs provide for Crescent Gulf to reimburse Crimson for employees’ salaries and benefits and administrative services provided on their behalf. The TSA reimbursement will be presented net within transportation and distribution expense and general and administrative expense. This adjustment of $3.5 million reflects the net presentation in transportation and distribution expense ($386 thousand) and general and administrative expense ($3.1 million) of the costs incurred and reimbursed under the TSA agreements in the unaudited pro forma combined statement of operations.

6e) This adjustment reflects the elimination of interest expense and the amortization of debt issuance costs associated with the CorEnergy Credit Facility with Regions Bank of $1.4 million.

6f) This adjustment reflects the write-off of remaining deferred debt issuance costs associated with the CorEnergy Credit Facility with Regions Bank on January 1, 2020 of $1.5 million.

6g) This adjustment reflects the impact of the non-controlling interest of $120 thousand for activities in 6c) related to Crimson for which CorEnergy only holds a 49.50 percent interest.

Note 7 - Other Transaction Accounting Adjustments - Pinedale Transaction

A. Adjustments to the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2020 for the Pinedale Transaction

The sale of the Pinedale LGS occurred on June 30, 2020; and therefore, the disposal of the asset is already reflected in the Company’s historical balance sheet as of December 31, 2020.

B. Adjustments to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2020, as if the Pinedale Transaction occurred on January 1, 2020.

The adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 2020 are as follows:

7a): This adjustment reflects the elimination of lease revenue of $11.1 million related to the Pinedale Lease Agreement, which was terminated on June 30, 2020.

7b): The adjustment reflects the pro forma decrease in management fee expense under the Management Agreement between the Company and the Manager of approximately $1.2 million for the first and second quarters of 2020 due to a reduction in the assets under management resulting from the Pinedale Transaction.

ANNEX A

7c): This adjustment reflects the pro forma decrease in general and administrative expense of $1.0 million, primarily for legal and consulting costs related to the sale of the Pinedale LGS.

7d): This adjustment reflects the elimination of depreciation and amortization expense of $3.6 million as a result of the sale of the Pinedale LGS and termination of the Pinedale Lease Agreement.

7e): The adjustment reflects the elimination of interest expense of $1.2 million as a result of the settlement of the Amended Pinedale Term Credit Facility.

7f): CorEnergy operates as a REIT and therefore, the pro forma adjustments to the combined statement of operations for the Pinedale Transaction do not have an impact on income taxes.

Note 8 - Crimson California Other Information

For the years ended December 31, 2020 and 2019, the volumes associated with the Crimson California combined historical financial statements were 196,388 barrels per day (bpd) and 104,457 bpd, respectively. The increase in bpd for 2020 is primarily due to the acquisition of the San Pablo Bay System and other proprietary assets from Shell Pipeline Company, LP (collectively, the “SBP Acquisition”) described further below.

In March of 2020, Crimson California completed the SBP Acquisition. Crimson California’s historical combined statement of operations for the year ended December 31, 2020 does not reflect revenue and expenses from the SPB Acquisition for January and February of 2020 due to the timing of the acquisition. Unaudited revenue for the two months ended February 28, 2020 related to the SPB Acquisition was $13.0 million. The unaudited expenses for the two months ended February 28, 2020 were $10.8 million under Shell Pipeline Company’s ownership. These expenses are not representative of expenses incurred since Crimson California acquired the assets and may not be representative of future expenses.

Note 9 - Pro Forma Loss Per Share

Pro forma net loss per common share is determined by dividing the pro forma net loss attributable to common stockholders, adjusted for the non-controlling interest in Crimson California, and the impact from the transaction and other transaction adjustments outlined above by the weighted average common stock outstanding to determine both the basic and diluted net loss per common share. The pro forma adjustments do not impact the weighted average shares of common stock outstanding.

Pro Forma Loss per Share	Year Ended December 31, 2020
Net loss attributable to CorEnergy stockholders	$(347,027,711)
Less: Preferred dividend requirements	9,189,809
Net loss attributable to common stockholders	$(356,217,520)
Weighted average shares - basic	13,650,718
Basic loss per share	$(26.10)

Net loss attributable to common stockholders (from above)	$(356,217,520)
Add: After-tax effect of convertible interest(1)	—
Loss attributable for dilutive securities	$(356,217,520)
Weighted average shares - diluted	13,650,718
Diluted loss per share	$(26.10)
(1) The diluted per share calculation excludes a dilutive adjustment for convertible note interest expense as the calculation is antidilutive.

ANNEX A
Note 10 - Impact of Non-Recurring Items

The unaudited pro forma combined statement of operations includes non-recurring gains and losses related to the Company’s and Crimson California’s historical financial statements for the year ended December 31, 2020. These non-recurring gains and losses are not related to the Crimson Transaction and therefore have not been reflected as pro forma adjustments. These historical non-recurring gains and losses relate to assets that have been sold or market conditions that existed during 2020, including the decline in the energy markets and the impacts of the COVID-19 pandemic. These non-recurring items for the year ended December 31, 2020 include the following:

CorEnergy Historical Financial Statements

•Loss on impairment of leased property for the GIGS asset, which was sold in connection with the Crimson Transaction - $140.3 million
•Deferred rent receivable write-off for the GIGS Lease due to the EGC Tenant’s nonpayment of rent - $30.1 million
•Loss on impairment and disposal of leased property for the Pinedale LGS, which was sold on June 30, 2020 - $146.5 million
•Loss on termination of lease related to the termination of the Pinedale Lease Agreement on June 30, 2020 - $458 thousand
•Gain on extinguishment of debt related to the asset level credit facility secured by the Pinedale LGS, which was settled and extinguished in connection with the Pinedale LGS sale on June 30, 2020 - $11.0 million

Crimson California Historical Financial Statements

•Loss on impairment of property and equipment for Crimson California’s KLM pipeline system - $55.7 million

ANNEX B

CONTRIBUTION AGREEMENT
Dated as of February 4, 2021
By and Among
CORENERGY INFRASTRUCTURE TRUST, INC.,
a Maryland corporation
CORRIDOR INFRATRUST MANAGEMENT, LLC,
a Delaware limited liability company
and
THE CONTRIBUTORS,
(as that term is defined in the preamble)

ANNEX B
CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this "Agreement") is executed as of February 4, 2021 (the "Effective Date"), by and among the individuals whose names are listed as the "Contributors" on the signature page below (each, a "Contributor" and collectively, the "Contributors"), Corridor InfraTrust Management, LLC, a Delaware limited liability company (the "Manager"), and CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the "REIT"). Capitalized terms used but not defined herein shall have the respective meanings set forth on Exhibit A.
RECITALS
WHEREAS, the Contributors currently own one hundred percent (100%) of the membership interests in the Manager, which interests represent all of the issued and outstanding membership interests in the Manager (the "Membership Interests");
WHEREAS, the Manager was created, in part, to provide management and administrative services to the REIT pursuant to a certain Management Agreement dated as of May 8, 2015 as amended to date including by that certain First Amendment to Management Agreement dated as of February 4, 2021 (as so amended, the "Management Agreement"), and a certain Third Amended Administration Agreement dated as of August 7, 2012 as amended to date (as so amended, the "Administration Agreement" and together with the Management Agreement, the "Advisory Agreements");
WHEREAS, effective as of the Closing, (i) the Contributors will contribute and assign to the REIT, all of their rights, title and interest in and to the Membership Interests, all as more particularly set forth herein, and (ii) the Contributors will each receive from the REIT the Contribution Consideration (as defined below), all as more particularly set forth herein; and
WHEREAS, a special committee of independent members of the REIT's Board of Directors (the "Special Committee") and the REIT's Board of Directors have reviewed and evaluated the Transactions and determined that the Transactions, and the entering into by the REIT of this Agreement, are in the best interest of the REIT and its stockholders.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
CONTRIBUTION

Section 1.01     CONTRIBUTION TRANSACTION.
(a)    Consideration. At the Closing, the Contributors shall contribute to the REIT all of their right, title and interest in and to the Membership Interests (the "Contribution"). In exchange for the Contributors' contribution of the Membership Interests, the REIT shall: (i) issue to the Contributors 1,153,846 shares of its currently outstanding class of common stock (the "Common Stock"), in the aggregate, with the number of shares of Common Stock each Contributor is entitled to receive in exchange for its Contribution of Membership Interests being equal to such Contributor's Pro Rata Share of such aggregate number of shares of Common Stock in this clause

ANNEX B
(i) of Section 1.01(a); (ii) issue to the Contributors 683,761 shares of its new series of common stock being designated as Class B Common Stock (the "Class B Stock"), in the aggregate, with the number of shares of Class B Stock each Contributor is entitled to receive in exchange for its Contribution of Membership Interests being equal to such Contributor's Pro Rata Share of such aggregate number of shares of Class B Stock in this clause (ii) of Section 1.01(a); and (iii) issue to the Contributors 170,213 depositary shares, each representing 1/100th of a whole share of its 7.375% Series A Cumulative Redeemable Preferred Stock (such depositary shares to be referred to herein as the "Series A Preferred" and, together with the Common Stock and the Class B Stock, the "REIT Stock") in the aggregate, with the number of shares of Series A Preferred each Contributor is entitled to receive in exchange for its Contribution of Membership Interests being equal to such Contributor's Pro Rata Share of such aggregate number of shares of Series A Preferred in this clause (iii) of Section 1.01(a) (collectively, the "Contribution Consideration").
(b)        Adjustments. If, between the date of this Agreement and the Closing Date, the outstanding shares of REIT Stock shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the shares of REIT Stock to be delivered pursuant to this Section 1.01, as applicable.
Section 1.02    INTENDED TAX TREATMENT. The REIT, the Manager and the Contributors intend that the transactions undertaken pursuant to this Agreement will be treated for all United States federal, state and local income Tax purposes as (a) a taxable sale of the Membership Interests by the Contributors under Section 1001 of the Code and (b) a purchase by the REIT of the Manager's asset (the "Intended Tax Treatment"). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the REIT, the Manager and the Contributors shall file all United States federal, state and local Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no position inconsistent with such treatment.

ARTICLE II
CLOSING

Section 2.01     CLOSING. The closing of the Transactions (the "Closing") will take place within seven calendar days following the REIT Stockholder Approval. The date on which the Closing actually takes place is referred to as the "Closing Date".
Section 2.02     CONDITIONS PRECEDENT.
(a)     Closing Actions and Documents. At the Closing, the following events shall occur and the following closing documents shall be delivered by and to the parties specified below:
(i) the REIT shall deliver to the each Contributor (A) a share certificate, or shall make a book entry on the records of the transfer agent for the Common Stock, representing such Contributor's Pro Rata Share of the aggregate number of shares of Common Stock identified in clause (i) of Section 1.01(a), registered in the name of such Contributor, (B) a share certificate, or shall make a book entry on the records of the transfer agent for the Class B Stock, representing such Contributor's Pro Rata Share of the aggregate number of shares of Class B Stock identified in clause (ii) of Section 1.01(a), registered in the name of such Contributor and (C) a share certificate, or shall make a book entry on the records of the transfer agent for the Series A Preferred,

ANNEX B
representing such Contributor's Pro Rata Share of the aggregate number of shares of Series A Preferred identified in clause (iii) of Section 1.01(a), registered in the name of such Contributor;
(ii)    Each Contributor shall execute and deliver to the REIT an assignment with respect to such Contributor's Membership Interests, substantially in the form of Exhibit B (each, an "Assignment");
(iii)     an acknowledgement of the termination of the Advisory Agreements shall be executed by the REIT and the Manager, providing that the Advisory Agreements, following such termination, shall be void and shall have no effect, and no party thereto shall have any liability to the other party or parties thereto or their respective Affiliates, or their respective directors, officers or employees, except as expressly contemplated herein, except that nothing therein shall relieve any party from liability for any fees or expenses accrued through such termination or for any breach of the Advisory Agreements that arose prior to such termination; and;
(iv)    such other documents shall be executed and delivered, and such items shall be done, as may be reasonably required to effect the consummation of the Transactions, in accordance with the terms of this Agreement.
(b)     Closing Conditions. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions that run in the favor of such party:
(i)    For the benefit of the Contributors:
(A)    (1) each of the representations and warranties of the REIT set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties of the REIT set forth herein shall be true and correct in all material respects, in each case, as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date or time); and (2) all of the covenants and agreements of the REIT set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;
(B)    There shall not have occurred a Material Adverse Effect with respect to the REIT;
(C)    The execution and delivery of the documents required to be executed and delivered by the REIT pursuant to Section 2.02(a) and the execution and delivery by the REIT of a registration rights agreement in the form attached as Exhibit C to this Agreement for each of the Contributors; and
(D)    The Contributors shall have received a certificate, in form and substance reasonably satisfactory to the Manager, executed by the Secretary of the REIT, to the effect of clauses (A) and (B) above.
(ii)    For the benefit of the REIT:

ANNEX B
(A)    (1) Each of the representations and warranties of the Contributors set forth herein that is qualified by reference to materiality or Material Adverse Effect (including those representations and warranties of any of the Contributors) shall be true and correct in all respects, and each of the other representations and warranties of the Contributors set forth herein (including those representations and warranties of any of the Contributors) shall be true and correct in all material respects, in each case, as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date or time); and (2) all of the covenants and agreements of the Contributors set forth herein and required to have been performed as of the Closing Date (including those covenants and agreements of any of the Contributors) shall have been performed in all material respects as of the Closing Date;
(B)    The REIT shall have received a certificate, in form and substance reasonably satisfactory to the REIT, executed by the Contributors, to the effect of clause (A) above;
(C)    (1) Each of the representations and warranties of the Manager set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the other representations and warranties of the Manager set forth herein shall be true and correct in all material respects, in each case, as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects or true and correct in all material respects, as the case may be, as of such specified date or time); and (2) all of the covenants and agreements of the Manager set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;
(D)    There shall not have occurred a Material Adverse Effect with respect to the Manager;
(E)    The REIT shall have received a certificate, in form and substance reasonably satisfactory to the REIT, executed by the Secretary (or other executive officer) of the Manager, to the effect of clauses (C) and (D) above; and
(F)    The execution and delivery of the documents required to be executed and delivered by the Contributors (or by any of the Contributors) pursuant to Section 2.02(a).
(iii)    For the benefit of the REIT and the Contributors:
(A)    the REIT Stockholder Approval shall have been obtained;
(B)    the Advisory Agreements shall have been terminated; and
(C)    (1) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the Transactions; (2) no action, suit or proceeding shall be pending before any Governmental Authority which is reasonably likely to result in an injunction, judgment, order, decree or ruling that would prevent the consummation of the Transactions; and (3) any necessary consents and approvals of any Governmental Authority required for the consummation of the Transactions shall have been obtained.

ANNEX B
Section 2.03    COSTS. The REIT will reimburse the Contributors, in the aggregate and not on an individual basis, for up to $50,000 of the costs and expenses incurred by them in connection with the Transactions. The Contributors shall directly pay for all additional out of pocket costs incurred by the Contributors or the Manager in connection with the Transactions, including any legal fees or fees of any financial, accounting and other advisors incurred by the Contributors for themselves or on behalf of the Manager in connection with the Transactions. The REIT shall directly pay for all costs of the REIT and the Special Committee incurred in connection with the Transactions, including any fees of its legal, financial and accounting advisors. The provisions of this Section 2.03 shall survive the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01    REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS. Each Contributor hereby, severally and not jointly, represents and warrants to the REIT as follows, except as set forth on the accompanying schedules, as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:
(a)    Organization and Qualification. Such Contributor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents to which such Contributor is a party and the documents to be executed and delivered by such Contributor pursuant to this Agreement.
(b)    Due Authorization; Approvals. The execution and delivery of this Agreement and the Transaction Documents to which such Contributor is a party, and the performance by such Contributor of the Transactions contemplated to be performed by it have been properly entered into on the part of such Contributor. This Agreement constitutes the legal, valid and binding agreement of such Contributor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws affecting enforcement of creditors' rights and to general principles of equity (the "Enforceability Exceptions").
(c)    No Conflict; Legal Compliance. Except as set forth on Schedule 3.01(c), (i) neither the execution, delivery, nor performance of this Agreement by such Contributor, nor any action or omission on the part of such Contributor required pursuant hereto, nor the consummation of the Transactions by such Contributor will (A) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to such Contributor, or (B) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which such Contributor is a party, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement; and (ii) such Contributor is not, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.
(d)    Litigation and Default. (i) Such Contributor has not been served with notice of any material legal proceeding against such Contributor related to the Business or the Manager; and

ANNEX B
(ii) to the Knowledge of such Contributor, no material legal proceeding has been threatened against such Contributor related to the Business or the Manager, nor, to the Knowledge of such Contributor, is there any claim or grounds for any claim that might result in any legal proceeding against such Contributor related to the Business or the Manager.
(e)    Ownership of the Equity Interests. Such Contributor owns the Membership Interests set forth opposite such Contributor's name on Schedule 3.01(e). There are no voting trusts, proxies or other agreements or understandings to which such Contributor is a party with respect to the voting of any Equity Interests of the Manager. Immediately following the Closing, the REIT shall own the Membership Interests set forth opposite such Contributor's name on Schedule 3.01(e), free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements and encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by the REIT.
(f)    Issuance of REIT Stock.
(i)    Such Contributor understands that the REIT Stock being issued hereunder has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities Laws ("Blue Sky Laws"), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such REIT Stock subsequently is so registered or qualifies for exemption from registration under the Securities Act and Blue Sky Laws.
(ii)    The REIT Stock is being acquired under this Agreement by such Contributor in good faith solely for its own account for investment and not with a view toward resale or other distribution in violation of the Securities Act, and the REIT Stock shall not be disposed of by such Contributor in contravention of the Securities Act or any applicable Blue Sky Laws.
(iii)    Such Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the REIT Stock, and it understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such REIT Stock).
(iv)    Such Contributor by virtue of such Contributor's management role in conducting the business of the Manager, is personally and directly familiar with the business that is conducted and is intended to be conducted by the REIT, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the officers and directors of the REIT concerning the business and financial affairs of the REIT, and the terms and conditions of its acquisition of REIT Stock hereunder, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).
(v)    Such Contributor has had an opportunity, to the full extent it deemed necessary or desirable, to inform its legal and financial advisers of the terms, nature and risks of investing in the REIT Stock at this time, and to consult with them as appropriate about the investment.

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(vi)    Such Contributor is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.
(g)    Brokers, Finders and Advisors. Such Contributor has not entered into, and to the Knowledge of such Contributor no other Contributor has entered into, any agreement resulting in, or which will result in, the REIT or any subsidiary thereof having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.
For the avoidance of doubt, each Contributor shall be liable for its own representations and warranties, and will not be held liable for a breach of the representations and warranties of other Contributors.
Section 3.02    REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS AND THE MANAGER. The Contributors and the Manager, severally and jointly, hereby represent and warrant to the REIT as follows, except as set forth on the accompanying schedules, as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:
(a)    Organization and Qualification. The Manager: (A) is a duly formed limited liability company validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) in which it is required to be qualified; and (B) has the requisite limited liability company power and authority to carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect with respect to the Manager. The Manager has the full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents to which the Manager is a party and the documents to be executed and delivered by the Manager pursuant to this Agreement. The Manager is not in default under any provision of its certificate of formation, operating agreement or other organizational document.
(b)    Due Authorization; Approvals. The execution and delivery of this Agreement and the Transaction Documents to which the Manager is a party, and the performance by the Manager of the Transactions contemplated to be performed by it, have been approved by all necessary limited liability company action or other proceedings on the part of the Manager. This Agreement has been duly executed and delivered by an authorized person on behalf of the Manager and constitutes the legal, valid and binding agreement of the Manager enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(c)    No Conflict; Legal Compliance. Except as set forth on Schedule 3.02(c), (i) Neither the execution, delivery, nor performance of this Agreement by the Manager, nor any action or omission on the part of the Manager required pursuant hereto, nor the consummation of the Transactions by the Manager will (A) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to the Manager, (B) result in a breach of any term or provision of the organizational documents of the Manager or (C) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement (other than the Advisory Agreements), instrument or other material document to which the Manager is a party or

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by which any of the Manager's properties is bound, or give any Person the right to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except, in the case of (A) or (C), as would not reasonably be expected to result in a Material Adverse Effect with respect to the Manager; and (ii) the Manager is not, nor will it be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.
(d)    Litigation and Default. (i) There is no material legal proceeding pending against the Manager, any of the Manager's respective property, or, to the Manager's Knowledge, any executive officer or director of the Manager (in their capacity as such), except as set forth on Schedule 3.02(d); (ii) to the Knowledge of the Manager, no material legal proceeding has been threatened against the Manager, any of the Manager's respective property, or any executive officer or director of the Manager (in their capacity as such) nor, to the Knowledge of the Manager, is there any claim or grounds for any claim that might result in any such legal proceeding; (iii) the Manager is not in material breach of any provisions of any Legal Requirement; (iv) to the Knowledge of the Manager, no event has occurred that, with due notice or lapse of time or both, would constitute a material breach of any Legal Requirement on the part of the Manager; and (v) to the Knowledge of the Manager, there is no investigation of a Governmental Authority pending or threatened against the Manager, other than as have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Manager. There are no outstanding, pending or, to the Knowledge of the Manager, threatened orders, writs, judgments, decrees, injunctions or settlements against the Manager that: (x) prohibit or restrict the consummation of the Transactions; or (y) have, or would reasonably be expected to have, a Material Adverse Effect with respect to the Manager.
(e)    Insolvency. The Manager has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.
(f)    Ownership of the Equity Interests. The authorized and outstanding Equity Interests of the Manager consist of the Membership Interests set forth on Schedule 3.01(e), and the Membership Interests represent all of the issued and outstanding membership interests in the Manager. There are no outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any Equity Interests in the Manager, or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such Equity Interests. There are no outstanding or authorized share appreciation, phantom share, profit participation or similar rights for which the Manager has any liability. There are no voting trusts, proxies or other agreements or understandings to which the Manager is a party with respect to the voting of any Equity Interests of the Manager. There are no issued or outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which the members of the Manager may vote.

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(g)    No Defaults Under Contracts; Valid and Binding. Neither the Manager nor, to the Knowledge of the Manager, any other party to any Contract, has given or received any notice of any uncured material default with respect to any Contract, and no event has occurred or, to the Knowledge of the Manager, is pending or threatened, which through the passage of time or the giving of notice, or both, would constitute a material default under any Contract. The Contracts are valid and binding and in full force and effect.
(h)    Compliance With Laws. Between January 1, 2017 and the Effective Date, the Manager did not receive written notice of any material violation of any Laws relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts that remains uncured. The Manager is not, and since January 1, 2017 has not been, in material default under or in material violation of, nor has the Manager been charged with any material violation of, any Law, relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts. The Business has at all times since January 1, 2017 been operated in all material respects in accordance with applicable Laws and Governmental Licenses.
(i)    Foreign Asset Control. None of the Manager or any of its Affiliates or constituents is a Person that: (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of the Manager or any of its Affiliates or constituents engages, or will engage in, any dealings or transactions, or is or will be otherwise associated, with any Designated Person. The Manager is in compliance in all material respects with the Patriot Act. The Manager has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that: (y) no Person who owns any direct or indirect interest in the Manager is a Designated Person; and (z) funds invested directly or indirectly in the Manager are derived from legal sources.
(j)    Tax Matters.
(i)    The Manager is, and at all times since the time of its formation has been, classified as a partnership for United States federal income Tax purposes. The Manager has never made an election under Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law) to be treated as an association taxable as a corporation. The Manager has never taken a position with regard to any United States federal, state or local Tax that is inconsistent with the provisions of this paragraph.
(ii)    The Manager has timely filed all material federal, state, local and foreign Tax Returns and reports required to be filed by it with the appropriate Tax Authorities (after giving effect to any filing extension properly granted by any such Tax Authority having authority to do so). All such Tax Returns and reports are accurate and complete in all material respects. The Manager has timely paid (or had timely paid on its behalf) all material Taxes due and payable by the Manager, including any Taxes levied on any of the Manager's properties, assets, income or franchises, whether or not shown as owing on such Tax Returns. All material amounts of Taxes that the Manager was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor or other third party have been duly withheld or collected and, to the extent required, have been timely remitted to the appropriate Tax Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the

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Manager, and no waivers or extensions of the time to assess or collect any such Taxes are currently in effect.
(iii)    There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets or Equity Interests of the Manager.
(iv)    There are no pending or threatened in writing audits, assessments or other actions with respect to Taxes or Tax Returns of, or with respect to, the Manager, or any matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to either of them. No power of attorney has been granted to any Person with respect to any Tax matter of the Manager that will remain in force after the Closing.
(v)    The representations and warranties contained in this Section 3.02(j) are the sole and exclusive representations and warranties made by the Manager relating to Tax matters, including compliance with and liabilities arising under Tax Laws.
(k)    Financial Statements. Copies of the consolidated financial statements for the Manager, consisting of a balance sheet as of December 31, 2020 and the related statements of operations, members' equity and cash flows for the period from January 1, 2020 through December 31, 2020, and the notes thereto (the "Financial Statements") have been made available to the REIT. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are complete and correct in all material respects and fairly present, in all material respects, the financial position and results of operations of the Manager as of their respective dates and for the respective periods presented, and are consistent with the books and records of the Manager (which books and records are complete and correct in all material respects). To the Knowledge of the Manager, the Business has no significant deficiencies in the design or operation of its internal controls that could reasonably be expected to materially impair the REIT's ability to record, process, summarize and report financial data with respect to the Business. The Manager has not identified any fraud, whether or not material, that involves management or other employees of the Manager who have a significant role in the Manager's internal controls with respect to the Business. The balance sheet for the Manager as of December 31, 2020 is referred to herein as the "Current Balance Sheet."
(l)    Absence of Certain Changes. From January 1, 2021 until the Effective Date, the Manager has operated in the ordinary course of business in all material respects and there has not been, with respect to the Manager, any action that would have been prohibited by Section 4.01 had this Agreement been in effect for such period.
(m)    Title to Assets. The Manager has good, valid and marketable title to all Transferred Assets. All such Transferred Assets are free and clear of all Encumbrances other than: (i) Encumbrances for or in respect of Taxes or governmental levies not yet due and payable; (ii) the rights of lessors and lessees under leases executed in the ordinary course of business; (iii) the rights of licensors and licensees under licenses executed in the ordinary course of business; and (iv) in the case of cash, as set forth in Schedule 3.02(m). Each of the Transferred Assets is suitable in all material respects for the purpose for which it is intended to be used.
(n)    Sufficiency of Assets. Except for the Pre-Closing Cash, immediately following the Closing, the REIT will have all of the assets necessary for the REIT to provide the services provided as of the Effective Date by the Manager to the REIT under the Advisory Agreements, in

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substantially the same manner as such Business is being conducted and such services are being provided as of the Effective Date.
(o)    Employees. The Manager has made available to the REIT a list of the employees of, or leased employees providing services to, the Manager and its Affiliates (including the Contributors) as of the Effective Date (each such employee or leased employee, together with any new or replacement employees or leased employees who will be employees of, or leased employees providing services to the Manager as of the Closing, being referred to herein as a "Business Employee").
(p)    Benefit Plans.
(i)    Schedule 3.02(p)(i) sets forth a correct and complete list of each Manager Plan. With respect to each Manager Plan, to the extent applicable, correct and complete copies of the following (to the extent applicable) have been delivered or made available to the REIT by the Manager: (A) all Manager Plans (including all amendments and attachments thereto and related agreements or arrangements with third party service providers or administrators); (B) written summaries of any Manager Plan not in writing; (C) all related trust documents; (D) all insurance contracts or other funding arrangements; (E) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"); (F) the most recent determination letter or opinion letter from the IRS; (G) the most recent summary plan description and any summary of material modifications thereto; and (H) actuarial valuations and reports for the most recently completed plan year. No Manager Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any Business Employees or other service providers who reside or provide services outside of the United States. The Manager and its ERISA Affiliates have not made any written commitment, intention or understanding to create, materially modify or terminate any material Plan.
(ii)    Each Manager Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations, governmental audits or investigations which have been asserted or instituted, and, to the Knowledge of the Contributors, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Manager, the Manager Plans or any fiduciaries thereof. All contributions required to be made to any Manager Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Manager Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Manager. Neither the Manager nor any Contributor or fiduciary of a Manager Plan has engaged in a transaction with respect to any Manager Plan that could subject any Contributor, the Manager or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. Each required report and description of a Manager Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions, and Summaries of Material Modifications) have been (to the extent required) timely filed with the IRS, the United States Department of Labor, or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other applicable Law with respect to each Manager Plan have been appropriately given.

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(iii)    Neither the Manager nor any of its ERISA Affiliates has, at any time, maintained, established, contributed to or been obligated to contribute to any Plan that is (A) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (B) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code ,or (C) subject to corresponding or similar provisions of foreign Laws. The Manager has not sponsored, or has any obligation with respect to, any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or applicable state law. Each Manager Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "Qualified Plan") has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, and, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan.
(iv)    Any "nonqualified deferred compensation plan" (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Manager or any ERISA Affiliate has made, makes, is obligated to make or promises to make, payments (each, a "409A Plan") has complied and complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment made or to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.
(v)    Except as set forth in Schedule 3.02(p)(v) or as contemplated by this Agreement or the Advisory Agreements (including, for the avoidance of doubt, distributions and payments authorized to be made from the transition/retention bonus pool contemplated by Section 4.11(d)), neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from the REIT or the Manager to any Business Employee or any other Person, under any Plan or otherwise; (B) materially increase any benefits otherwise payable under any Plan operated or maintained by or on behalf of the REIT or the Manager; (C) result in any acceleration of the time of payment or vesting of any benefits payable by the REIT or the Manager to any Business Employee; (D) trigger any funding obligation under any Manager Plan or impose any restrictions or limitations on the Manager's rights to administer, amend or terminate any Manager Plan; or (E) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). No Manager Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise. Schedule 3.02(p)(v) sets forth (X) the amount of each payment or benefit that could become payable to any disqualified individual under a Manager Plan or by the REIT as a result of the transactions contemplated by this Agreement or the Transaction Documents or a termination of employment or service, including as a result of accelerated vesting, and (Y) the amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable to each such disqualified individual.

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(q)    Loans to the Manager. There are no outstanding loans to, or other Indebtedness incurred by, the Manager.
(r)    Licenses and Permits. The Manager holds all licenses, permits and other regulatory and governmental authorizations ("Governmental Licenses") that are required to be maintained by it in connection with the conduct of the Business, except where the failure to hold any Governmental License would not reasonably be expected to result in a Material Adverse Effect with respect to the Manager. Each such Governmental License is valid and in full force and effect in all material respects and will not be invalidated by consummation of the Transactions. The Manager has been in compliance in all material respects with all of the terms and requirements of each Governmental License, and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.
(s)    Insurance.
(i)    Schedule 3.02(s) sets forth a complete and correct list of all insurance policies held by or on behalf of the Business or the Manager as of the Effective Date (the "Business Insurance Policies") and a brief description of such insurance policies. The Manager has made available to the REIT a complete and correct copy of all the Business Insurance Policies together with all riders and amendments thereto. All the Business Insurance Policies are in full force and effect and the Manager is in compliance in all material respects with the terms of such policies. All premiums due and payable on the Business Insurance Policies have been duly and timely paid and no notice of cancellation or termination has been received with respect to any such policy. The Business Insurance Policies will not terminate due to the consummation of the Transactions (assuming payment of any applicable policy premiums arising after the Closing).
(ii)    There are no claims pending under any of the Business Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies (other than through customary reservation of rights letters).
(t)    Information Furnished. The Manager has made available to the REIT true and complete copies of all material corporate records of the Manager relevant to the Business and all other items referred to in the schedules of this Section 3.02, and neither this Agreement nor the schedules of this Section 3.02, taken as a whole, contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.
(u)    Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.02(u), there are no material liabilities or obligations relating to the Business, the Transferred Intellectual Property or the Transferred Assets of any nature, whether accrued, contingent or otherwise, and, to the Knowledge of the Manager, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations: (i) reflected in the Current Balance Sheet; or (ii) that were incurred since January 1, 2020 in the ordinary course of business (including in the course of the Transactions) and would not reasonably be expected to have a Material Adverse Effect with respect to the Manager. As of the Closing, the Manager will not have any liabilities other than liabilities set forth on the balance sheet as of the Closing Date.

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(v)    Real Property.
(i)    The Manager does not own any real property, has never owned any real property, and will not as of the Closing, own any real property. Schedule 3.02(v)(i) sets forth a correct and complete list of the addresses of the real property leased or subleased to or occupied by the Manager (all such property, the "Leased Real Property") and also lists the lease or sublease and any amendments thereto pursuant to which the Manager occupies any Leased Real Property.
(ii)    Assuming due authorization, execution and delivery by the counterparty to each lease, each lease required to be listed on Schedule 3.02(v)(i) is a legal, valid and binding agreement of the Manager, enforceable against the Manager and, to the Knowledge of the Manager, each other party thereto, in accordance with its terms, in each case, subject to the Enforceability Exceptions. The Manager did not, nor has it received any notice that any other party is, in default in any material respect (or any condition or event that, after notice or lapse of time or both, would constitute a default in any material respect) under any such lease. The Manager does not owe any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).
(iii)    The Manager has delivered, or made available, to the REIT prior to the execution of this Agreement correct and complete copies of all leases (including any amendments and renewal letters) required to be listed on Schedule 3.02(v)(i). There are no other written understandings, arrangements or agreements between the parties to such leases with respect to the leasing of the Leased Real Property.
(iv)    No other Person holds any sublease, lease option or other current or contingent right to occupy any of the Leased Real Property before the expiration of the applicable lease. No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.
(w)    Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Manager of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance pending or, to the Knowledge of the Manager, threatened against the Manager, except as would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to the Manager. The Manager is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to the Manager.
(x)    Intellectual Property.
(i)    Schedule IP sets forth a true, complete and accurate list of: (A) all registrations or applications for patents, trademarks or copyrights for the Transferred Intellectual Property owned by the Manager; (B) the Transferred Intellectual Property necessary for the conduct of the Business as conducted as of the Effective Date or currently contemplated to be conducted; and (C) all licenses to Transferred Intellectual Property to which the Manager is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms). Except as set forth in Schedule IP, no Person has any joint

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ownership rights in any Transferred Intellectual Property owned by the Manager. Other than the licenses to Transferred Intellectual Property listed in Schedule IP, the Manager has not granted any license to any Person for any Transferred Intellectual Property owned by the Manager. Other than Transferred Intellectual Property listed in Schedule IP, there is no other material Intellectual Property necessary for the conduct of the Business.
(ii)    As of the Closing Date, the Manager will own or otherwise have the right to use all of the Transferred Intellectual Property necessary for the conduct of the Business as it is currently conducted, free and clear of all Encumbrances. This representation is not to be interpreted as providing any representation of non-infringement.
(iii)    To the Knowledge of the Manager, use of the Transferred Intellectual Property in the conduct of the Business has not and does not infringe upon or misappropriate the Intellectual Property of any other Person. In addition, to the Knowledge of the Manager, none of the Transferred Intellectual Property owned by the Manager is being infringed upon, violated or misappropriated by any other Person.
(iv)    Consummation of the Transactions will not result in the imposition of any material financial obligation on the part of the REIT arising from the transfer of the Transferred Intellectual Property pursuant to the Transaction Documents.
(iv)    In each case in which the Manager has acquired or sought to acquire ownership of any Transferred Intellectual Property from any Person, including as a result of engaging such Person as a consultant, advisor, employee or independent contractor to independently or jointly conceive, reduce to practice, create or develop any Transferred Intellectual Property on behalf of the Manager (each an "Author"), the Manager has obtained unencumbered and unrestricted exclusive ownership of, by a written, valid and enforceable assignment sufficient to irrevocably transfer, all such Intellectual Property and has obtained from such Authors the waiver of all non-assignable rights, including of any moral rights.
(y)    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Manager.
(z)    Transactions with Related Parties. There are no outstanding loans, receivables or payables from or to the Contributors, on the one hand, and any Business Employee or the Manager, on the other hand. There is no: (i) agreement between the Manager, on the one hand, and (A) the Contributors, (B) any current or former officer, employee, director or partner of the Contributors or the Manager or (C) any Affiliate of the Persons identified in clauses (A) and (B), excluding the Manager, on the other hand, except for the operating agreement of the Manager, employment agreements or other agreements governing terms of employment or as set forth in Schedule 3.02(z); or (ii) agreement requiring payments to be made by the Manager to any Person on a change of control or otherwise as a result of the consummation of the Transactions.
(aa)    Improper Payments. Neither the Manager nor, to the Knowledge of the Manager, any director, officer or representative of the Manager has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. The Manager has not received any written communication that

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alleges that the Manager, or any of their respective representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
(bb)    Investment Company Act. The Manager is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(cc)    Mortgage-Backed Securities; Mortgage Loans. The Manager is not the owner of, or issuer of, any mortgage-backed securities. The Manager does not hold any residential mortgage loans.
(dd)    No Other Business. The Manager's only client since its inception has been the REIT. The Manager has conducted no business other than the Business and has conducted no activities other than pursuant to the Management Agreement and the Administration Agreement.
(ee)    Brokers, Finders and Advisors. The Manager has not entered into any agreement resulting in, or which will result in, the REIT having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.
(ff)    Advisory Agreements. To the Knowledge of the Manager, there has occurred no act or omission for which the REIT would be required to provide indemnity to the Manager or any Contributor under the Management Agreement.
Section 3.03    REPRESENTATIONS AND WARRANTIES OF THE REIT. In each case except as disclosed in the REIT SEC Filings (but excluding any forward looking disclosures set forth in any "risk factors" section, any disclosures in any "forward looking statements" section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) and except where the failure of any such representations or warranties to be true and correct is a result of an action or inaction by the Manager or the Manager has Knowledge of such failure, the REIT hereby represents and warrants to the Contributors as follows, as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:
(a)    Organization and Qualification. The REIT: (A) is duly formed as a corporation taxable as a real estate investment trust validly existing and in good standing under the Laws of the State of Maryland and is qualified to do business in each of the states in which it is required to be qualified; and (B) has the full corporate power and authority to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect on the REIT. The REIT has the full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the REIT pursuant to this Agreement. The REIT is not in default under any provision of its charter, bylaws or other organizational document.
(b)    Due Authorization; Approvals. This Agreement has been duly authorized, executed and delivered by the REIT and constitutes the legal, valid and binding agreement of the REIT enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Other than the REIT Stockholder Approval, the execution and delivery of this Agreement and the Transaction Documents to which the REIT is a party and the performance by the REIT of the Transactions have been approved, to the extent applicable, by the stockholders and directors of the

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REIT and no other corporate or other proceedings on the part of the REIT is necessary to authorize the execution and delivery by the REIT, of this Agreement or the Transaction Documents to which the REIT is a party or the performance by the REIT of the Transactions. Upon their execution, the Transaction Documents to which the REIT is a party will be duly executed and delivered by the REIT and will constitute valid and binding obligations of the REIT, enforceable against the REIT in accordance with their respective terms, subject to the Enforceability Exceptions. Subject to obtaining the REIT Stockholder Approval and the related filing by the REIT, and approval by the New York Stock Exchange ("NYSE"), of all Supplemental Listing Applications required to be filed pursuant to the rules of the NYSE with respect to the issuance of any of the REIT Stock, (i) neither the execution, delivery, nor performance of this Agreement by the REIT, nor any action or omission on the part of the REIT required pursuant hereto, nor the consummation of the Transactions by the REIT will (A) result in a breach or violation of, or constitute a default under, any Legal Requirement applicable to the REIT, or (B) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement (other than the Advisory Agreements), instrument or other material document to which the REIT is a party, or give any Person the right to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement; and (ii) the REIT is not, nor will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.
(c)    Brokers, Finders and Advisors. The REIT has not entered into any agreement resulting in, or which will result in, the Contributors or the Manager having any obligation or liability as a result of the execution and delivery of this Agreement, or the consummation of the Transactions, for any brokerage, finder or advisory fees or charges of any kind whatsoever.
(d)    Title to REIT Stock. The authorized capital of the REIT, and the issued and outstanding shares of REIT Stock, are accurately disclosed in the REIT SEC Filings. At Closing, each Contributor will acquire such Contributor's Pro Rata Share of (i) the aggregate number of shares of Common Stock identified in clause (i) of Section 1.01(a), (ii) the aggregate number of shares of Class B Stock identified in clause (ii) of Section 1.01(a), and (iii) the aggregate number of shares of Series A Preferred identified in clause (iii) of Section 1.01(a), in each case, free and clear of all Encumbrances of any nature whatsoever, other than what is provided in this Agreement or by Law or resulting from action by the Contributors. The shares of REIT Stock to be issued and conveyed by the REIT to the Contributors pursuant to this Agreement will, upon such issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable.
(e)    Advisory Agreements. To the knowledge of the REIT (based solely on the information presented to the REIT's board in the ordinary course of business), there has occurred no act or omission for which the Manager would be required to provide indemnity to the REIT under the Management Agreement.
(f)    Opinion of Financial Advisor. The Special Committee has received an opinion of Evercore, as financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Contribution Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to the REIT.

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ARTICLE IV
COVENANTS
Section 4.01    CONDUCT OF BUSINESS PRIOR TO CLOSING. From the Effective Date until the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, the Manager shall, and the Contributors shall cause the Manager to: (i) conduct the Business in the ordinary course, consistent with past practice and in compliance with the requirements of the Management Agreement; (ii) use commercially reasonable efforts to preserve substantially intact its present organization; (iii) use commercially reasonable efforts to keep available the services of its present officers and employees and of all other Persons who provide material services to the REIT and its subsidiaries; and (iv) use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to the Business. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, from the Effective Date to the Closing, without the prior consent of the Special Committee, the Manager shall not, and the Contributors shall cause the Manager not to:
(a)    sell, lease, Encumber, transfer, license or dispose of any Transferred Assets, Contracts or Transferred Intellectual Property, in each case except in the ordinary course of business (for the avoidance of doubt, the Manager shall not be restricted from making any distributions of cash to its members at or prior to Closing);
(b)    enter into, amend or terminate any material Contract;
(c)    fail to timely pay any account payable relating to the Business in the ordinary course of business other than amounts that are subject to dispute in good faith;
(d)    take any action that would adversely affect the REIT's qualification as a real estate investment trust within the meaning of Section 856 of the Code;
(e)    make any material change in any financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(f)    enter into any material commitment or transaction relating to the Business except in the ordinary course of business;
(g)    enter into any new line of business;
(h)    incur, create, assume or guarantee any Indebtedness;
(i)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity;
(j)    change (or permit to be changed) any accounting or Tax procedure, method or practice (including any method of accounting for Tax purposes), make, change or revoke (or permit to be made, changed or revoked) any Tax election, amend any Tax Return, or settle or compromise any Tax liability;
(k)

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(i)    increase in any manner the compensation or benefits of any Business Employee, or pay or otherwise grant any benefit not required by any Plan with respect to any Business Employee, or enter into any contract to do any of the foregoing, in each case other than:
(A)    awarding annual performance-related merit increases in base salaries made in the ordinary course of business to executive officers of the Manager by an amount that in the aggregate does not exceed five percent (5%) of such officers' current aggregate annual base salaries;

(B)    awarding annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all Business Employees (other than executive officers of the Manager) by an amount that in the aggregate does not exceed five percent (5%) of such employees' current aggregate annual base salaries and base wages;
(C)    increasing annual bonus opportunities made in the ordinary course of business consistent with past practice;
(D)    providing payments and benefits required under the terms of existing Manager Plans as in effect on the date hereof;
(E)    making any distributions and payments authorized to be made from the transition/retention bonus pool contemplated by Section 4.11(d); or
(F)    to the extent required by Law;
(ii)    except to the extent required by applicable Law or the terms of any Manager Plan as in effect on the date hereof:
(A)    enter into, adopt, amend, terminate or waive any right under any Plan (including any employment or consulting arrangement) or any collective bargaining agreement; or
(B)    accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Manager Plan;
(1)    commit to any single or aggregate capital expenditure or commitment in excess of $50,000 (on a consolidated basis);

(m)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(n)    cancel any debts or waive any claims or rights of substantial value relating to the Business or the Manager;
(o)    enter into any lease for real property or assign its rights under, amend or terminate any lease with respect to real property;
(p)    issue, sell or grant any Equity Interests of the Manager, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of the Manager, or any rights, warrants, options, calls, commitments or any other agreements of any

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character to purchase or acquire any Equity Interests of the Manager or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of the Manager or any other securities in respect of, in lieu of, or in substitution for, the Equity Interests of the Manager that are outstanding on the Effective Date;
(q)    settle or compromise any claim, action, suit or proceeding pending or threatened against it or relating to the Business, other than any such settlement or compromise in the ordinary course of business consistent with past practice that involves solely payment of money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate that is paid prior to Closing; provided, however, that neither the Manager nor any of its Subsidiaries shall agree to, or shall, settle any claim, action, suit or proceeding if the settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Business;
(r)    hire or terminate, or enter into any transaction or any contract with, any Business Employee, or promote or appoint any Person to a position of executive officer or director of the Manager;
(s)    make or authorize any change in its organizational documents;
(t)    abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property;
(u)    take, or agree or otherwise commit to take, or cause the REIT to take or to agree or otherwise commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions; or
(v)    take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Section 2.02(b).
Section 4.02    ACCESS TO INFORMATION; LITIGATION SUPPORT.
(a)    During the period from the Effective Date to the Closing or earlier termination of this Agreement, the Contributors shall furnish the Special Committee, the REIT and their representatives with any information and data (including copies of contracts, plans and other books and records) concerning the Business, the Manager and operations of the Business as the Special Committee, the REIT or any of their representatives reasonably may request.
(b)    In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, each of the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable costs and expenses (including its internal costs for the personnel providing such assistance); provided, further, that each party may restrict the foregoing access and the disclosure of information to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires

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such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 4.02(b), the applicable party shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to each of the parties and (C) in the case of clauses (i) and (iii), enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.
(c)    Not less than five (5) business days before the Closing Date, the Contributors shall furnish to the Special Committee and to the REIT its good faith estimate of the Accrued Management Fee, setting forth in reasonable detail how such estimate was calculated.
Section 4.03    CONSENTS AND APPROVALS.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the REIT, the Manager and the Contributors shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto, all things necessary, proper and advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article II to be satisfied, (ii) the preparing and filing of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Transactions and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid legal proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Transactions, (iii) the defending of any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.
(b)    In connection with and without limiting the foregoing, each of the REIT, the Manager and the Contributors shall give (or shall cause to be given) any notices to any Person, and each of the REIT, the Manager and the Contributors shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 4.03(a) that are necessary, proper and advisable to consummate the Transactions. Each of the REIT, the Manager and the Contributors will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from

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a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the REIT, the Manager and the Contributors or their respective representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the REIT, the Manager nor the Contributors shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 4.03(b) shall not be a condition to the obligations of the parties to consummate the Transactions.
(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Transactions, none of the REIT, the Manager or the Contributors or any of their respective Subsidiaries or Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The REIT, the Manager and the Contributors acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any party to effect the Transactions.
Section 4.04    PROXY STATEMENT; STOCKHOLDER MEETING.
(a)    Reasonably promptly after the Effective Date, the Manager and the REIT shall prepare and the REIT shall file with the Securities and Exchange Commission ("SEC") a proxy statement on Schedule 14A for a meeting of stockholders of the REIT (as amended or supplemented, the "Proxy Statement"). The Manager and the REIT shall include in the Proxy Statement a proposal or proposals for or relating to the approval of the Transactions and the Transaction Documents, including the issuance of the REIT Stock as required by the NYSE Listed Company Manual, and the issuance of shares of common stock to John Grier, which proposal(s) shall be approved at a meeting by the affirmative vote of at least a majority of the votes cast by the stockholders entitled to vote on the matter other than the votes of shares owned of record or beneficially by the Contributors or their respective Affiliates, or by any other stockholder determined to have a material financial interest in the Transactions (the "REIT Stockholder Approval"). The Manager and the REIT shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the federal securities Laws (including the SEC's proxy rules) and of Maryland Law. The Contributors shall furnish all required information concerning themselves, the Manager and their Affiliates to the REIT and provide such

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other assistance as may be reasonably requested in connection with the preparation of the Proxy Statement. Prior to filing the Proxy Statement or any amendment or supplement thereto, the Manager and the REIT shall provide the Contributors with reasonable opportunity to review and comment on such proposed filing solely with respect to the REIT Stockholder Approval and any information relating to the Contributors. If, at any time prior to the Closing Date, any information should be discovered by the REIT, on the one hand, or the Manager or the Contributors, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the REIT with the SEC and, to the extent required by applicable Law, disseminated by the REIT to the stockholders of the REIT.
(b)    The Manager and the REIT shall promptly notify the Contributors of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the Contributors with copies of all correspondence between the REIT or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to responding to any comments of the SEC, the Manager and the REIT shall provide the Contributors with reasonable opportunity to review and comment on such proposed response solely with respect to the REIT Stockholder Approval and any information relating to the Contributors.
(c)    The REIT shall mail the Proxy Statement to the holders of Common Stock in accordance with customary practice after the SEC's review of the Proxy Statement is completed.
(d)    The REIT shall, in accordance with customary practice, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting"). One matter presented to the stockholders of the REIT at the Stockholders Meeting for approval shall be the REIT Stockholder Approval. The Board of Directors of the REIT shall, subject to its duties under the Law and the approval of the Special Committee, recommend that the stockholders of the REIT vote in favor of the issuance of the REIT Stock at the Stockholders Meeting, and the REIT shall use reasonable best efforts to solicit from its stockholders proxies in favor of such approval. Notwithstanding the foregoing, the Board of Directors of the REIT may decline to make or may withdraw, modify or change its recommendation at any time prior to obtaining the REIT Stockholder Approval if the Special Committee determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with their duties to the REIT's stockholders under applicable Law.
Section 4.05    COOPERATION ON POST-CLOSING TAX MATTERS.
(a)    Subject to Closing, the REIT shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Manager that are required to be filed after the Closing Date, including Tax Returns for any taxable period ending on or prior to the Closing Date that are required to be filed after the Closing Date (such as the final IRS Form 1065 partnership return for the Manager for the Tax period ending on the Closing Date) and Tax Returns for any Tax period which begins on or before the Closing Date and which ends after the Closing Date (any such

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period, a "Straddle Period"). Such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by the Manager prior to the Closing Date, unless otherwise required by applicable Law or agreed by the REIT and the Contributor Representative. The REIT shall deliver any such Tax Returns to the Contributor Representative for review at least 20 days prior to the date such Tax Return is required to be filed and shall accept all reasonable comments of the Contributor Representative in respect of such Tax Returns. After incorporating any such comments into the Tax Returns, the REIT shall timely file them with the appropriate governmental authorities and shall timely furnish Schedule K-1s to the respective Contributors. For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, (i) in the case of any Taxes (other than Taxes based upon or related to income or receipts) that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.
(b)    Subject to Closing, the REIT and the Contributors each shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and contesting any audit or other proceeding with respect to Taxes and the Intended Tax Treatment; provided, however, that the Contributors shall have the right to control the defense, settlement or compromise of any audit or proceeding with respect to Taxes of the Manager that pertain to a Tax period ending on or before the Closing Date, so long as such settlement or compromise does not adversely impact the REIT. In the event the settlement or compromise does adversely impact the REIT, the Contributors must seek the prior approval of the board of directors of the REIT, which approval shall not be unreasonably withheld. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Manager relating to any Pre-Closing Tax Period and to abide by all record retention agreements entered into with any Tax Authority; and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the REIT and the Contributors, as the case may be, shall allow the other party to take possession of such books and records.
Section 4.06    SUPPLEMENTAL DISCLOSURE. The REIT, on the one hand, and the Contributors and the Manager, on the other hand, shall promptly, upon having or gaining Knowledge of any event, condition or fact that would cause any of the conditions to the other party's obligation to consummate the Transactions not to be fulfilled, notify the other party hereto, and furnish the other party hereto any information it may reasonably request with respect thereto.
Section 4.07    RESTRICTIVE COVENANTS.
(a)    Each Contributor covenants that, commencing on the Closing Date and ending on the twenty-fourth (24th) month anniversary of the Closing Date (the "Non-Competition Period"), each Contributor shall not, and it shall cause its Affiliates not to, engage, directly or indirectly, in

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any capacity, or have any direct or indirect ownership interest in, or permit any Contributor's or any such Affiliate's name to be used in connection with, any business in the United States engaged directly in owning, operating or providing asset management services to an entity that invests primarily in energy infrastructure assets for which, as to any particular project, the aggregate amount of assets acquired would satisfy the REIT asset test and the revenues to be generated would be used to satisfy the REIT income test (the "Restricted Business"); provided, however, that nothing in this Agreement shall prevent or restrict a Contributor or any of its Affiliates from any of the following:
(i)    owning equity interests, indebtedness or other securities representing not more than five percent (5%) of the equity capital of a company that is engaged in the Restricted Business, so long as such Contributor is not otherwise associated with the management of such company, including by serving on the board of directors or holding any other similar governing position;
(ii)    the acquisition and operation of any Person or business engaged in a Restricted Business so long as, (A) the revenues from such Restricted Business constitute less than twenty percent (20%) of the total revenues of such acquired Person or business (measured for the four (4) calendar quarters before the execution of the purchase agreement) or (B) such Contributor or its Affiliate, within twelve (12) months of the closing of such acquisition, divests a sufficient portion of the acquired Person or business such that the revenues from such Restricted Business constitute less than twenty percent (20%) of the total revenues of such acquired Person or business (measured for the four (4) calendar quarters before the disposition); or
(iii)    in the case of Campbell Hamilton, Inc. and David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016, and their Affiliate, David J. Schulte, the service by David J. Schulte as a member of the board of directors (and one or more committees of the board of directors) of Western Midstream Partners, LP or its successors or assigns (for the avoidance of doubt, neither Campbell Hamilton, Inc. and David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016, nor David J. Schulte, are deemed to control Western Midstream Partners, LP and Western Midstream Partners, LP shall not be deemed to be an Affiliate of any of them).
It is recognized that the Restricted Business is expected to be conducted in the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Section 4.07(b)) are therefore not appropriate.
(b)    Each Contributor covenants that, during the Non-Competition Period, each Contributor shall not, and it shall cause its respective Affiliates not to, (i) directly or indirectly solicit or entice, or attempt to solicit or entice, any clients or customers of the REIT or any of their subsidiaries for purposes of diverting their business or services from the REIT or any of their subsidiaries or (ii) solicit the employment or engagement of services of any person who, to the Knowledge of such Contributor, is or was employed as an employee by the REIT or any of its subsidiaries during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, nor shall it prohibit any Contributor or its Affiliates from hiring any such employee who seeks employment with such Contributor or its Affiliate on his or her own initiative, without any prior solicitation by such Contributor or any of its Affiliates.

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For the avoidance of doubt, if any of the Membership Interests held by a Contributor are actually held by a trust, or other type of entity, on behalf on an individual, then the non-compete covenants in this Section 4.07 shall apply to the settlor of such trust holding the Membership Interests.
(c)    Each Contributor acknowledges that the restrictions contained in this Section 4.07 are reasonable and necessary to protect the legitimate interests of the REIT and constitute a material inducement to the REIT to enter into this Agreement and consummate the Transactions. Each Contributor acknowledges that any violation of this Section 4.07 may result in irreparable injury to the REIT and agrees that the REIT shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.07, which rights shall be cumulative and in addition to any other rights or remedies to which the REIT may be entitled.
(d)    In the event that any covenant contained in this Section 4.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.07 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 4.08    PUBLICITY. The Contributors, the Manager and the REIT shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, duties under applicable Law or by obligations pursuant to any listing agreement with the NYSE. Notwithstanding this Section 4.08, no party shall be required to consult or obtain the consent of the other parties prior to making statements that are not inconsistent with any previous press releases, public disclosures or public statements made by any Contributor, the Manager or the REIT in compliance with this Section 4.08.
Section 4.09    TAIL COVERAGE. For at least six (6) years after the Closing, all current and former directors, officers and employees of the Manager shall be indemnified by the REIT for all damages in connection with any actual or threatened action or proceeding based on, or arising out of, the service of such person in any such capacity prior to the Closing to the same extent that the Manager would have been permitted to indemnify such persons under applicable law and the Manager's organizational documents. The REIT will maintain director and officer "tail coverage" insurance, including stand-alone Side A coverage, covering all current and former directors and officers of the Manager during a claims reporting or discovery period of at least six (6) years from and after the Closing Date, secured from an insurance carrier with a comparable credit rating as the current insurance carrier of the REIT with respect to directors' liability insurance and in an amount and scope comparable to its existing policies.

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Section 4.10    REGISTRATION OF COMMON STOCK. Contemporaneous with the Closing, the REIT and each Contributor will enter into a registration rights agreement in the form attached as Exhibit C to this Agreement.
Section 4.11    EMPLOYEE MATTERS.
(a)    On the Closing Date, the REIT shall offer employment to, or shall cause the Manager or other Affiliate of the REIT to offer employment to, each of the existing employees of the Manager (including any Contributor or Affiliate of a Contributor employed by the Manager but not including Richard Green) on the basis of the terms and conditions, including salary and benefits no less favorable to such employees than those provided by the Manager on the date hereof (with the specific salaries and benefits for each such employee to be determined prior to the Closing by the compensation committee of the Board of Directors of the REIT, with input provided by an independent compensation consultant selected by such committee). Each of the individuals who accepts such offer of employment (each, a "Continuing Employee") will be employed at Closing by the REIT or the Manager or other Affiliate of the REIT, as the case may be, on those terms and conditions.
(b)    The REIT shall cause each Continuing Employee to be credited with his or her years of service with the Manager before the Closing Date for all purposes (including vesting, eligibility to participate and level of benefits) under each employee benefit plan, program or arrangement in which such Transferred Employee participates after the Closing, to the extent permitted under ERISA and by any applicable insurer, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, for purposes of each such plan, program or arrangement providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the REIT shall cause all pre-existing condition exclusions and actively-at-work requirements of such plan, program or arrangement to be waived for such Continuing Employee and his or her covered dependents, unless such conditions had not been satisfied or waived under the analogous benefit plans in which such Continuing Employee participated immediately prior to the Closing Date. In addition, the REIT shall cause each such plan, program or arrangement to credit any eligible expenses incurred by such Continuing Employee and his or her spouse and/or covered dependents prior to Closing for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to that Continuing Employee and his or her covered dependents as if such amounts had been paid in accordance with such plan, program or arrangement, to the extent permitted under ERISA and by any applicable insurer.
(c)    Each person who served as an executive officer or as a member of the board of managers of the Manager prior to the Closing will be indemnified by the REIT for his or her service in such capacities to the maximum extent permitted by law.
(d)    In accordance with the Management Agreement (specifically, that certain First Amendment to Management Agreement comprising a part of the Management Agreement), the REIT has funded a transition/retention bonus pool in the aggregate amount of $1,000,000. The Manager will distribute the transition/retention bonus pool in the form of cash retention awards payable to the individuals, at the times and in the amounts, in each case, as recommended by David Schulte and Richard Green and approved by the compensation committee of the Board of Directors of the REIT or as otherwise specifically provided in the Management Agreement.

ANNEX B
Section 4.12    APPOINTMENT OF CONTRIBUTOR REPRESENTATIVE.
(a)    Each Contributor irrevocably constitutes and appoints Richard Green (the "Contributor Representative") as Contributor Representative hereunder to act as such Contributor's true and lawful attorney in fact and agent as described in this Section 4.12, and authorizes the Contributor Representative, acting for such Contributor and in such Contributor's name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Contributor might or could do in person, including as follows:
(i)    to determine the time and place of the Closing, to determine whether the conditions to Closing set forth in Article II have been satisfied (or to waive such conditions), and to terminate this Agreement as provided in Article VI;
(ii)    to take any and all action on behalf of the Contributors from time to time as the Contributor Representative may deem to be necessary or desirable to fulfill the interests and purposes of this Section 4.12 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;
(iii)    to take any and all action on behalf of the Contributors from time to time that Contributor Representative deems to be necessary or desirable to make or enter into any waiver, amendment, agreement, certificate or other document contemplated hereunder;
(iv)    to deliver all notices required to be delivered by the Contributors hereunder;
(v)    to receive all notices required to be delivered to the Contributors hereunder;
(vi)    to seek indemnification from the REIT on behalf of the Contributor Indemnified Parties under Article V and to take all action required by Section 4.05 (Cooperation on Post Closing Tax Matters) and make all decisions on behalf of the Contributors pursuant to Article V and Section 4.05 hereof; and
(vii)    to prosecute, defend, settle, compromise or take any other action and make any other determination with respect to any claim or matter that may arise under this Agreement or any of the Transaction Documents, including any claim or matter for which any Contributor seeks indemnification from the REIT under Article V or for which the REIT (or any REIT Indemnitee) seeks indemnification under Article V.
(b)    Each Contributor grants unto the Contributor Representative full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to effect all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming as to the REIT and each REIT Indemnified Party all that the Contributor Representative may lawfully do or cause to be done by virtue hereof. Each Contributor further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Contributor Representative to the REIT of any waiver, amendment, agreement, certificate or other documents executed by the Contributor Representative pursuant to this Section 4.12, such Contributor shall be bound by such documents as fully as if such Contributor had executed and delivered such documents.

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(c)    The Contributor Representative shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Contributor. The Contributor Representative shall not be liable to any Contributor for any action taken or omitted by him hereunder or under any other document hereunder, or in connection therewith, except that the Contributor Representative shall not be relieved of any liability imposed by Law for gross negligence, willful misconduct, bad faith or fraud. Each Contributor acknowledges and agrees that the Contributor Representative shall not be obligated to take any actions and shall be entitled to take such actions that the Contributor Representative deems to be appropriate in the Contributor Representative's reasonable discretion. Each Contributor further agrees to indemnify and hold harmless the Contributor Representative harmless from and against any loss, liability or expense arising in connection with any act or omission of the Contributor Representative, except for any liability imposed by Law for gross negligence, willful misconduct, bad faith or fraud. Each Contributor agrees to reimburse the Contributor Representative for its Pro Rata Share of any out of pocket expenses incurred by Contributor Representative in connection with the performance of any actions required or permitted to be taken by the Contributor Representative under this Agreement; provided, however, that the Contributor Representative undertakes to keep the Contributors reasonably informed as to his incurrence of out of pocket expenses for which such reimbursement may be requested.
(d)    Each Contributor agrees that the REIT shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, the Contributor Representative purporting to act as Contributor Representative under or pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement has been unconditionally authorized by the Contributors to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and each Contributor agrees not to institute any claim, lawsuit, arbitration or other proceeding against the REIT alleging that the Contributor Representative did not have the authority to act as Contributor Representative on behalf of the Contributors in connection with any such action, omission or execution.
ARTICLE V
INDEMNIFICATION AND CLAIMS
Section 5.01    SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties of the Contributors, the Manager and the REIT contained in this Agreement will survive until eighteen (18) months after the Closing Date, provided that the Contributor Fundamental Representations, the Manager Fundamental Representations and the REIT Fundamental Representations shall survive until the later of eighteen (18) months after the Closing Date or thirty (30) days after the expiration of the applicable statute of limitations with respect to the matters addressed in such representations. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article V in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant or agreement set forth in this Agreement shall survive without limit.
Section 5.02    INDEMNIFICATION OF THE REIT.
(a)    Each Contributor, severally but not jointly, shall indemnify and hold harmless the REIT and its successors and the stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "REIT Indemnified

ANNEX B
Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party to the extent arising out of, resulting from, based upon or relating to any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by such Contributor in Section 3.01 of this Agreement or in such Contributor's Assignment;
(b)    Each Contributor, jointly and severally, shall indemnify and hold harmless the REIT Indemnified Parties from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party to the extent arising out of, resulting from, based upon or relating to:
(i)    any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the Manager in Section 3.02 of this Agreement or in any of the Transaction Documents (other than the Assignments);
(ii)    any failure by the Contributors or the Manager duly and timely to perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement or any of the Transaction Documents (other than the Assignments), except to the extent that such failure is caused by any act or omission of the REIT;
(iii)    any act or omission for which the Manager would be required to provide indemnity to the REIT under the Advisory Agreements (and regardless of whether the Management Agreement remains in effect) in effect immediately prior to the Closing, to the extent (A) such act or omission preceded the Closing, (B) the REIT does not have knowledge of such act or omission (based solely on the information presented to the REIT's board in the ordinary course of business) as of the Closing Date and (C) the REIT makes demand for indemnification with respect to such act or omission within twelve (12) months after the Closing Date; and
(iv)    any liability, whether or not accrued, assessed or currently due and payable, for (a) any Taxes imposed on or with respect to the Manager for any Pre-Closing Tax Period, or (b) any Taxes of the Contributors or any Affiliate thereof, or (c) any Taxes resulting from any transfer of the Membership Interests pursuant to the Transaction Documents, in the case of each of clauses (a) through (c), regardless of any investigation or any knowledge acquired (or capable of being acquired) by the REIT Indemnified Parties at any time (whether before or after the Effective Date or the Closing Date), with respect thereto.
Section 5.03    INDEMNIFICATION OF THE CONTRIBUTORS. The REIT shall indemnify and hold harmless the Contributors and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the "Contributor Indemnified Parties") from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Contributor Indemnified Party to the extent arising out of, resulting from, based upon or relating to:
(a)    any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the REIT in Section 3.03 of this

ANNEX B
Agreement or in any of the Transaction Documents, except to the extent that such breach is caused by any act or omission of the Manager prior to the Closing Date; and
(b)    any failure by the REIT to duly and timely perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents, except to the extent that such failure is caused by any act or omission of the Manager prior to the Closing Date.
Section 5.04    INDEMNIFICATION PROCEDURES. All claims for indemnification by any person seeking indemnification under this Article V (an "Indemnified Party") shall be asserted and resolved as follows:
(a)    If an Indemnified Party intends to seek indemnification under this Article V, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and provide the Indemnifying Party with all relevant information in the Indemnifying Party's possession that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.
(b)    If such claim involves a Third Party Claim against the Indemnified Party and the Indemnifying Party has unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party in respect of such Third Party Claim, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest or that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.04(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains an unconditional release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.04(b), the Indemnified Party shall: (i) not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) cooperate fully with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of

ANNEX B
the defense of such claim within the thirty (30) day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof and the Indemnifying Party shall cooperate with it in connection therewith. Except as otherwise expressly provided in this Section 5.04, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.
(c)    If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the "Subject Materials") relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.
Section 5.05    LIMITATIONS.
(a)    Notwithstanding anything to the contrary in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under:
(i)    Section 5.02(a), Section 5.02(b)(i), or Section 5.02(b)(iii) unless and until Losses claimed thereunder, when aggregated, are in excess of an amount equal to one percent (1%) of the Aggregate Indemnity Cap (the "Basket Amount"), in which case the REIT Indemnified Parties may recover the aggregate amount of all Losses payable; and
(ii)    Section 5.02(a), Section 5.02(b)(i), or Section 5.02(b)(iii) in excess of an amount equal to twenty-five percent (25%) of the Aggregate Indemnity Cap (aggregating all indemnity payments by all Contributors under Section 5.02(a), Section 5.02(b)(i), and Section 5.02(b)(iii)); provided, that the aggregate indemnity payments by all Contributors under Section 5.02(a) and Section 5.02(b) shall not exceed the Aggregate Indemnity Cap, and provided, further, that the aggregate indemnity payments by an individual Contributor under Section 5.02(a) shall not exceed such Contributor's Pro Rata Share of the Aggregate Indemnity Cap; and provided, further, none of the limitations set forth in this Section 5.05(a) shall be applicable with respect to, (i) any fraud or intentional misrepresentation, (ii) any breach of any Contributor Fundamental Representations or (iii) any breach of any Manager Fundamental Representations.

ANNEX B
(b)    Notwithstanding anything to the contrary in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under:
(i)    Section 5.03(a) unless and until Losses claimed thereunder, when aggregated, are in excess of the Basket Amount, in which case the Contributor Indemnified Parties may recover the aggregate amount of all Losses; and
(ii)    Section 5.03 in excess of an amount equal to twenty-five (25%) of the Aggregate Indemnity Cap (aggregating all indemnity payments by the REIT under Section 5.03). provided, that none of the limitations set forth in this Section 5.05(b) shall be applicable with respect to, (i) any fraud or intentional misrepresentation, or (ii) any breach of any of the REIT Fundamental Representations.
Section 5.06    CHARACTER OF INDEMNITY PAYMENTS. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to or refund of the Contribution Consideration, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).
Section 5.07    EXCLUSIVE REMEDY. Except for claims based on fraud, or claims for equitable relief with respect to Section 4.07, following the Closing the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Article V and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.
Section 5.08    SUBROGATION/INSURANCE. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party's rights against any third party (including any employees) with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party's policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party (including any employees) against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article V shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).
Section 5.09    RELEASE. Effective as of the Closing, each Contributor, the Manager, for itself and each of its Subsidiaries, and the REIT, for itself and each of its Subsidiaries (each individually, a "Releasing Party" and collectively, "Releasing Parties"), in each case, releases and forever discharges each Contributor, the Manager (including any officer or manager of the Manager) and the REIT and each of their respective Subsidiaries and Affiliates, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns

ANNEX B
(individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, Legal Proceedings, causes of action and Orders that any Releasing Party now has, has ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any Releasing Party, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing, including any rights to indemnification or reimbursement, whether pursuant to their respective certificate of incorporation or by-laws (or comparable documents), Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing (in each case other than any obligations of a Releasee arising under this Agreement or under any Transaction Documents or as otherwise specifically provided in this Agreement or in any Transaction Documents) (collectively, the "Released Claims"); provided, that the foregoing release shall not cover, and the Released Claims shall not include, claims arising from the Non-Released Matters. "Non-Released Matters" shall mean rights of any Releasing Party (i) under this Agreement, including, for the avoidance of doubt, under Article II, the Advisory Agreements or any documents or instruments executed in connection herewith and therewith, (ii) to accrued fees due, and reimbursements owed, under the Advisory Agreements and (iii) to claims, if any, against current or former employees of the Manager in respect of actions, or omissions to act, in each case prior to the Closing Date, that result in a claim for indemnity under the provisions of the Management Agreement. Effective as of the Closing, each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee, based upon any Released Claim.
ARTICLE VI
TERMINATION
Section 6.01    TERMINATION. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing by:
(a)    the mutual written agreement of the REIT and the Contributor Representative, before or after the REIT Stockholder Approval is obtained;
(b)    either the REIT or the Contributor Representative, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the Transactions and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;
(c)    either the REIT or the Contributor Representative, in the event: (i) of a material breach of this Agreement by (A) one or more of the Contributors or the Manager, if the REIT is the terminating party or (B) the REIT, if the Contributor Representative is the terminating party, in each case, if the non-terminating party fails to cure such breach within thirty (30) days following written notification thereof by the terminating party; or (ii) the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates;

ANNEX B
(d)    the REIT or the Contributor Representative, in the event the Stockholder Meeting is duly called and held and, despite the REIT's performance of its obligations under Section 4.04, the REIT Stockholder Approval is not obtained; or
(e)    either the REIT or the Contributor Representative, in the event that the Closing shall not have occurred on or before the one year anniversary of the Effective Date (the "Outside Date"), unless the failure of the Closing to occur on or before the Outside Date is a result of a breach of this Agreement by (i) the REIT or its Affiliates, if the REIT is the terminating party, or (ii) any Contributor or its Affiliates, if the Contributor Representative is the terminating party; provided, however, that the provisions of this Section 6.01(e) shall not be available, as applicable, to (A) the Contributor Representative, in the event that all conditions set forth in Section 2.02(b)(i) and Section 2.02(b)(iii) have been satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur) or (B) the REIT, in the event that all conditions set forth in Section 2.02(b)(ii) and Section 2.02(b)(iii) have been satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur).
Section 6.02    EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 6.01, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders, partners or members, other than the provisions of this Section 6.02 and Article VII hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement occurring prior to termination.
ARTIVLE VII
GENERAL PROVISIONS
Section 7.01    NOTICES. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if: (a) hand delivered; (b) sent by reputable overnight courier service; or (c) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee's return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery. All such notices shall be addressed as follows:

ANNEX B

If to the REIT:	CorEnergy Infrastructure Trust, Inc.
1100 Walnut, Suite 3350
Kansas City, Missouri 64106
Attention: Mr. Todd Banks

With a copy to:	Steve Carman
Husch Blackwell LLP
4801 Main St.
Kansas City, MO 64112

If to the Manager	Corridor InfraTrust Management, LLC
or the Contributors:	1100 Walnut, Suite 3350
Kansas City, Missouri 64106
Attention: Mr. Richard Green

With a copy to:	Jim Allen
Stinson LLP
1201 Walnut St.
Kansas City, MO 64106

Section 7.02    ENTIRE AGREEMENT; AMENDMENTS. This Agreement (together with any exhibits) contains the entire agreement among the parties with respect to the Transactions, and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing signed by all of the parties.
Section 7.03    SUCCESSORS AND ASSIGNS. The covenants, agreements, rights and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.
Section 7.04    FURTHER DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Transactions, whether before or after the Closing.
Section 7.05    GOVERNING LAW; JURISDICTION.
(a)    This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Missouri without giving effect to conflicts of Laws principles (whether of the State of Missouri or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Missouri).

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(b)    All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Missouri state court or federal court of the Western District of Missouri. Each of the parties hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of any Missouri state court or federal court of the Western District of Missouri, for the purpose of any legal proceeding arising out of or relating to this Agreement and the Transactions brought by any party; (ii) agrees not to commence any such legal proceeding except in such courts; (iii) agrees that any claim in respect of any such legal proceedings may be heard and determined in any Missouri state court or federal court of the Western District of Missouri; (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such legal proceeding; and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such legal proceeding. Each of the parties agrees that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.
Section 7.06    COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.
Section 7.07    CONSTRUCTION OF AGREEMENT. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.
Section 7.08    NO WAIVER. A waiver by any party hereto of a breach of any of the covenants or agreements in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Agreement.
Section 7.09    SEVERABILITY. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.
Section 7.10    HEADINGS. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.
Section 7.11    INTERPRETATION. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and

ANNEX B
modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to "dollars" or "$" shall mean United States Dollars.
Section 7.12    SCHEDULES. The disclosure of any fact or item in any portion of any schedule referenced by a particular section or subsection of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section or subsection of this Agreement, and if such relevance is reasonably apparent on the face thereof, be deemed to be disclosed with respect to such other section or subsection of this Agreement to which such fact or item relates.
[Signature page follows]

ANNEX B
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
The REIT:                CORENERGY INFRASTRUCTURE TRUST, INC.,
                    a Maryland corporation

                    By:     _/s/ Todd Banks__________________
                    Name:     Todd Banks
                    Title:    Authorized Representative

The Manager:            CORRIDOR INFRATRUST MANAGEMENT, LLC

                    By:     _/s/ Richard C. Green _____________
                    Name:     Richard C. Green, Jr.
                    Title:    Managing Director

The Contributors:

The Contributors:
/s/ Richard C. Green	/s/ Rick Kreul
Richard C. Green	Rick Kreul

/s/ Rebecca M. Sandring	/s/ Sean DeGon
Rebecca M. Sandring	Sean DeGon

/s/ Jeff Teeven	/s/ Jeffrey E. Fulmer
Jeff Teeven	Jeffrey E. Fulmer
_____________________________ Jeff Teeven	_____________________________ Jeffrey E. Fulmer
Campbell Hamilton, Inc. By: __/s/ David J. Schulte ________ Name: David J. Schulte Title: President	_/s/ David J. Schulte___________________ David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016

ANNEX B
EXHIBIT A
DEFINED TERMS
"Accrued Management Fee" means the amount of the base management fee (as defined in the Management Agreement) that has accrued and is unpaid under the Management Agreement through (and including) the Effective Date of this Agreement.
"Advisory Agreements" has the meaning set forth in the Recitals.
"Administration Agreement" is defined in the recitals.
"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlling", "controlled by" and "under common control with") means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" is defined in the preamble.
"Aggregate Indemnity Cap" means $16,900,000.
"Anti-Terrorism Law" means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
"Assignment" is defined in Section 2.02(a)(ii).
"Blue Sky Laws" is defined in Section 3.01(f)(i).
"Business" means the business of providing the advisory, property management and other services provided by the Manager to the REIT or any other Persons (including all of the services necessary to satisfy the obligations of the Manager under the Advisory Agreements).
"business day(s)" has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
"Business Employee" is defined in Section 3.02(o).
"Business Insurance Policies" is defined in Section 3.02(s)(i).
"Class B Stock" is defined in Section 1.01(a).
"Closing" is defined in Section 2.01.
"Closing Date" is defined in Section 2.01.
"Code" means the Internal Revenue Code of 1986, as amended.
"Common Stock" is defined in Section 1.01(a).
"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and

ANNEX B
legally binding arrangements, whether written or oral (and all amendments or modifications thereto) to which the Manager or one of its Subsidiaries is a party that are legally binding on the Manager or such Subsidiary.
"Contribution" is defined in Section 1.01(a).
"Contribution Consideration" is defined in Section 1.01(a).
"Contributor(s)" is defined in the preamble.
"Contributor Fundamental Representations" means the representations set forth in Section 3.01(a) (Organization and Qualification), Section 3.01(b) (Due Authorization; Approvals), Section 3.01(e) (Ownership of the Equity Interests), and Section 3.01(g) (Brokers, Finders and Advisors).
"Contributor Indemnified Parties" is defined in Section 5.03.
"Contributor Representative" is defined in Section 4.12(a).
"Designated Person" means any Person who: (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control or any other similar lists maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner who violates Section 2 of the Executive Order; or (c) (i) is an agency of the government of a country, (ii) is an organization controlled by a country or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
"Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
"Effective Date" is defined in the preamble.
"Encumbrances" means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements or other adverse claims or restrictions on title or transfer of any nature whatsoever.
"Enforceability Exceptions" is defined in Section 3.01(b).
"Equity Interests" means: (a) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (b) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests or other partnership or limited liability company interests; or (c) any other equity ownership.

ANNEX B
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
"ERISA Affiliate" means with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
"Executive Order" means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.
"Financial Statements" is defined in Section 3.02(k).
"GAAP" means United States generally accepted accounting principles consistently applied with those principles used in the preparation of the Financial Statements.
"Governmental Authority(ies)" means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
"Governmental Licenses" is defined in Section 3.02(r).
"Indebtedness" means, as to any Person: (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured); (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (h) all guarantees by such Person of the Indebtedness of any other Person.
"Indemnified Party" is defined in Section 5.04.
"Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article V.
"Intellectual Property" means all of the following forms of intellectual property and all rights therein: (a) brands and slogans, registered and unregistered trademarks, trade names, service marks, domain names and applications and registrations therefor and all goodwill associated

ANNEX B
therewith; (b) patents, patent applications and inventions conceived or reduced to practice prior to the Closing Date, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing Date, and all reissues thereof and all reexamination certificates issuing therefrom; (c) copyrights, including all related copyright applications and registrations; (d) know-how and trade secrets, whether or not reduced to practice; (e) the right to sue for and recover damages, assert, settle or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; (f) licenses, options to license and other contractual rights to use any of the foregoing; and (g) all computer and electronic data processing programs and software programs and related documentation.
"Intended Tax Treatment" is defined in Section 1.02.
"IRS" is defined in Section 3.02(p)(i).
"Knowledge" means, (i) with respect to the Contributors (other than for purposes of Section 3.01) and the Manager, the actual knowledge, after reasonable investigation, of David Schulte, Becky Sandring, Jeff Fulmer, and Rick Green, and (ii) with respect to any Contributor (for purposes of Section 3.01), the actual knowledge, after reasonable investigation, of such Contributor.
"Law(s)" means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.
"Leased Real Property" is defined in Section 3.02(v)(i).
"Legal Requirement(s)" means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority.
"Losses" means any and all damages, fines, fees, penalties, liabilities, losses and costs and expenses (including interest, court costs and fees, reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that (i) Losses shall not include any indirect, special, punitive, incidental or consequential damages (other than any such damages asserted in a claim by a third party) and (ii) Losses of any Person shall be net of the amount, if any, received by such Person from any third party (including any insurance company or other insurance provider) to the extent provided in Section 5.08.
"made available" means (i) filed with the SEC and publicly available on the SEC's website, (ii) posted in the electronic data room established for purposes of the Transactions and made available to the Special Committee in such data room, or (iii) provided to legal counsel to the Special Committee by e-mail, in each case, at least two (2) business days prior to the Effective Date.
"Management Agreement" is defined in the recitals.

ANNEX B
"Manager" is defined in the preamble.
"Manager Fundamental Representations" means the representations set forth in Section 3.02(a) (Organization and Qualification), Section 3.02(b) (Due Authorization; Approvals), Section 3.02(f) (Ownership of the Equity Interests), Section 3.02(j) (Tax Matters) and Section 3.02(ee) (Brokers, Finders and Advisors).
"Manager Plan" means any Plan maintained by the Manager or any of its Subsidiaries, or any ERISA Affiliate of the Manager or any of its Subsidiaries, or to which the Manager or any of its Subsidiaries, or any ERISA Affiliate of the Manager or any of its Subsidiaries contributes or is obligated to contribute, or has contributed within the past six years, or might otherwise have or reasonably be expected to have any liability.
"Material Adverse Effect" means:
(a)     with respect to the Manager, any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Manager, taken as a whole, or (ii) a material adverse effect on the ability of the Contributors or the Manager to consummate the Transactions; provided, however, that for the purposes of clause (i), the following Effects shall not be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to exist or occur:
(i)     any changes after the Effective Date in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industry in which the Manager operates generally;
(ii)     any changes after the Effective Date to the industry or industries in which the Manager operates;
(iii)     any changes after the Effective Date in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industries in which the Manager operates generally;
(iv)    any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the Effective Date to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industries in which the Manager operates generally;
(v)     any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Special Committee,
(vi)     any Effect attributable to the negotiation, execution or announcement of this Agreement, or the Transactions (provided, that this clause (vi) shall be disregarded for purposes of

ANNEX B
any representations and warranties set forth in Section 3.01(c) and, to the extent related thereto, Section 2.02(b)(ii)(A));
(vii)     any failure by the Manager to meet any internal or published projections, estimates or expectations of the Manager's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Manager to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account);
(viii)     any Effects after the Effective Date arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, pandemic or other force majeure events, including any material worsening of such conditions threatened or existing as of the Effective Date to the extent that such changes do not disproportionately have a greater adverse impact on the Manager relative to other similarly situated participants in the industries in which the Manager operates generally; and
(ix)     any reduction in the credit rating of the Manager, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account).
(b)     with respect to the REIT, any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the REIT, taken as a whole or (ii) a material adverse effect on the ability of the REIT to consummate the Transactions; provided, however, that for the purposes of clause (i), the following Effects shall not be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to exist or occur:
(i)     any changes after the Effective Date in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industry in which the REIT operates generally;
(ii)     any changes after the Effective Date to the industry or industries in which the REIT operates;
(iii)     any changes after the Effective Date in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industries in which the REIT operates generally;
(iv)    any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Authority after the Effective Date to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately

ANNEX B
have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industries in which the REIT operates generally;
(v)     any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Contributors or the Manager;
(vi)     any Effect attributable to the negotiation, execution or announcement of this Agreement, or the Transactions;
(vii)     any failure by the REIT to meet any internal or published projections, estimates or expectations of the REIT's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the REIT to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account);
(viii)     any Effects after the Effective Date arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, pandemic or other force majeure events, including any material worsening of such conditions threatened or existing as of the Effective Date to the extent that such changes do not disproportionately have a greater adverse impact on the REIT, taken as a whole, relative to other similarly situated participants in the industries in which the REIT operates generally; and
(ix)     any reduction in the credit rating of the REIT, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction and that are not otherwise excluded from the definition of a "Material Adverse Effect" may be taken into account).
"Membership Interests" is defined in the recitals.
"Non-Competition Period" is defined in Section 4.07(a).
"Non-Released Matters" is defined in Section 5.09.
"NYSE" is defined in Section 3.03(b).
"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
"Person(s)" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision,

ANNEX B
welfare, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any "employee benefit plan" within the meaning of Section 3 (3) of ERISA.
"Pre-Closing Cash" means cash held by the Manager immediately prior to the Closing, which shall (i) include the cash received as a result of the payment of the Accrued Management Fee and (ii) exclude cash whose use is restricted (e.g., an amount of cash necessary to settle liabilities, cash posted as reserves for insurance coverage, cash posted as collateral for letters of credit, cash deposited to secure utility service or payments, and cash deposits received from prospective or actual lessees).
"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and any period through the Closing Date in the case of a taxable period beginning before and ending after the Closing Date.
"Pro Rata Share" means, for each Contributor, the percentage set forth opposite the name of such Contributor in the table below:

Contributor	Pro Rata Share
David J. Schulte, Trustee of the DJS Trust under Trust Agreement dated July 18, 2016	29.85875%
Campbell Hamilton, Inc.	23.56285%
Richard C. Green	25.75905%
Jeffrey E. Fulmer	8.07727%
Rebecca M. Sandring	5.25030%
Rick Kreul	3.23096%
Jeff Teeven	2.22129%
Sean DeGon	2.03953%
"Proxy Statement" is defined in Section 4.04(a).
"Qualified Plan" is defined in Section 3.02(p)(iii).
"REIT" is defined in the preamble.
"REIT Fundamental Representations" means the representations set forth in Section 3.03(a) (Organization and Qualification), Section 3.03(b) (Due Authorization; Approvals), Section 3.03(c) (Brokers, Finders and Advisors) and Section 3.03(d) (Title to REIT Stock).
"REIT Indemnified Parties" is defined in Section 5.02.
"REIT SEC Filings" means all forms, reports, schedules, statements and documents (including all exhibits to such forms, reports, schedules, statements and documents) filed or furnished with the SEC by the REIT, including any amendments or supplements thereto, from and after January 1, 2013 to the Effective Date.
"REIT Stock" is defined in Section 1.01(a).

ANNEX B
"REIT Stockholder Approval" is defined in Section 4.04(a).
"Released Claims" is defined in Section 5.09.
"Releasee" and collectively, "Releasees" are defined in Section 5.09.
"Restricted Business" is defined in Section 4.07(a).
"SEC" is defined in Section 4.04(a).
"Securities Act" is defined in Section 3.01(f)(i).
"Series A Preferred" is defined in Section 1.01(a).
"Stockholders Meeting" is defined in Section 4.04(d).
"Special Committee" is defined in the recitals.
"Subject Materials" is defined in Section 5.04(c).
"Subsidiary" means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly fifty percent (50%) or more of the Equity Interests in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person's Subsidiaries.
"Tax" means any and all taxes, governmental fees, imposts, levies or other like assessments or charges of any kind whatsoever (including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property (real or personal) and estimated taxes and customs duties), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any liability for any of the foregoing as transferee or successor.
"Tax Authority" means any Governmental Authority responsible for the imposition or administration of any Tax.
"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.
"Third Party Claim" means a third party action which constitutes a matter: (a) for which an Indemnified Party is entitled to indemnification under Article V; or (b) which if determined adversely to the applicable Indemnified Party, would provide a basis for a claim for indemnification under Article V.
"Transaction Documents" means this Agreement, the Assignments, the registration rights agreement contemplated by Section 4.10, and any agreements or documents prepared or executed

ANNEX B
pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other agreement signed by the parties that expressly states that it is intended to be a Transaction Document, as the same may be amended from time to time.
"Transactions" means the transactions contemplated by the Transaction Documents.
"Transferred Assets" means all material tangible personal property and other material assets reflected in the Financial Statements, excluding, however, cash and cash equivalents and any shares of Common Stock held by the Manager.
"Transferred Intellectual Property" means: (a) all Intellectual Property owned by the Manager and used in the Business; and (b) all licenses of Intellectual Property used in the Business to which the Manager is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms).
*    *    *

ANNEX B
EXHIBIT B
ASSIGNMENT

ANNEX B
EXHIBIT C
REGISTRATION RIGHTS AGREEMENT

ANNEX C

February 4, 2021

Special Committee of the Board of Directors of
CorEnergy Infrastructure Trust, Inc.
1100 Walnut, Suite 3350
Kansas City, Missouri 64106

Members of the Special Committee:

We understand that CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“CorEnergy” or the “Company”), proposes to enter into a Contribution Agreement (the “Contribution Agreement”) with the individuals whose names are listed as the Contributors on the signature page thereto (the “Contributors”) and Corridor InfraTrust Management, LLC, a Delaware limited liability company (“Manager”), pursuant to which the Contributors will contribute all of the outstanding membership interests in the Manager to the Company in exchange for (i) 1,153,846 shares of the Company’s currently outstanding class of common stock (the “Common Stock”), (ii) 683,761 shares of the Company’s new series of common stock being designated as Class B Common Stock (the “Class B Common Stock”) and (iii) 170,213 shares of the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) (collectively, the “Consideration”) (the “Internalization”). In addition, pursuant to the Contribution Agreement, the Company will pay the Contributors cash in the aggregate amount of all compensation that the Manager is entitled to receive under the Advisory Agreements (as defined in the Contribution Agreement) through and including the date of the Contribution Agreement. We also understand that the Company will acquire membership interests in Crimson Midstream Holdings, LLC, a Delaware limited liability company (“Crimson” and, combined with the Company, “Pro Forma CORR”), pursuant to a Membership Interest Purchase Agreement (the “MIPA”), by and among CGI Crimson Holdings, L.L.C., a Delaware limited liability company, John D. Grier, an individual, Crimson and the Company, and the Third Amended and Restated Limited Liability Company Agreement of Crimson (the “LLC Agreement” and, together with the Contribution Agreement and the MIPA, the “Agreements”) (the “Crimson Acquisition”). The terms and conditions of the Internalization are more fully set forth in the Contribution Agreement.
The Special Committee (the “Special Committee”) of the Board of Directors of the Company has asked us whether, in our opinion, as of the date hereof, the Consideration to be paid by the Company pursuant to the Contribution Agreement is fair, from a financial point of view, to the Company.
In connection with rendering our opinion, we have, among other things:
(i)reviewed certain publicly available historical business and financial information relating to the Company that we deemed relevant, including as set forth in the Annual Report on Form 10-K for the year ended December 31, 2019, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Company since December 31, 2019;

ANNEX C
(ii)reviewed certain internal projected financial and operating data and assumptions relating to the Company, Crimson, Pro Forma CORR (the “Pro Forma CorEnergy Financial Projections”) and Manager including cost savings from the Internalization (the “Manager Cost Savings”) as prepared and furnished to us by management of the Company;
(iii)discussed with management of the Company the historical and projected financial and operating data and assumptions relating to the Company, Crimson, Pro Forma CORR and Manager;
(iv)discussed with management of the Company their assessment of the past and current operations, financial condition and prospects of the Company, Crimson, Pro Forma CORR and Manager;
(v)performed a discounted cash flow analysis for Pro Forma CORR based on forecasts and other data provided by management of the Company;
(vi)compared the financial performance of Pro Forma CORR utilizing forecasts and other data provided by management of the Company with the trading performance (including equity market trading multiples) of public issuers that we deemed relevant;
(vii)reviewed the financial metrics of certain historical transactions that we deemed relevant involving assets similar to Pro Forma CORR and applied such financial metrics to the Pro Forma CorEnergy Financial Projections;
(viii)reviewed the financial metrics of certain historical transactions that we deemed relevant involving assets similar to Manager and compared such financial metrics to those implied by the Internalization;
(ix)performed a discounted cash flow analysis for the Manager Cost Savings on forecasts and other data provided by management of the Company;
(x)reviewed a draft of the Contribution Agreement, dated January 31, 2021;
(xi)reviewed a draft of the MIPA, dated February 2, 2021;
(xii)reviewed a draft of the LLC Agreement, dated February 2, 2021; and
(xiii)performed such other analyses and examinations, held such other discussions, reviewed such other information and considered such other factors that we deemed appropriate for the purposes of providing the opinion contained herein.
For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Company, Crimson, Pro Forma CORR and Manager, we have assumed that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company, Crimson, Pro Forma CORR and Manager, as applicable, under the assumptions reflected therein. We express no view as to any projected financial or operating data or any judgments, estimates or assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the

ANNEX C
management of the Company as to the future financial and operating performance of the Company, Crimson, Pro Forma CORR and Manager.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreements (in the draft forms reviewed by us) are, and when executed will be, true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreements and that all conditions to the consummation of the Internalization and Crimson Acquisition will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Internalization and the Crimson Acquisition will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, Crimson, Pro Forma CORR, Manager or the consummation of the Internalization or the Crimson Acquisition or materially reduce the benefits of the Internalization or the Crimson Acquisition to the Company. We have assumed that the final versions of all documents reviewed by us in draft form will conform in all material respects to the drafts reviewed by us.
We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, Crimson, Pro Forma CORR or Manager, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company, Crimson, Pro Forma CORR or Manager under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Company, from a financial point of view, of the Consideration to be paid by the Company pursuant to the Contribution Agreement. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party to the Contribution Agreement, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Contribution Agreement or the Internalization, including, without limitation, the structure or form of the Internalization, or any term or aspect of any other agreement or instrument contemplated by the Contribution Agreement or entered into or amended in connection with the Contribution Agreement. Our opinion does not address the relative merits of the Internalization as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Internalization. This letter, and our opinion, does not constitute a recommendation to the Special Committee or to any other persons in respect of the Internalization, including as to how any holder of shares of Common Stock should vote or act in respect of the Internalization. We express no opinion herein as to the price at which the Common Stock, the Class B Common Stock, the Series A Preferred Stock or other securities of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

ANNEX C
We received an initial fee for our services and will receive an additional fee upon the rendering of this opinion and upon the closing of the Internalization. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We are advising the Company with respect to the Crimson Acquisition and expect to render an opinion to the Company’s board of directors with respect to such acquisition and we received an initial fee for our services and will receive a fee upon the rendering of such opinion and an additional fee upon the closing of such transaction. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement with respect to the Crimson Acquisition. We may provide financial advisory or other services to the Company and its affiliates in the future and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.
This letter, and the opinion expressed herein, is addressed to, and is solely for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Internalization and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Special Committee. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This letter, and the opinion expressed herein, may not be disclosed, quoted, referred to or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Contribution Agreement is fair, from a financial point of view, to the Company.

Very truly yours,
EVERCORE GROUP L.L.C.
By: /s/ Robert A. Pacha
    Robert A. Pacha
    Senior Managing Director

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CORENERGY INFRASTRUCTURE TRUST, INC.             VIEW MATERIALS & VOTE
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ATTN: Debbie Hagen or Matt Kreps
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The Board of Directors recommends you vote FOR the following:
1.	Election of Director:
Nominee:
		For	Against	Withhold
1A.	David J. Schulte	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain
2.	To approve the issuance of Class B Common Stock upon conversion of the Series B Preferred Stock	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3.		For	Against	Abstain
3.	To approve the Contribution Agreement dated February 4, 2021, and the transactions contemplated thereby, including the Internalization of the external manager, Corridor InfraTrust Management, LLC	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.		For	Against	Abstain
4.	To ratify the selection of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2021.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change / comments, mark here.                 ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting	Yes	No
	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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CORENERGY INFRASTRUCTURE TRUST, INC.
Annual Meeting Of Stockholders
June 29, 2021 10:00 AM CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints David J. Schulte and Robert Waldron as proxy, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CORENERGY INFRASTRUCTURE TRUST, INC. that the shareholder(s) is/ are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 AM CDT, on June 29, 2021, at 1100 Walnut Street, Kansas City, MO 64106 in the Emerald room on the fourth floor and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:
                                                            ______

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side